Exhibit 10.1

EXECUTION VERSION

$300,000,000

CREDIT AGREEMENT

Dated as of March 7, 2017

by and among

ARCH COAL, INC.,
as Borrower,

THE LENDERS PARTY HERETO,

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
 as Administrative Agent and Collateral Agent

CREDIT SUISSE SECURITIES (USA) LLC,

CITIGROUP GLOBAL MARKETS INC.,

as Joint Lead Arrangers,

and

CREDIT SUISSE SECURITIES (USA) LLC,

CITIGROUP GLOBAL MARKETS INC.,

REGIONS CAPITAL MARKETS,

A DIVISION OF REGIONS BANK,

BMO CAPITAL MARKETS CORP.,

MORGAN STANLEY SENIOR FUNDING, INC.,

PNC CAPITAL MARKETS LLC,

and

JEFFERIES FINANCE LLC

as Joint Bookrunners

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(A)	—	ADDRESSES FOR NOTICES
SCHEDULE 1.1(B)	—	COMMITMENTS
SCHEDULE 1.1(C)	—	EXCLUDED PROPERTY
SCHEDULE 1.1(D)	—	PERMITTED LIENS
SCHEDULE 1.1(E)	—	REAL PROPERTY
SCHEDULE 1.1(F)	—	ABL PRIORITY COLLATERAL
SCHEDULE 6.02	—	CERTAIN INFORMATION REGARDING CAPITALIZATION OF BORROWER AND ITS SUBSIDIARIES
SCHEDULE 6.06	—	LITIGATION
SCHEDULE 6.10	—	TAXES
SCHEDULE 6.13	—	INSURANCE
SCHEDULE 6.18	—	CERTAIN DISCLOSURES REGARDING ENVIRONMENTAL MATTERS
SCHEDULE 6.24	—	PARTNERSHIP AGREEMENTS; LLC AGREEMENTS
SCHEDULE 8.02(a)	—	EXISTING DEBT
SCHEDULE 8.02(c)	—	PERMITTED LIQUIDATIONS
SCHEDULE 8.02(d)	—	PERMITTED DISPOSITIONS
SCHEDULE 8.02(e)	—	CERTAIN AFFILIATE TRANSACTIONS
SCHEDULE 8.02(j)	—	RESTRICTIVE AGREEMENTS
SCHEDULE 8.02(k)	—	EXISTING INVESTMENTS
SCHEDULE 8.01(m)	—	POST CLOSING MATTERS

EXHIBITS

EXHIBIT A-1	—	FORM OF ASSIGNMENT AND ACCEPTANCE
EXHIBIT A-2	—	FORM OF OPEN MARKET ASSIGNMENT AND ACCEPTANCE
EXHIBIT B	—	FORM OF GUARANTOR JOINDER AGREEMENT
EXHIBIT C	—	FORM OF GUARANTY AGREEMENT
EXHIBIT D	—	[RESERVED]
EXHIBIT E	—	FORM OF NOTE
EXHIBIT F	—	FORM OF PERFECTION CERTIFICATE
EXHIBIT G	—	FORM OF PLEDGE AGREEMENT
EXHIBIT H	—	FORM OF SECURITY AGREEMENT
EXHIBIT I	—	FORM OF TERM LOAN REQUEST
EXHIBIT J	—	FORM OF SOLVENCY CERTIFICATE
EXHIBIT K	—	FORM OF COMPLIANCE CERTIFICATE
EXHIBITS L-1 TO L-4	—	FORM OF U.S. TAX COMPLIANCE CERTIFICATE

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated as of March 7, 2017, and is made by and among ARCH COAL, INC., a Delaware corporation (the “Borrower”), the LENDERS (as hereinafter defined) from time to time party hereto and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH (“Credit Suisse”), as Administrative Agent and as Collateral Agent.

The Borrower has requested the Lenders to extend credit in the form of Term Loans on the Closing Date, in an aggregate principal amount not in excess of $300,000,000. The proceeds of the Initial Term Loans made on the Closing Date are to be used solely (i) to refinance a portion of the Debt outstanding under the Existing Credit Agreement (as defined below), (ii) to pay fees and expenses incurred in connection with the Transactions, and (iii) for general corporate purposes of the Borrower and its Subsidiaries.

The Borrower desires to secure all of the Obligations under the Loan Documents by granting to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and Lien upon substantially all of the property of the Borrower (and by causing each of its Significant Subsidiaries to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and Lien upon substantially all of the property of each such Significant Subsidiary), in each case subject to the limitations described herein and in the Collateral Documents.

The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.  Accordingly, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

Section 1.01.         Certain Definitions.  In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

“ABL Agent” shall mean the administrative agent and collateral agent under any ABL Credit Agreement, together with its successors and assigns in such capacities.

“ABL Credit Agreement” shall mean the collective reference to any credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument, in each case, evidencing or governing the terms of any inventory- and/or receivables-based Debt facility or other financial accommodation incurred in connection therewith, and any Permitted Refinancing of such Debt, and other obligations outstanding under any of the foregoing agreements or instruments, unless such agreement or instrument expressly provides that it is not intended to be and is not an ABL Credit Agreement hereunder and under the ABL Intercreditor Agreement (if any). Any reference to the ABL Credit Agreement hereunder shall be deemed a reference to any ABL Credit Agreement then extant.

“ABL Documents” shall mean the “Loan Documents” (or any comparable definition) as defined in any ABL Credit Agreement.

“ABL Facility” shall mean any facility provided by the lenders or issuing banks pursuant to an ABL Credit Agreement.

“ABL Intercreditor Agreement” shall mean an intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent governing the priority of the Liens on the Collateral securing the Obligations, on the one hand, and the ABL Obligations, on the other hand, and, among other things, providing that Liens on all or a portion of the assets constituting ABL Priority Collateral that secure the ABL Obligations are senior to the Liens on such Collateral that secure the Obligations, to be entered into in connection with any ABL Facility, between the Agent and the ABL Agent and acknowledged by the Loan Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“ABL Obligations” shall have the meaning specified in the ABL Intercreditor Agreement (or any comparable definition).

“ABL Priority Collateral” shall be defined in the ABL Intercreditor Agreement, which definition shall be in form and substance reasonably satisfactory to the Administrative Agent (provided that a definition of “ABL Priority Collateral” that is substantially consistent with the one set forth on Schedule 1.1(F) hereto shall be deemed to be reasonably acceptable to the Administrative Agent; it being understood and agreed that a definition of “ABL Priority Collateral” that contains a subset of the types of collateral described in the components of such scheduled definition shall also be deemed to be reasonably acceptable to the Administrative Agent).

“ABL Specified Collateral” shall mean cash and Permitted Investments, and deposit accounts and securities accounts containing solely such cash and Permitted Investments, that (a) cash collateralize (i) letters of credit issued under the ABL Documents, (ii) defaulting lender participations in letters of credit, swingline loans or protective advances under the ABL Documents, or (iii) returned or charged-back items under the ABL Documents, or (b) constitute “Qualified Cash” (as defined in the ABL Credit Agreement, or any comparable definition).

“Active Operating Properties” shall mean all property which is the subject of outstanding Environmental Health and Safety Permits issued to any Loan Party or any Subsidiary of any Loan Party.

“Adjusted LIBOR Rate” shall mean, with respect to any LIBOR Rate Loan for any Interest Period, an interest rate per annum equal to the product of (i) the LIBOR Rate in effect for such Interest Period and (ii) Statutory Reserves; provided that the Adjusted LIBOR Rate for the Initial Term Loans shall not be less than 1% per annum.

“Administrative Agent” shall mean Credit Suisse AG, Cayman Islands Branch, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Affiliate” as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 10% or more of any class of the voting or other equity interests of such Person, or (iii) 10% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly by such Person.  Control, as used in this definition, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

“Agent” shall mean each of the Administrative Agent and Collateral Agent.

“Agent Fee Letter” shall mean that certain Term Loan Agent Fee Letter, dated as of February 16, 2017, between the Borrower and the Administrative Agent.

“Agent Parties” shall have the meaning specified in Section 11.14.

“Agreement” shall mean this Credit Agreement (including all schedules and exhibits), as the same may hereafter be supplemented, amended, restated, refinanced, replaced, or modified from time to time.

“Anti-Corruption Laws” shall have the meaning specified in Section 6.23.

“Applicable Intercreditor Agreement” shall have the meaning specified in Section 10.11.

“Applicable Margin” shall mean, with respect to the Initial Term Loans, (i) the percentage spread to be added to any LIBOR Rate Loan, which shall be equal to 4.00% per annum and (ii) the percentage spread to be added to any Base Rate Loan, which shall be equal to 3.00% per annum.

“Approved Fund” shall mean any fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” shall mean each of Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc.

“Assignment and Acceptance” shall mean an assignment and acceptance agreement entered into by a Lender and an assignee permitted under Section 11.08, in substantially the form of Exhibit A.

“Auction” shall have the meaning specified in Section 2.09(a).

“Auction Manager” shall have the meaning specified in Section 2.09(a).

“Auction Procedures” shall mean the procedures for conducting any Auction as mutually determined by the Borrower and the Auction Manager and consented to by the Administrative Agent (such consent not to be unreasonably withheld or delayed).

“Authorized Officer” shall mean, with respect to any Loan Party, the Chief Executive Officer, President, Chief Financial Officer, Treasurer or Assistant Treasurer of such Loan Party or such other individuals, designated by written notice to the Administrative Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of the Loan Parties required hereunder. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Law” shall have the meaning specified in Section 10.10.

“Bankruptcy Code” shall mean The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.

“Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) one-month Adjusted LIBOR Rate plus 1.00% per annum; provided that, for the avoidance of doubt, the Adjusted LIBOR Rate for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London time) by reference to the ICE Benchmark Administration Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration as an authorized vendor for the purpose of displaying such rates).  If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist.  Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBOR Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBOR Rate, as the case may be.

“Base Rate Loan” shall mean a Loan that bears interest based on the Base Rate.

“Benefit Arrangement” shall mean an “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is neither a Plan nor a Multiemployer Plan and which is maintained, sponsored or contributed to by any member of the ERISA Group.

“Black Lung Act” shall mean, collectively, the Black Lung Benefits Revenue Act of 1977, as amended and the Black Lung Benefits Reform Act of 1977, as amended.

“Bonding Subsidiary” shall mean a Subsidiary of the Borrower the sole purpose of which is to own a leasehold interest in a coal lease where the lessor thereof is a Person who is not an Affiliate of the Borrower (but not to operate any Mining Operations thereon) and to enter into surety or similar arrangements to provide payment assurances to the lessor thereof related to the cost of acquiring such leasehold interest and any bonus bid and royalty payments thereunder, and Bonding Subsidiaries shall mean, collectively, each and every Bonding Subsidiary.

“Borrower” shall have the meaning specified in the introductory paragraph hereto.

“Borrower Materials” shall have the meaning specified in Section 8.03(i).

“Borrower Shares” shall have the meaning specified in Section 6.02.

“Borrowing Tranche” shall mean specified portions of Loans outstanding as follows: (i) any LIBOR Rate Loans which have the same Interest Period shall constitute one Borrowing Tranche, and (ii) all Base Rate Loans shall constitute one Borrowing Tranche.

“Business Day” shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in New York City, New York or the Administrative Agent’s Principal Office and if the applicable Business Day relates to any LIBOR Rate Loan, such day must also be a day on which dealings are carried on in the London interbank market.

“Capital Expenditure” shall mean any expenditure that, in accordance with GAAP, is or should be included in “purchase of property and equipment” or similar items, or which should otherwise be capitalized, reflected in the consolidated statement of cash flows of the Borrower and its Subsidiaries.

“Capital Lease Obligations” shall mean, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Case” or “Cases” shall mean the Borrower and its subsidiaries’ voluntary petitions with the United States Bankruptcy Court for the Eastern District of Missouri for relief under Chapter 11 of the Bankruptcy Code on January 11, 2016.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any Law, (ii) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” shall have the meaning specified in Section 9.01(j).

“Class”, when used in reference to any Loan or Borrowing Tranche, shall refer to whether such Loan, or the Loans comprising such Borrowing Tranche, are Initial Term Loans, Refinancing Term Loans, Incremental Term Loans (other than an Incremental Term Loan Increase) or Extended Term Loans.

“Closing Date” shall mean the date on which the conditions precedent specified in Section 7.01 are satisfied (or waived in accordance with Section 11.01).

“Coal Act” shall mean the Coal Industry Retiree Health Benefits Act of 1992, as amended.

“Coal Supply Agreement” shall mean with respect to the Borrower or any of its Subsidiaries an agreement or contract in effect on the Closing Date or thereafter entered into for the sale, purchase, exchange, processing or handling of coal with an initial term of more than one year.

“Collateral” shall mean all of the “Collateral” and “Pledged Collateral” as defined in any Collateral Document and all other assets that become subject to (or purported to be subject to) the Liens created by the Collateral Documents from time to time.

“Collateral Agent” shall mean Credit Suisse AG, Cayman Islands Branch, in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent.

“Collateral Documents” shall mean, collectively, the Pledge Agreement, the Security Agreement, the Mortgages, the Patent, Trademark and Copyright Security Agreements, the Control Agreements and each other agreement providing for a security interest in and/or Lien on the Collateral in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” shall mean, with respect to any Lender, such Lender’s Term Loan Commitment or its commitment under another Facility, as applicable.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” shall have the meaning specified in Section 8.03(c).

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Net Income” shall mean consolidated net income (or loss) of the Borrower and its Subsidiaries, excluding (without duplication): (i) the effect of non-cash compensation expenses related to common stock and other equity securities issued to employees, (ii) extraordinary or non-recurring gains and losses, (iii) gains or losses on discontinued operations or disposal of discontinued operations or costs and expenses associated with the closure of any mines (including any reclamation or disposal obligations) and (iv) equity earnings or losses of Affiliates (other than earnings or losses of the Borrower or any Subsidiary of the Borrower).

“Consolidated Net Tangible Assets” shall mean, as of any particular time, the total of all the assets appearing on the most recent consolidated balance sheet prepared in accordance with GAAP of the Borrower and its Subsidiaries as of the end of the last fiscal quarter for which financial information is available (less applicable reserves and other properly deductible items) after deducting from such amount (i) all current liabilities, including current maturities of long-term debt and current maturities of obligations under capital leases (other than any portion thereof maturing after, or renewable or extendable at the option of the Borrower or the relevant Subsidiary beyond, twelve months from the date of determination) and (ii) the total of the net book values of all assets of the Borrower and its Subsidiaries properly classified as intangible assets under GAAP (including goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets).

“Consolidated Working Capital” shall mean, at any date, the excess of (i) the sum of all amounts (other than cash and Permitted Investments) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date over (ii) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries on such date, but excluding, without duplication, (a) the current portion of Debt and (b) all Debt consisting of revolving loans, letter of credit and bankers’ acceptance obligations; provided that increases or decreases in Consolidated Working Capital shall be (a) calculated without regard to any changes in current assets or current liabilities as a result of (i) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent, (ii) the effects of purchase accounting, (iii) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under Hedging Transactions or (iv) any impact of foreign exchange translations and (b) adjusted to eliminate any distortion resulting from mergers, acquisitions and dispositions occurring during the applicable period.

“Contamination” shall mean the presence or Release or threat of Release of Regulated Substances in, on, under or emanating to or from the real property, whether owned or leased, of any Loan Party or any Subsidiary of a Loan Party, which pursuant to Environmental Health and Safety Laws requires notification or reporting to an Official Body, or which pursuant to Environmental Health and Safety Laws requires performance of a Remedial Action or which otherwise constitutes a violation of Environmental Health and Safety Laws.

“Contractual Obligation” shall mean as to any Person, any provisions of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreement” shall mean, with respect to any deposit account, securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to the Collateral Agent, among the Collateral Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account, effective to grant “control” (as defined under the applicable Uniform Commercial Code) over such account (and all assets on deposit therein or credited thereto) to the Collateral Agent, for the benefit of the Secured Parties.

“Credit Suisse” shall have the meaning specified in the introductory paragraph hereto.

“Cumulative Amount” shall mean, at any time (the “Cumulative Amount Reference Time”), an amount (which shall not be less than zero) equal to, without duplication:

(i) $25,000,000; plus

(ii) (x) the cumulative amount of Excess Cash Flow of the Borrower and its Subsidiaries for all fiscal years completed after the Closing Date (commencing with the portion of fiscal year 2017) and prior to the Cumulative Amount Reference Time, minus (y) the portion of such Excess Cash Flow that has been (or is required to be) applied after the Closing Date and prior to the Cumulative Amount Reference Time to the prepayment of Term Loans in accordance with Section 5.06(b)(iv) or any other pari passu Debt (including Incremental Notes or Refinancing Notes) in accordance with the terms thereof (but excluding for purposes of this clause (y) any portion of such Excess Cash Flow with respect to which such prepayment has been waived by the Lender or other holder of such Debt entitled thereto); plus

(iii) the amount of any Declined Proceeds (as defined below); minus

(iv) the aggregate amount of any Restricted Payment made pursuant to Section 8.02(h)(i), payments of subordinated Debt pursuant to Section 8.02(i)(iii) and any Investments made pursuant to Section 8.02(k)(vii) during the period commencing on the Closing Date and ending on or prior to the Cumulative Amount Reference Time (and, for purposes of this clause (iv), without taking account of the intended usage of the Cumulative Amount at such Cumulative Amount Reference Time).

“Cumulative Amount Reference Time” shall have the meaning specified in the definition of “Cumulative Amount.”

“Debt” shall mean for any Person as of any date of determination the sum, without duplication, of any and all indebtedness, obligations or liabilities of such Person for or in respect of: (i) all indebtedness for borrowed money (including, without limitation, all subordinated indebtedness), (ii) all amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) all indebtedness in respect of any other transaction (including production payments (excluding royalties), installment purchase agreements, forward sale or purchase agreements, capitalized leases, conditional sales agreements, deferred purchase price of property or services and indebtedness secured by a Lien on property owned or being purchased by such Person, whether or not such indebtedness shall have been assumed by such Person or is limited in recourse) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements, (iv) reimbursement obligations (contingent or otherwise) under any letter of credit, (v) all indebtedness and other obligations of each Securitization Subsidiary in respect of any Permitted Receivables Financing, (vi) all payments such Person would have to make in the event of an early termination, on the date such Debt is being terminated, in respect of outstanding Hedging Transactions, (vii) all obligations of such Person in respect of Disqualified Equity Interests or (viii) the amount of all indebtedness (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) in respect of all Guaranties by such Person (the “Guarantying Person”) of Debt described in clauses (i) through (vii) above of other Persons (each such other Person being a “Primary Obligor” and the obligations of a Primary Obligor which are subject to a Guaranty by a Guarantying Person being “Primary Obligations”) (it being understood that if the Primary Obligations of the Primary Obligor do not constitute Debt, then the Guaranty by the Guarantying Person of the Primary Obligations of the Primary Obligor shall not constitute Debt). It is expressly agreed that obligations in respect of any current trade liabilities (which are incurred in the ordinary course of business and which are not represented by a promissory note or other evidence of indebtedness) and current intercompany liabilities (but not any refinancings, extensions, renewals or replacements thereof) incurred in the ordinary course of business shall not be deemed “Debt” for purposes hereof.  For purposes of determining the Debt outstanding at any time under any Permitted Receivables Financing, the amount of such outstanding Debt shall equal the sum of (i) either (x) the drawn amount of commitments that has been invested in receivables under the Existing Receivables Financing (or any similarly structured Permitted Receivables Financing) at such time or (y) the principal amount of loans under an alternatively structured Permitted Receivables Financing at such time, plus (ii) the sum of the undrawn amounts of letters of credit issued thereunder at such time.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Declined Proceeds” shall have the meaning specified in Section 5.06(b)(v).

“Default” shall mean any event or condition which with notice or passage of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to pay over to the Administrative Agent or any Lender any other amount required to be paid by it hereunder, (b) has, or has a direct or indirect parent company that has, become the subject of a Bankruptcy Event or a Bail-In Action, or (c) has failed at any time to comply with the provisions of Section 5.03 with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its Ratable Share of such payments due and payable to all of the Lenders; provided that, for the avoidance of doubt, a Lender shall not be a Defaulting Lender solely by virtue of (1) the ownership or acquisition of any equity interest in such Lender by an Official Body or an instrumentality thereof, or (2) in the case of a solvent Lender, the precautionary appointment of an administrator, guardian, custodian or other similar official by an Official Body or instrumentality thereof under or based on the law of the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed, in any such case where such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Official Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

As used in this definition, the term “Bankruptcy Event” shall mean, with respect to any Person, such Person or such Person’s direct or indirect parent company becomes the subject of an Insolvency Proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by an Official Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Official Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Designated Non-Cash Consideration” shall mean the fair market value (as reasonably determined by the Borrower in good faith) of non-cash consideration received by the Borrower or any of its Subsidiaries in connection with a Disposition that is so designated as “Designated Non-Cash Consideration.”

“Dispose” or “Disposition” shall have the meaning specified in Section 8.02(d).

“Disqualified Equity Interests” shall mean any equity interests which, by their terms (or by the terms of any security into which they are convertible or for which they are exchangeable), or upon the happening of any event, (a) mature (excluding any maturity as the result of an optional redemption by the issuer thereof) or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or are redeemable at the option of the holder thereof, in whole or in part, or require the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the date that is ninety-one (91) days after the Latest Maturity Date (determined as of the date of issuance thereof), or (b) are convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) cash, (ii) debt securities or (iii) any equity interests referred to in (a) above, in each case at any time prior to the date that is ninety-one (91) days after the Latest Maturity Date (determined as of the date of issuance thereof).  Notwithstanding the foregoing, any equity interests that would constitute Disqualified Equity Interests solely because holders of the equity interests have the right to require the issuer of such equity interests to repurchase such equity interests upon the occurrence of a change of control or an asset sale will not constitute Disqualified Equity Interests if the terms of such equity interests provide that the issuer may not repurchase or redeem any such equity interests pursuant to such provisions unless such repurchase or redemption is permitted under the terms of this Agreement.

“Disqualified Institution” shall mean (a) all competitors identified by the Borrower to the Arrangers (or, after the Closing Date, to the Administrative Agent) from time to time, (b) any persons that are engaged as principals primarily in private equity, mezzanine financing or venture capital and certain banks, financial institutions, other institutional lenders and other entities, in each case, that have been specified to the Administrative Agent by the Borrower in writing on or prior to February 16, 2017 and (c) as to any entity referenced in each of clauses (a) and (b) above (the “Primary Disqualified Lender”), any of such Primary Disqualified Lender’s known affiliates readily identifiable by name, but excluding any such affiliate that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which such Primary Disqualified Lender does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity.  The list of Disqualified Institutions shall be posted to the Platform.

“Dollars”, “U.S. Dollars” and the symbol “$” shall mean lawful money of the United States of America.

“EBITDA” for any period of determination shall mean with respect to the Borrower and its consolidated Subsidiaries for such period of determination: (a) Consolidated Net Income, plus (b) the sum of the following, without duplication and to the extent deducted in determining Consolidated Net Income: (i) interest expense (net of interest income), (ii) income tax expense, (iii) depreciation, depletion, amortization (including, without limitation, amortization of intangibles, deferred financing fees, and any amortization included in pension or other employee benefit expenses) and all other non-cash items reducing Consolidated Net Income (including, without limitation, write-downs and impairment of property, plant, equipment and intangibles, other long-lived assets, the impact of purchase accounting and asset retirement obligations accretion expenses, but excluding any such non-cash charge that represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period), (iv) non-cash debt extinguishment costs, (v) non-cash impairment charges or asset write-offs and non-cash charges, including non-cash charges due to cumulative effects of changes in accounting principles (but excluding any such non-cash charge that represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period), (vi) any costs and expenses incurred in connection with the Cases and the consummation of the Plan of Reorganization and the consummation of the transactions contemplated thereby for such period, (vii) any charges arising from Fresh Start Reporting adjustments that do not impact the cash flows of the Borrower and its Subsidiaries and (viii)  costs and expenses, including fees, incurred directly in connection with the consummation of the transactions contemplated under the Loan Documents, plus (c) cash dividends or distributions received from Affiliates (other than received from the Borrower or any Subsidiary of the Borrower) to the extent not included in determining Consolidated Net Income, minus (d) the sum of the following, without duplication and to the extent included in determining

Consolidated Net Income, (i) non-cash debt extinguishment gains, (ii) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in a prior period under this Agreement), including non-cash gains due to cumulative effects of changes in accounting principles and income tax benefits and (iii) any gains arising from Fresh Start Reporting adjustments that do not impact the cash flows of the Borrower and its Subsidiaries. All items included in the definition of EBITDA shall be determined in each case for the applicable Person for the period of determination on a consolidated basis in accordance with GAAP.

EBITDA for the Borrower and its Subsidiaries shall be deemed to be (i) $(6,170,000) for the fiscal quarter ended March 31, 2016, (ii) $(7,752,000) for the fiscal quarter ended June 30, 2016, (iii) $90,039,000 for the fiscal quarter ended September 30, 2016 and (iv) $95,559,000 for the fiscal quarter ended December 31, 2016,  as each such amount may be adjusted on a pro forma basis.

For purposes of determining the Secured Net Leverage Ratio or the Total Net Leverage Ratio under this Agreement, in the event that the Borrower or any Subsidiary of the Borrower:

A.            acquires in a Permitted Acquisition or any other acquisition or Investment permitted hereunder with an aggregate fair market value (as reasonably determined by the Borrower in good faith) in excess of $3,000,000 (the “Acquired Person”) during any period of determination, then EBITDA of the Borrower and its Subsidiaries shall be increased for such period of determination by the EBITDA of the Acquired Person, subject to the following:

(1)           the EBITDA of the Acquired Person shall be based upon financial statements reasonably acceptable to the Administrative Agent (the “Acquired Person’s EBITDA”); and

(2)           the Permitted Acquisition of the Acquired Person shall be deemed to have occurred on the first day of the period of determination with the Acquired Person’s EBITDA for periods prior to the actual date of the consummation of such acquisition based upon the Acquired Person financial statements and in an amount and calculated in a manner reasonably acceptable to the Administrative Agent and with Acquired Person’s EBITDA for periods on or after the date of consummation of such Permitted Acquisition based upon the actual operating results of the Acquired Person after giving effect to such Permitted Acquisition; or

B.            Disposes of any assets with an aggregate fair market value (as reasonably determined by the Borrower in good faith) in excess of $3,000,000 pursuant to Section 8.02(d) of this Agreement, then EBITDA of the Borrower and its Subsidiaries shall, with respect to such dispossessed assets, shall be increased or decreased, as applicable, for such period of determination by the EBITDA attributable to such dispossessed assets, subject to the following:

(1)           the EBITDA attributable to such assets shall be based upon financial statements reasonably acceptable to the Administrative Agent (the “Dispossessed Business EBITDA”); and

(2)           the Disposition of such assets shall be deemed to have occurred on the first day of the period in which such Disposition occurred and calculated in a manner reasonably acceptable to the Administrative Agent and with the applicable Dispossessed Business EBITDA based upon the actual operating results of such dispossessed business.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Health and Safety Claim” shall mean any administrative, regulatory or judicial action, suit, claim, written notice of non-compliance or violation, written notice of investigation, written notice of liability or potential liability, or proceeding relating in any way to any Environmental Health and Safety Laws, any Environmental Health and Safety Permit, any Regulated Substances, any Contamination, or the performance of any Remedial Action.

“Environmental Health and Safety Laws” shall mean, collectively, any federal, state, local or foreign statute, Law (including, but not limited to the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Federal Safe Drinking Water Act, 42 U.S.C. §§ 300f-300j, the Federal Air Pollution Control Act, 42 U.S.C. § 7401 et seq., the Oil Pollution Act, 33 U.S.C. § 2701 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 to 136y, the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq. the Mine Safety and Health Act, 30 U.S.C. §§ 801 et seq., the Surface Mining Control and Reclamation Act 30 U.S.C. §§ 1201 et seq., the Atomic Energy Act, 42 U.S.C. § 2011 et seq., the National Historic Preservation Act, 16 U.S.C. § 470 et seq., the Endangered Species Act, 16 U.S.C. § 1531 et seq., the Wild and Scenic Rivers Act, 16 U.S.C. §§ 1271-1278, each as amended, or any equivalent state or local statute, and any amendments thereto), code, consent decree, settlement agreement, directive or any binding judicial or agency interpretation, policy or guidance, in each case regulating: (a) pollution or pollution control; (b) Contamination or Remedial Actions; (c) protection of human health from exposure to Regulated Substances; (d) protection of natural resources or the environment, including endangered or threatened species or Environmentally Sensitive Areas; (e) employee health safety in the workplace and the protection of employees from exposure to Regulated Substances in the workplace (but excluding workers compensation and wage and hour laws); and (f) the presence, use, management, generation, manufacture, processing, extraction, mining, treatment, recycling, refining, reclamation, labeling, transport, storage, collection, distribution, disposal or Release or threat of Release of Regulated Substances.

“Environmental Health and Safety Orders” shall mean all decrees, orders, directives, judgments, opinions, rulings writs, injunctions, settlement agreements or consent orders issued by or entered into with an Official Body relating or pertaining to Contamination, Environmental Health and Safety Laws, Environmental Health and Safety Permits, Regulated Substances or Remedial Actions.

“Environmental Health and Safety Permit” shall mean any applicable Permit required under any of the Environmental Health and Safety Laws.

“Environmentally Sensitive Area” shall mean (i) any wetland as defined by applicable Environmental Health and Safety Laws; (ii) any area designated as a coastal zone pursuant to applicable Environmental Health and Safety Laws; (iii) any area of historic or archeological significance or scenic area as defined or designated by applicable Environmental Health and Safety Laws; (iv) habitats of endangered species or threatened species as designated by applicable Environmental Health and Safety Laws; (v) a floodplain or other flood hazard area as defined pursuant to any applicable Environmental Health and Safety Laws; (vi) streams, rivers or other water bodies or springs classified, or designated or as otherwise protected by applicable Environmental Health and Safety Laws as a fishery, as having exceptional or high quality or value or as having recreational use; (vii) any area classified, designated or protected by applicable Environmental Health and Safety Laws as unsuitable for mining; and (viii) any man-made or naturally occurring surface feature classified, designated or protected by applicable Environmental Health and Safety Laws from disturbance, the effects of blasting, subsidence and mining operations.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“ERISA Group” shall mean, at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control or treated as a single employer under Section 414(b), (c), (m) or (o) of the Internal Revenue Code.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall mean any of the events described in Article 9.

“Excess” shall have the meaning specified in Section 2.06(e).

“Excess Cash Flow” shall mean, for any period, an amount (if positive) equal to, without duplication:

(a) the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, plus (ii) to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for non-cash charges reducing Consolidated Net Income, including for depreciation and amortization, plus (iii) the amount of the decrease, if any, in Consolidated Working Capital for such fiscal year, plus (iv) cash gains excluded from the calculations of Consolidated Net Income for such period pursuant to the definition thereof, plus (v) cash returned from deposits that were deducted pursuant to clause (b)(iii)(H) below of this definition in determining Excess Cash Flow, minus

(b) the sum, without duplication, of (i) the amount of all non-cash credits increasing such Consolidated Net Income, plus (ii) the amount of the increase, if any, in Consolidated Working Capital for such fiscal year, plus (iii) the amounts for such period paid from Internally Generated Cash (except to the extent made using the Cumulative Amount representing amounts generated under clauses (ii) and (iii) of the definition of the term “Cumulative Amount”) of:

(A)       to the extent paid in such period, reclamation liabilities required under law to be paid,

(B)       scheduled repayments of Debt for borrowed money (excluding repayments of revolving loans except to the extent the applicable revolving commitments are permanently reduced in connection with such repayments) and scheduled repayments of Capital Lease Obligations (excluding any interest expense portion thereof), provided that, for the avoidance of doubt, any borrowing under the ABL Facility or repayment thereof (without a corresponding reduction in the commitments thereunder) shall not increase or decrease Excess Cash Flow,

(C) Capital Expenditures,

(D) Permitted Acquisitions and other Investments permitted pursuant to Section 8.02(k)(ii), (iv), (vii) or (viii),

(E) pre-funding of royalty payments in the ordinary course of business,

(F) distributions to non-controlling interests (provided that Consolidated Net Income with respect to such non-controlling interests was not excluded from such Consolidated Net Income),

(G) federal coal lease expenditures,

(H) deposits in such period of cash collateral to secure mining-related liabilities and cash payments in such period in respect of any non-current mining-related liability that is not expensed in such period, and

(I) cash payments that reduce an accrual or reserve that was added pursuant to clause (a)(ii) above of this definition in determining Excess Cash Flow.

As used in clause (b)(iii)(B) above, “scheduled repayments of Debt” does not include (x) repurchases of Term Loans pursuant to Sections 2.09 or 2.10 and (y) repayments of Loans made with the cash proceeds of any Permitted Refinancing.

“Excluded Accounts” shall mean (a) any deposit account that is used solely for payment of payroll, bonuses, other compensation and related expenses, in each case, for employees or former employees, (b) escrow accounts to the extent the use of such escrowed funds is permitted under this Agreement and the amount on deposit therein in connection with any letter of intent is in respect of a purchase that would reasonably be expected to result in a Permitted Acquisition or other permitted Investment, (c) fiduciary or trust accounts, (d) zero-balance accounts, so long as the balance in such account is zero at the end of each Business Day, (e) any other deposit accounts with an aggregate daily balance as at the end of each Business Day of less than $3,000,000 in the aggregate for all such deposit accounts and (f) assets subject to Liens permitted under clause (xii) of the definition of “Permitted Liens”.

“Excluded Property” shall mean (a) those assets, including, without limitation any undeveloped land, which (i) are existing on the Closing Date and listed on Schedule 1.1(C) or (ii) in the reasonable discretion of the Collateral Agent, the taking of Liens thereupon is impractical, prohibited by law or commercially unreasonable, (b) assets subject to certificates of title, (c) the assets of any Non-Guarantor Subsidiary, (d) voting equity interests in any Foreign Subsidiary in excess of 65% of all outstanding voting equity interests in such Foreign Subsidiary, (e) the assets with respect to which any pledge or security interests thereof would be (i) prohibited by Law or (ii) in the case of equity interests of non-wholly owned Subsidiaries or Permitted Joint Ventures, prohibited by the organizational documents of such non-wholly owned Subsidiaries or Permitted Joint Ventures, except to the extent such prohibition is ineffective or rendered unenforceable under applicable Law (including the UCC) (provided that, for the avoidance of doubt, the equity interests in Knight Hawk Holdings, LLC shall constitute Excluded Property so long as (1) it is not a wholly-owned Subsidiary of the Borrower, (2) the prohibition on pledge of such interests remains in effect pursuant to the operating agreements with respect thereto, (3) its equity owner is a JV Holding Company and (4) such JV Holding Company is a Guarantor and the equity interests in such JV Holding Company constitute Collateral), (f) assets subject to Liens permitted under clause (ix)(A) of the definition of “Permitted Liens”, but only to the extent described as an exclusion to collateral in the UCC financing statement filed by, or on behalf of, the Collateral Agent, as secured party, against the applicable Loan Party, (g) Excluded Accounts, provided that, for the avoidance of doubt, any proceeds of Collateral held from time to time in any such Excluded Account shall not cease to be Collateral solely because such proceeds are held in an Excluded Account, (h) any owned real property acquired after the Closing Date with a fair market value not exceeding $3,000,000, (i) any real property lease entered into after the Closing Date with a Loan Party as lessee, and with the lessor being a Person that is not a Loan Party or Affiliate thereof, with annual minimum royalties, rents or any similar payment obligations, not exceeding $3,000,000, (j) any contract or lease agreement (including, for the avoidance of doubt, any lease agreement evidencing any leasehold interest referred to in the proviso to Section 8.01(i)(i)(A), to the extent the applicable Loan Party could not obtain the required third party consent after using commercially reasonable efforts to obtain the same) if the grant of a security interest in such contract or lease agreement is prohibited by the terms of such contract or lease agreement or would require the consent of another party thereto or would give another party thereto any rights of termination or acceleration, except to the extent that (x) the term in such contract or lease providing for such prohibition or right of termination or acceleration is ineffective or rendered unenforceable under applicable Law (including Sections 9-406 through 9-409 of the UCC) or principles of equity or (y) any consent or waiver has been obtained that would permit the Collateral Agent’s security interest or Lien to attach notwithstanding the prohibition or restriction on the pledge of or security interest in such contract or lease agreement, (k) any property which is subject to a Lien permitted under clause (vii) or (x) of the definition of Permitted Liens (in the case of clause (vii), excluding any inventory), in each case where the governing documents prohibit the applicable Loan Party from granting any other Liens in such property or to the extent the grant of a security interest therein would violate or invalidate such documents or would create a termination right in favor of any other party thereto (other than to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9-406 through 9-409 of the UCC or any other applicable law or principles of equity and other than to the extent all necessary consents to the creation, attachment and perfection of the Collateral Agent’s Liens thereon have been obtained), and, in any event, immediately upon the ineffectiveness, lapse or termination of such terms that prohibit such Loan Party from granting any other Liens in such property or the obtainment of such consents to the creation, attachment and perfection of Agent’s Liens thereon, such property shall cease to constitute an Excluded Property, (l) any intent-to-use trademark applications prior to the filing, and acceptance by the United States Patent and Trademark Office, of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, if any, to the extent that, and solely during the period in which, the grant of a security interest therein prior to such filing and acceptance would impair the validity or enforceability of such intent-to-use trademark applications or the resulting trademark registrations under applicable federal law and (m)(A) any account, instrument, chattel paper, or other obligation or property of any kind due from, owed by, or belonging to, a Sanctioned Person or Sanctioned Country or (B) any lease under which the lessee is a Sanctioned Person or Sanctioned Country; provided that “Excluded Property” (1) shall not include any and all proceeds, products, substitutions and replacements of Excluded Property specified in clauses (a) through (l) of this definition to the extent such proceeds, products, substitutions and replacements do not themselves constitute Excluded Property under clauses (a) through (l) of this definition and (2) shall not include any proceeds of Excluded Property specified in clause (m).

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, at any time, any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is illegal at such time under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time such guarantee or grant of a security interest becomes effective with respect to such related Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.06(d)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 5.09, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.09(f) and (d) any Taxes imposed under FATCA.

“Existing Collateral Agent” shall mean Wilmington Trust, National Association, in its capacity as collateral agent pursuant to the Existing Credit Agreement.

“Existing Credit Agreement” shall mean that certain Credit Agreement, dated as of October 5, 2016, among the Borrower, the lenders party thereto and Wilmington Trust, National Association, as administrative agent and collateral agent, as the same has been amended, supplemented or otherwise modified prior to the date hereof.

“Existing Receivables Financing” shall mean the receivables financing pursuant to the following agreements, each dated as of October 5, 2016, and in each case as may be amended, restated, supplemented or otherwise modified from time to time: (1) the Second Amended and Restated Purchase and Sale Agreement by and among Arch Coal Sales Company, Inc., certain of the Borrower’s Subsidiaries as the Originators (as defined therein) thereunder and the Borrower, (2) the Second Amended and Restated Sale and Contribution Agreement by and among the Borrower and Arch Receivable Company, LLC, (3) the Third Amended and Restated Receivables Purchase Agreement by and among Arch Receivable Company, LLC, Arch Coal Sales Company, Inc., certain financial institutions from time to time parties thereto, as LC Participants (as defined therein), certain financial institutions from time to time parties thereto, as conduit purchasers, related committed purchasers, and purchaser agents and PNC Bank, National Association, as Administrator (as defined therein) on behalf of the Purchasers (as defined therein) and as LC Bank (as defined therein), (4) the Third Amended and Restated Performance Guaranty, dated as of October 5, 2016, between the Borrower and PNC Bank, National Association, as Administrator (as defined therein), (5) the Amended and Restated Originator Performance Guaranty, dated as of October 5, 2016, among certain of the Borrower’s Subsidiaries as the Originators (as defined therein) and PNC Bank, National Association, as Administrator (as defined therein) and (6) other related agreements and documents.

“Existing Term Loan Tranche” shall have the meaning specified in Section 2.08.

“Extended Term Loans” shall have the meaning specified in Section 2.08.

“Extending Term Lender” shall have the meaning specified in Section 2.08.

“Extension” shall mean the establishment of a Term Loan Extension Series by amending a Loan pursuant to Section 2.08 and the applicable Extension Amendment.

“Extension Amendment” shall have the meaning specified in Section 2.08.

“Extension Election” shall have the meaning specified in Section 2.08.

“Facility” shall mean the facility and commitments utilized in making Term Loans hereunder.  Following the establishment of any Incremental Term Loans (other than an increase to an existing Facility) or Refinancing Term Loans, such Incremental Facility or Refinancing Facility will be considered a separate Facility hereunder.

“FATCA” shall mean Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code as of the date of this Agreement (or any amended or successor version of such section that is described above), any intergovernmental agreement entered into in connection with any of the foregoing and any law, rule, regulation, or other official written practice implementing such intergovernmental agreement.

“FCPA” shall have the meaning specified in Section 6.23.

“Federal Funds Effective Rate” shall mean, for any day, the rate published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if such rate is not so published for any day that is a Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent; provided that the Federal Funds Effective Rate, if negative, shall be deemed to be 0.00%.

“Fixed Amounts” shall have the meaning specified in Section 1.02(c).

“Flood Laws” shall mean all applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Laws related thereto.

“Flood Regulation Property” shall have the meaning specified in Section 6.13.

“Flood Structures” shall have the meaning specified in Section 6.13.

“Foreign Lender” shall mean any Lender that is not a U.S. Person.

“Foreign Subsidiaries” shall mean, for any Person, each Subsidiary of such Person that is (i) a “controlled foreign corporation” (a “CFC”) within the meaning of Section 957 of the Internal Revenue Code, (ii) any Subsidiary of a CFC or (iii) any Subsidiary substantially all of the assets of which constitute equity interests (or equity interests and indebtedness) of CFCs or of Subsidiaries described in this clause (iii).

“Fresh Start Reporting” shall mean the preparation of consolidated financial statements of the Borrower in accordance with American Institute of Certified Public Accountants Statement of Position (90-7), which reflects the consummation of the transactions contemplated by the Plan of Reorganization.

“GAAP” shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.03, and applied on a consistent basis both as to classification of items and amounts.

“Guarantor” shall mean at any time each of the Significant Subsidiaries of the Borrower that is party to the Guaranty Agreement on the Closing Date or, after the Closing Date, delivers a Guarantor Joinder in accordance with Section 8.01(i)(iv). Notwithstanding anything herein to the contrary, no Person shall be or become a borrower or guarantor under the ABL Facility unless such Person shall also be a Guarantor hereunder.

“Guarantor Joinder” shall mean a joinder by a Person as a Guarantor under the Loan Documents in the form of Exhibit B.

“Guaranty” of any Person shall mean any obligation of such Person guarantying or in effect guarantying any liability or obligation of any other Person in any manner, whether directly or indirectly, including any such liability arising by virtue of partnership agreements, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

“Guaranty Agreement” shall mean the continuing Guaranty Agreement in substantially the form of Exhibit C executed and delivered by each of the Guarantors for the benefit of the Secured Parties, as the same may be supplemented, amended, restated, replaced or modified from time to time.

“Hedging Transaction” shall mean any of the following transactions by the Borrower or any of its Subsidiaries: any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction of any combination of the foregoing transactions.

“Historical Statements” shall have the meaning assigned to that term in Section 6.07(a).

“Immaterial Subsidiaries” shall mean, as of any date, any Subsidiary (i) whose assets, as of the last day of the fiscal quarter of the Borrower then most recently ended for which financial statements have been provided to the Administrative Agent under Section 8.03(a) or (b), had an aggregate book value of less than $3,000,000, (ii) whose assets, when taken together with the assets of all other Immaterial Subsidiaries, had an aggregate book value of less than $3,000,000 as of the last day of the fiscal quarter of the Borrower then most recently ended for which financial statements have been provided to the Administrative Agent under Section 8.03(a) or (b).

“Income Tax Regulations” shall mean those regulations promulgated pursuant to the Internal Revenue Code.

“Incremental Debt” shall mean, at any time, all Incremental Notes and Incremental Term Loans.

“Incremental Debt Cap” shall mean, as determined with respect to any Incremental Debt to be incurred, an amount equal to the sum of (a) $150,000,000 and (b) (i) if such Incremental Debt is (or is intended to be) secured by the Collateral on a pari passu basis, an additional amount if, after giving effect to the incurrence of such Incremental Debt and any permitted and concurrent use of proceeds thereof and all other appropriate pro forma adjustments, the Secured Net Leverage Ratio is equal to or less than 1.75 to 1.00 on a pro forma basis and (ii) if such Incremental Debt is secured by the Collateral on a junior-lien basis or unsecured, an additional amount if, after giving effect to the incurrence of such Incremental Debt and any permitted and concurrent use of proceeds thereof and all other appropriate pro forma adjustments, the Total Net Leverage Ratio is equal to or less than 3.00:1.00 on a pro forma basis.

“Incremental Facility” shall have the meaning specified in Section 2.06(a).

“Incremental Facility Effective Date” shall have the meaning specified in Section 2.06(c).

“Incremental Facility Request” shall have the meaning specified in Section 2.06(a).

“Incremental Lender” shall mean any Person who provides an Incremental Facility in respect of a term loan hereunder.

“Incremental Notes” shall have the meaning specified in Section 8.02(a)(iii).

“Incremental Term Loan” shall mean, with respect to any Incremental Facility, an advance made by an Incremental Lender under such Incremental Facility.

“Incremental Term Loan Increase” shall have the meaning specified in Section 2.06(a).

“Incurrence Based Amounts” shall have the meaning specified in Section 1.02(c).

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning specified in Section 11.03(b).

“Information” shall mean all information received from the Loan Parties or any of their Subsidiaries relating to the Loan Parties or any of such Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any

Lender on a non-confidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries.

“Initial Term Loans” shall mean, collectively, (i) the term loans made by the Lenders to the Borrower pursuant to Section 2.01(a) on the Closing Date and (ii) any Incremental Term Loan Increase.

“Insolvency Proceeding” shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors, undertaken under any Law.

“Interest Payment Date” shall mean, (i) with respect to interest on Base Rate Loans, (A) the last Business Day of each calendar quarter after the date hereof and (B) on the Termination Date for such Loans and, (ii) with respect to interest on LIBOR Rate Loans, (A) the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also on each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing Tranche, and (B) on the Termination Date for such Loans.

“Interest Period” shall mean, in the case of any LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is disbursed or converted to or continued as a LIBOR Rate Loan and ending on the date one, two, three or six months and, to the extent approved by all Lenders at the time of the relevant conversion or renewal, twelve months, thereafter, as selected by the Borrower in its Term Loan Request; provided that (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a LIBOR Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (iii) no Interest Period shall extend beyond the maturity date of such Loan.

“Interest Rate Option” shall mean the option to borrow a Loan at the Adjusted LIBOR Rate or the Base Rate.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time.

“Internally Generated Cash” shall mean with respect to any period, any cash of the Borrower or any Subsidiary generated during such period, excluding Net Cash Proceeds of any asset sale, Net Insurance/Condemnation Proceeds and any Net Cash Proceeds of any incurrence of Debt (other than proceeds of any revolving loan) or any sale or issuance of equity interests.

“Interpolated Rate” shall mean the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Rate for the longest period for which the LIBOR Rate is available that is shorter than the Impacted Interest Period; and (b) the LIBOR Rate for the shortest period (for which the LIBOR Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Investments” shall mean collectively all of the following with respect to any Person: (i) investments or contributions by any of the Loan Parties or their Subsidiaries in or to the capital of such Person, (ii) loans by any of the Loan Parties or their Subsidiaries to such Person, (iii) any Guaranty by any Loan Party or any Subsidiary of any Loan Party directly or indirectly of the Debt or of the other obligations of such Person, (iv) other payments by any of the Loan Parties or their Subsidiaries to such Person (except in connection with transactions for the sale of goods or services for fair value), or (v) credit enhancements of any Loan Party to or for the benefit of such Person. If the nature of an Investment is tangible property, then the amount of such Investment shall be determined by valuing such property at fair value in accordance with the past practice of the Loan Parties, and such fair values shall be reasonably satisfactory to the Administrative Agent. For the purposes of calculating the outstanding aggregate amount of such Investments, the aggregate amount shall be reduced by the aggregate amount of any quantifiable rebate, dividend, return, or other financial benefit received by such Loan Party with respect to such Investments for the period from the Closing Date through and including the date of determination.

“IRS” shall mean the Internal Revenue Service.

“JV Holding Company” shall mean any Guarantor, (i) the sole asset of which is the equity interests of a single non-wholly owned Subsidiary or Permitted Joint Venture owned directly or indirectly by the Borrower and (ii) who does not have any material indebtedness, liabilities or obligations, other than tax liabilities and the Obligations.

“Labor Contracts” shall mean all collective bargaining or other collective labor agreements among any Loan Party or Subsidiary of a Loan Party and any union or other representative of its employees.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity date applicable to any Loan hereunder at such time, including the latest maturity date of any Extended Term Loans, Incremental Term Loans and Refinancing Term Loans.

“Law” shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval of or any settlement arrangement, by agreement, consent or otherwise, with any Official Body, foreign or domestic.

“LCA Election” shall have the meaning specified in Section 1.02(b)(i).

“LCA Test Date” shall have the meaning specified in Section 1.02(b)(i).

“Lender Counterparty” shall mean each of the Lenders, Agent, Arrangers and their respective Affiliates counterparty to a Secured Hedge Agreement, notwithstanding whether after entering into a Secured Hedge Agreement, such party ceases to be a Lender, Arranger or an Agent or an Affiliate thereof, as the case may be; provided that each such Affiliate shall have entered into a joinder agreement with the Collateral Agent.

“Lenders” shall mean (a) the Persons listed on Schedule 1.1(B) (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any Person that has become a party hereto pursuant to an Assignment and Acceptance or pursuant to any Incremental Facility or Refinancing Facility amendment.

“Lending Office” shall mean, as to any Lender, the office or offices of such Lender described as such in such Lender’s administrative questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“LIBOR Rate” shall mean the rate per annum equal to the rate determined by Administrative Agent by reference to the rates quoted by ICE Benchmark Administration Limited (or its successor) for deposits in Dollars (as set forth by any service selected by Administrative Agent that has been nominated by the ICE Benchmark Administration Limited (or its successor) as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period; provided that, to the extent that an interest rate is not available for any reason, then the “LIBOR Rate” shall be (an “Impacted Interest Period”) the Interpolated Rate.

“LIBOR Rate Loan” shall mean a Loan that bears interest based on the Adjusted LIBOR Rate.

“Lien” shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing), but, for the avoidance of doubt, shall not include any operating lease.

“Limited Condition Acquisition” shall mean any Permitted Acquisition or other Investment permitted hereunder which the Borrower or one or more of its Subsidiaries has contractually committed to consummate, the terms of which do not condition the Borrower’s or such Subsidiary’s, as applicable, obligation to close such Permitted Acquisition or other Investment on the availability of third-party financing.

“LLC Interests” shall have the meaning specified in Section 6.02.

“Loan Documents” shall mean this Agreement, the Agent Fee Letter, the Term Loan Fee Letter, the Notes, the Guaranty Agreement, each Guarantor Joinder, the Collateral Documents,

the ABL Intercreditor Agreement (if any) and any other instruments, certificates or documents delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith as the same may be supplemented, amended, restated, replaced, or modified from time to time in accordance herewith or therewith, and Loan Document shall mean any of the Loan Documents.

“Loan Parties” shall mean the Borrower and the Guarantors.

“Loans” shall mean collectively and “Loan” shall mean separately all Term Loans or any Term Loan.

“Material Adverse Change” shall mean any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other material Loan Document, (b) is or could reasonably be expected to be materially adverse to the business, properties, assets, financial condition, or results of operations of the Borrower and its Subsidiaries taken as a whole, (c) impairs materially or would reasonably be expected to impair materially the ability of the Loan Parties taken as a whole to pay the Obligations when due under the Loan Documents, or (d) impairs materially or would reasonably be expected to impair materially the ability of any of the Agents or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

“Material Contracts” shall mean, collectively, all contracts, agreements or other instruments described in Regulation S-K, Item 601(b)(10) promulgated pursuant to the Securities Exchange Act of 1934, as amended, which the Borrower is required to file as an exhibit to any annual, quarterly or other report required to be filed by the Borrower under the Securities Exchange Act of 1934, as amended.

“Material Subsidiary” shall mean any Subsidiary of the Borrower which at any time (i) has gross revenues equal to or in excess of five percent (5%) of the gross revenues of the Borrower and its Subsidiaries on a consolidated basis, or (ii) has total assets equal to or in excess of five percent (5%) of the total assets of the Borrower and its Subsidiaries, in either case, as determined and consolidated in accordance with GAAP.

“Mining Laws” shall mean any and all applicable federal, state, local and foreign statutes, laws, regulations, guidance, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions or common law causes of action relating to mining operations and activities, or oil, natural gas, minerals, and other hydrocarbons and their constituents production operations and activities. Mining Laws shall include but not be limited to, the Mineral Lands Leasing Act of 1920, the Federal Coal Leasing Amendments Act, the Surface Mining Control and Reclamation Act, all other land reclamation and use statutes and regulations relating to coal mining, the Federal Coal Mine Health and Safety Act, the Black Lung Act and the Coal Act, the Mine Safety and Health Act and the Occupational Safety and Health Act, each as amended, and their state and local counterparts or equivalents.

“Mining Operations” shall mean (i) the removal of coal and other minerals from the natural deposits or from waste or stock piles by any surface or underground mining methods;

(ii) operations or activities conducted underground or on the surface associated with or incident to the preparation, development, operation, maintenance, opening and reopening of an underground or surface mine storage or stockpiling of mined materials, backfilling, sealing and other closure procedures related to a mine or the movement, assembly, disassembly or staging of any mining equipment; (iii) milling; (iv) coal preparation, coal processing or testing; (v) coal refuse disposal, coal fines disposal or the operation and maintenance of impoundments; (vi) the operation of any mine drainage system; (vii) reclamation activities and operations; or (viii) the operation of coal terminals, river or rail load-outs or any other transportation facilities.

“Mining Title” shall mean fee simple title to surface and/or coal or an undivided interest in fee simple title thereto or a leasehold interest in all or an undivided interest in surface and/or coal together with no less than those real property, easements, licenses, privileges, rights and appurtenances as are necessary to mine, remove, process and transport coal in the manner presently operated.

“Month”, with respect to an Interest Period, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

“Moody’s” shall mean Moody’s Investors Service, Inc., and its successors.

“Mortgage” shall mean each of the fee and leasehold mortgages, deeds of trust, assignments of leases and rents and other collateral documents, in substantially the same form as the Mortgages (as defined in the Existing Credit Agreement) delivered to the Existing Collateral Agent pursuant to the Existing Credit Agreement or in such other form reasonably satisfactory to the Collateral Agent and the Borrower, delivered on or after the Closing Date with respect to Real Property to be encumbered pursuant to Section 8.01(i) hereof, as each may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” shall mean any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions and to which it continues to have unsatisfied liability.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including the Borrower or any member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.

“Net Cash Proceeds” shall mean proceeds received by the Borrower or any Subsidiary (other than a Bonding Subsidiary or Securitization Subsidiary) after the Closing Date in cash from (a) any sale of property, net of (i) the direct out-of-pocket cash costs, fees and expenses paid or required to be paid in connection therewith (including all reasonable fees, legal fees, brokerage fees, commissions, costs and other expenses in connection therewith), (ii) taxes paid or reasonably estimated to be payable as a result thereof and (iii) any amount required to be paid or prepaid on Debt (other than the Obligations and Debt owing to any Loan Party) secured by the property subject thereto; and (b) any sale or issuance of equity interests or incurrence of Debt, in each case net of brokers’, advisors’ and investment banking fees and other customary out-of-pocket underwriting discounts, commissions and other customary out-of-pocket cash costs, fees and expenses, in each case incurred in connection with such transaction; provided that amounts provided as a reserve, in accordance with GAAP, against any liability under any indemnification obligations or purchase price adjustment associated with any of the foregoing shall not constitute Net Cash Proceeds except to the extent and at the time any such amounts are released from such reserve.

“Net Insurance/Condemnation Proceeds” shall mean an amount equal to: (i) any cash payments or proceeds received by the Borrower or any Subsidiary (other than a Bonding Subsidiary or Securitization Subsidiary) (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of the Borrower or any such Subsidiary by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by the Borrower or any such Subsidiary in connection with the adjustment or settlement of any claims of the Borrower or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith.

“Non-Consenting Lender” shall have the meaning specified in Section 11.01(c).

“Non-Guarantor Subsidiary” shall mean any Subsidiary of the Borrower that is a Bonding Subsidiary, an Immaterial Subsidiary, a Securitization Subsidiary, a Foreign Subsidiary or a non-wholly owned Subsidiary.

“Notes” shall mean, collectively, the promissory notes in the form of Exhibit E evidencing the Term Loans.

“Obligations” shall mean any obligation or liability of any of the Loan Parties, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with the Facility, the Loans, the related Notes, the Agent Fee Letter, the Term Loan Fee Letter or any other Loan Document or any Secured Hedge Agreement (but excluding, with respect to any Guarantor, Excluded Swap Obligations with respect to such Guarantor), and including interest or other amounts that accrue on or become due with respect to the Term Loans after the commencement by or against any Loan Party or any Subsidiary thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, or that would have accrued or become due under the terms of the Loan Documents but for the effect of any such proceeding and regardless of whether such interest or other amount is allowed or allowable as a claim in such proceeding.

“Official Body” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Open Market Purchase” shall have the meaning specified in Section 2.10(a).

“Other Applicable First Priority Indebtedness” shall have the meaning specified in Section 5.06(b)(i)(D).

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.06(d).

“Participant” shall have the meaning specified in Section 11.08(d).

“Participant Register” shall have the meaning specified in Section 11.08(d).

“Partnership Interests” shall have the meaning given to such term in Section 6.02.

“Patent, Trademark and Copyright Security Agreements” shall mean collectively the Patent, Trademark and Copyright Security Agreements in substantially the form attached as exhibits to the Security Agreement, each as executed and delivered by the applicable Loan Parties for the benefit of the Secured Parties, as the same may be supplemented, amended, restated, replaced or modified from time to time, and Patent, Trademark and Copyright Security Agreement shall mean any of the Patent, Trademark and Copyright Security Agreements.

“Payment in Full” or “Paid in Full” shall mean the indefeasible payment in full in cash of the Loans and other Obligations hereunder (other than Obligations in respect of Secured Hedge Agreements and indemnity and other contingent obligations as to which no claim has been asserted).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Perfection Certificate” shall mean a perfection certificate in substantially the form attached hereto as Exhibit F.

“Permit” shall mean any and all permits, approvals, licenses, registrations, consents, notifications, identification numbers, bonds, waivers or exemptions and any other regulatory authorization, in each case, from an Official Body having jurisdiction over the applicable activity.

“Permitted Acquisition” shall have the meaning assigned to such term in Section 8.02(c).

“Permitted Investments” shall mean:

(i)            securities with maturities of 18 months or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof;

(ii)           certificates of deposit and time deposits with maturities of 18 months or less from the date of acquisition and overnight bank deposits of any Lender or of any commercial bank having capital and surplus in excess of $500,000,000;

(iii)          repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (ii) of this definition with respect to securities issued or fully guaranteed or insured by the United States Government;

(iv)          commercial paper of a domestic issuer rated at least A-2 by Standard & Poor’s or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of Standard & Poor’s and Moody’s cease publishing ratings of investments;

(v)           securities with maturities of 18 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by Standard & Poor’s or A by Moody’s;

(vi)          securities with maturities of 18 months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (ii) of this definition;

(vii)         corporate obligations such as notes, bonds, loan participation certificates, master notes, and variable rate demand notes rated at least A by Standard & Poor’s or A2 by Moody’s;

(viii)        asset backed and mortgage backed securities and collateralized mortgage obligations rated AAA by Standard & Poor’s or Aaa by Moody’s;

(ix)          money market auction rate preferred securities and auction rate notes with auctions scheduled no less frequently than every 49 days;

(x)           shares of money market mutual or similar funds which invest principally in assets satisfying the requirements of clauses (i) through (ix) of this definition; and

(xi)          in the case of a Person that is a Foreign Subsidiary, substantially similar investments, of comparable credit quality, denominated in the currency of any jurisdiction in which such Person conducts business.

“Permitted Joint Venture” shall mean any Person (i) with respect to which the ownership of equity interests thereof by the Borrower or any Subsidiary of the Borrower is accounted for in accordance with the “equity method” in accordance with GAAP; (ii) engaged in a line of business permitted by Section 8.02(g); and (iii) with respect to which the equity interests thereof were acquired by the Borrower or Subsidiary of the Borrower in an arm’s-length transaction.

“Permitted Liens” shall mean:

(i)            Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established in accordance with GAAP;

(ii)           Pledges or deposits made in the ordinary course of business to secure payment of reclamation liabilities, worker’s compensation, or to participate in any fund in connection with worker’s compensation, unemployment insurance, old-age pensions or other social security programs (including Liens to secure letters of credit issued to assure payment of such obligations, provided that such letters of credit are not prohibited by Section 8.02(a));

(iii)          Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease or royalty payments that are not yet due and payable or in default beyond all applicable notice and cure periods;

(iv)          Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids (including bonus bids), tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder or other amounts as may be customary, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations, provided that such letters of credit are not prohibited by Section 8.02(a));

(v)           Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

(vi)          Liens created on the Collateral under the Loan Documents;

(vii)         Liens on property leased by any Loan Party or Subsidiary of a Loan Party under capital leases (as the nature of such lease is determined in accordance with GAAP) securing obligations of such Loan Party or Subsidiary to the lessor under such leases and Purchase Money Security Interests on assets purchased by any Loan Party or Subsidiary of a Loan Party, provided that such Liens shall not extend to any assets that are not the subject of such leases or Purchase Money Security Interests; provided, further that the aggregate amount for the Borrower and its Subsidiaries of all loans, capital lease obligations and deferred payments secured as permitted by this clause (vii) shall not at any time outstanding exceed the greater of $150,000,000 and 8.25% of Consolidated Net Tangible Assets;

(viii)        The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and in either case they do not affect the Collateral or, in the aggregate, materially impair the ability of any Loan Party to perform its Obligations hereunder or under the other Loan Documents:

(1)           Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty, provided that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

(2)           Claims, Liens or encumbrances upon, and defects of title to, real or personal property other than the Collateral, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits; or

(3)           Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens;

(ix)          (A) Liens securing obligations in respect of a Permitted Receivables Financing, so long as the Liens created pursuant to such Permitted Receivables Financing are limited to Receivables Assets and the assets of the applicable Securitization Subsidiary (and as further provided in clause (xii) of “Permitted Liens” below with respect to letters of credit issued pursuant to a Permitted Receivables Financing), or (B) Liens securing the ABL Obligations (provided that, to the extent the ABL Obligations constitute Debt, the Liens securing such Debt shall only be permitted under this clause (ix) to the extent such Debt is permitted to be incurred under Section 8.02(a)(xi) or 8.02(a)(xii)) so long as the Liens securing such ABL Obligations are limited to assets constituting Collateral or ABL Specified Collateral (or other assets of the Borrower and its Subsidiaries that the Borrower elects to include in the Collateral securing the Obligations, notwithstanding the definition of Excluded Property set forth herein) and, to the extent such Liens granted pursuant to or in respect of such ABL Obligations are subject to the ABL Intercreditor Agreement;

(x)           Liens assumed in connection with (but not incurred in contemplation of) a Permitted Acquisition or any other permitted Investment, provided that (i) such Liens existed at the time such property or assets were acquired or such entity became a Subsidiary and were not created in anticipation thereof, (ii) such Liens do not extend to any other property or assets of such Person (other than the proceeds of the property or assets initially subject to such Lien) or of the Borrower or any Subsidiary and (iii) the amount of Debt secured thereby is not increased and is not prohibited by Section 8.02(a);

(xi)          Liens relating to the pledge of the equity interests of a Bonding Subsidiary in favor of the provider of the surety bonds which provide payment assurances to the lessor of the leasehold interest leased by such Bonding Subsidiary related to the cost of such Bonding Subsidiary of acquiring such leasehold interest and any bonus bid and royalty payments to the lessor thereunder;

(xii)         the pledge of cash and Permitted Investments, and deposit accounts and securities accounts containing solely such cash and Permitted Investments, securing a Permitted Secured Letter of Credit Facility or letters of credit issued pursuant to a Permitted Receivables Financing, to the extent the amount of such cash or value of Permitted Investments does not exceed 115% of the undrawn face amount of all letters of credit issued under such Permitted Secured Letter of Credit Facility or Permitted Receivables Financing;

(xiii)        Liens securing Incremental Notes, Refinancing Notes or any Permitted Refinancing of the foregoing; provided that (i) such Liens rank junior or pari passu with the Liens securing the Obligations pursuant to the Collateral Documents, (ii) the rights of the holders of the Incremental Notes, Refinancing Notes or such Permitted Refinancing are subject to the terms of a pari passu or junior lien intercreditor agreement, as applicable, in a form reasonably acceptable to the Administrative Agent and (iii) such Liens encumber only the assets, or a subset of the assets, that secure the Obligations;

(xiv)        Liens securing Debt (including any Permitted Refinancing thereof) or other obligations up to $25,000,000 in the aggregate at any time outstanding;

(xv)         statutory and common law banker’s Liens and rights of setoff on bank deposits;

(xvi)        any Lien existing on the Closing Date and described on Schedule 1.1(D);

(xvii)       any Lien arising out of the Permitted Refinancing of any Debt secured by any Lien that is permitted by clause (vi) of Section 8.02(a);

(xviii)      Liens arising out of final judgments, awards, or orders not otherwise constituting an Event of Default hereunder;

(xix)        option agreements and rights of first refusal granted with respect to assets that are permitted to be disposed of pursuant to the terms of Section 8.02(c) or Section 8.02(d) of this Agreement;

(xx)         Liens securing Debt of Non-Guarantor Subsidiaries permitted pursuant to Section 8.02(a)(xvii) in an aggregate amount not to exceed $10,000,000 at any time;

(xxi)        precautionary filings under the Uniform Commercial Code by a lessor with respect to personal property leased to such Person under an operating lease;

(xxii)       option agreements and rights of first refusal granted with respect to assets that are permitted to be disposed of pursuant to the terms of Section 8.02(d);

(xxiii)      any leases of assets permitted by Section 8.02(d);

(xxiv)     Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; and

(xxv)      Liens resulting from the deposit of funds or evidences of Debt in trust for the purpose of decreasing or legally defeasing Debt of the Loan Parties permitted hereby so long as such decrease or defeasance is not prohibited hereunder.

“Permitted Receivables Financing” shall mean a transaction or series of transactions pursuant to which a Securitization Subsidiary purchases Receivables Assets or interests therein from the Borrower or any Subsidiary of the Borrower and finances such Receivables Assets or interests therein through the issuance of Debt or equity interests or through the sale of such Receivables Assets or interests therein; provided that (a) the board of directors of the Borrower shall have approved such transaction, (b) no portion of the Debt of a Securitization Subsidiary is guaranteed by or is recourse to the Borrower or any of its other Subsidiaries (other than recourse for customary representations, warranties, covenants, indemnities and other customary matters none of which shall relate to the collectability of such Receivables Assets), and (c) neither the Borrower nor any of its other Subsidiaries has any obligation to maintain or preserve such Securitization Subsidiary’s financial condition.  The Existing Receivables Financing, as in effect on the Closing Date, is a Permitted Receivables Financing.

“Permitted Refinancing” shall mean, with respect to any Debt, commitments to make loans or advances, existing letters of credit, commitments in respect of letters of credit, or unreimbursed amounts with respect to letters of credit, any refinancing, refunding, renewal, replacement or extension thereof, provided, that (i) such refinancing, refunding, renewal, replacement or extension permitted under the foregoing shall (A) not have any obligors and/or guarantors other than the obligors and/or guarantors on such Debt being extended, renewed, replaced, refunded or refinanced, (B) not be secured by any assets other than the assets (if any) securing the Debt being extended, renewed, replaced, refunded or refinanced, (C) be at least as subordinate to the Obligations as the Debt being extended, renewed, replaced, refunded or refinanced (and unsecured if the Debt being extended, renewed, replaced, refunded or refinanced is unsecured) or (D) not exceed in a principal amount the Debt being renewed, extended, replaced, refunded or refinanced plus any Permitted Refinancing Increase in respect of such modification, refinancing, refunding, renewal, replacement or extension and (ii) except with respect to a Permitted Refinancing of Debt in respect of any capital lease (as determined in accordance with GAAP) or Debt of the Borrower and its Subsidiaries secured by Purchase Money Security Interests, the Weighted Average Life to Maturity thereof is greater than or equal to, and the final maturity thereof is not earlier than, that of the Debt being refinanced, refunded, renewed, replaced or extended.

“Permitted Refinancing Increase” shall mean, with respect to the refinancing, refunding, renewal, replacement or extension of any Debt, commitments in make loans or advances, existing letters of credit, commitments in respect of letters of credit, or unreimbursed amounts with respect to letters of credit, an amount equal to (a) any premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal, replacement or extension, (b) any unpaid accrued interest and fees on the Debt commitments in make loans or advances, existing letters of credit, commitments in respect of letters of credit, unreimbursed amounts with respect to letters of credit, and letter of credit borrowings being refinanced, refunded, renewed, replaced or extended, and (c) any existing unutilized commitments to make loans or advances, existing letters of credit, unutilized commitments in respect of letters of credit, or unreimbursed amounts with respect to letters of credit in connection with the Debt being refinanced, refunded, renewed, replaced or extended.

“Permitted Secured Letter of Credit Facility” shall have the meaning assigned to such term in Section 8.02(a)(vii).

“Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

“Plan” shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group, or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

“Plan of Reorganization” shall mean the chapter 11 plan of reorganization of the Borrower and certain of its subsidiaries substantially in the form of the Debtors’ Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code ECF No. 1334, Appendix A filed in the main Case of the jointly administered Chapter 11 debtors, Case No. 16-40120 on September 13, 2016, as amended, supplemented or otherwise modified from time to time.

“Platform” shall have the meaning specified in Section 8.03(i).

“Pledge Agreement” shall mean the Pledge Agreement substantially in the form attached hereto as Exhibit G, executed and delivered by the Borrower and each of the Guarantors for the benefit of the Secured Parties pursuant to Section 7.01(a)(xii) or Section 8.01(i), as the same may be supplemented, amended, restated, replaced, or modified from time to time.

“Prime Rate” shall mean as of a particular date, the prime rate of interest as published on that date in The Wall Street Journal (Eastern Edition), or if The Wall Street Journal ceases to quote such rate, a similar rate quoted by a national publication chosen by the Administrative Agent in its reasonable discretion.  If The Wall Street Journal (or similar publication) is not published on a date for which the Prime Rate must be determined, the Prime Rate shall be the prime rate published on the nearest-preceding date.

“Principal Office” shall mean the Administrative Agent’s address set forth on Schedule 1.1(A), or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Prohibited Transaction” shall mean any prohibited transaction as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

“Public Lender” shall have the meaning specified in Section 8.03(i).

“Purchase Money Security Interest” shall mean Liens upon tangible personal property securing loans to any Loan Party or Subsidiary of a Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such tangible personal property.

“Ratable Share” shall mean, as to any Lender, a fraction, the numerator of which is the principal amount of such Lender’s Term Loans and the denominator of which is the aggregate principal amount of all Term Loans of all the Lenders at such time; provided that in the case of Section 2.05 when a Defaulting Lender shall exist, “Ratable Share” shall mean the percentage of the aggregate principal amount of the Term Loans (disregarding any Defaulting Lender’s Term Loans) represented by such Lender’s Term Loans.

“Real Property” shall mean, individually as the context requires, the real property (other than as set forth in the proviso below) that is owned or leased by any Loan Party, including, but not limited to the surface, coal and other mineral rights, interests and coal leases associated with the properties described on Schedule 1.1(E), and “Real Property” shall mean, collectively, as the context requires, all of the foregoing; provided, however, “Real Property” shall not include (i) Excluded Property, (ii) any asset that shall have been released, pursuant to Section 11.15 or Section 11.01(b) from the Liens created in connection with this Agreement, or (iii) any “building”, “structure” or “mobile home” (each as defined in Regulation H as promulgated by the Federal Reserve Board under the Flood Laws).

“Receivables Assets” shall mean accounts receivable (including any bills of exchange) and related assets and property from time to time originated, acquired or otherwise owned by the Borrower or any Subsidiary of the Borrower.

“Recipient” shall mean (a) any Agent or (b) any Lender, as applicable.

“Reclamation Laws” shall mean all Laws relating to mining reclamation or reclamation liabilities including the Surface Mining Control and Reclamation Act of 1977, as amended, and its state and local counterparts or equivalents, including those applicable in West Virginia and Wyoming.

“Refinanced Facility” shall have the meaning specified in Section 2.07(d)(i).

“Refinancing Facility” shall have the meaning specified in Section 2.07(a).

“Refinancing Facility Effective Date” shall have the meaning specified in Section 2.07(c).

“Refinancing Facility Lender” shall mean any Person who provides a Refinancing Facility.

“Refinancing Notes” shall have the meaning specified in Section 8.02(a)(iv).

“Refinancing Term Loan” shall mean, with respect to any Refinancing Facility, an advance made by any Refinancing Facility Lender under such Refinancing Facility.

“Register” shall have the meaning specified in Section 11.08(c).

“Regulated Substances” shall mean, any substance, material or waste, regardless of its form or nature, defined, listed or regulated under Environmental Health and Safety Laws as a “hazardous substance”, “pollutant”, “pollution”, “contaminant”, “hazardous or toxic substance”, “extremely hazardous substance”, “toxic chemical”, “toxic substance”, “toxic waste”, “hazardous waste”, “special handling waste”, “industrial waste”, “residual waste”, “solid waste”, or “regulated substance” or any other material, substance or waste, regardless of its form or nature, which is regulated by the Environmental Health and Safety Laws due to its radioactive, ignitable, corrosive, reactive, explosive, toxic, carcinogenic or infectious properties or nature,  including, without limitation, coal refuse, run-of-mine coal, acid mine drainage, petroleum and petroleum products (including crude oil and any fractions thereof), natural gas, coalbed methane gas, synthetic gas and any mixtures thereof, asbestos, urea formaldehyde, polychlorinated biphenyls, mercury and radioactive substances.

“Regulation U” shall mean Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time.

“Reinvestment Deferred Amounts” shall have the meaning specified in Section 5.06(b)(ii).

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” shall mean anything defined as a “release” under CERCLA or RCRA.

“Remedial Action” shall mean any investigation, identification, preliminary assessment, characterization, delineation, feasibility study, cleanup, corrective action, removal, remediation, risk assessment, fate and transport analysis, in-situ treatment, the treatment of discharges or seeps, containment, operation and maintenance or management in-place, control, abatement or other response actions to Regulated Substances and any closure or post-closure measures, or reclamation activities associated therewith.

“Reportable Event” shall mean a reportable event described in Section 4043 of ERISA and regulations thereunder with respect to a Plan or a Multiemployer Plan (other than any such event as to which the thirty-day notice period is waived); provided that, in the case of any such reportable event with respect to a Multiemployer Plan, such event shall only be deemed a Reportable Event for purposes of this Agreement if the Borrower has knowledge of such event.

“Repricing Event” shall mean, (a) any prepayment or refinancing of all or any portion of Term Loans with the proceeds of, or any conversion of such Term Loans into, any new or replacement tranche of debt financing (excluding any borrowing under the ABL Facility) with a Weighted Average Yield that is less than the Weighted Average Yield applicable to the Term Loans and (b) any amendment to the Facility that, directly or indirectly, has the effect of reducing the Weighted Average Yield of the Term Loans (as reasonably determined by the Administrative Agent in consultation with the Borrower); provided that any such prepayment, refinancing, conversion or amendment that occurs substantially concurrently with a Change of Control shall not result in the occurrence of a Repricing Event.

“Required Lenders” shall mean the Lenders (other than any Defaulting Lender) holding more than 50% of the aggregate principal amount of the Term Loans (excluding any Defaulting Lender).

“Resignation Effective Date” shall have the meaning assigned to such term in Section 10.06.

“Responsible Officer” shall mean, with respect to the Borrower, each of the chief executive officer, president, chief financial officer, treasurer and any vice president of the Borrower and, as to any document delivered on the Closing Date, shall include any secretary or assistant secretary or any other individual or similar official thereof with substantially equivalent responsibilities of the Borrower, and with respect to any Agent, any officer assigned to the corporate trust office of such Person, including any managing director, principal, vice president, assistant vice president, assistant treasurer, assistant secretary, or any other officer of such Person customarily performing functions similar to those performed by any of the above designated officers and having direct responsibility for the administration of this Agreement, and also, with respect to a particular matter, any other officer, to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Payment” shall have the meaning assigned to such term in Section 8.02(h).

“Sale and Leaseback Transaction” shall have the meaning assigned to such term in Section 8.02(l).

“Sanctioned Country” shall have the meaning assigned to such term in Section 6.23.

“Sanctioned Person” shall have the meaning assigned to such term in Section 6.23.

“Sanctions” shall mean any sanctions administered or enforced by the United States (including but not limited to the Office of Foreign Assets Control of the U.S. Treasury Department and the U.S. Department of State), the United Nations Security Council, the European Union and Her Majesty’s Treasury or any other relevant sanctions authority.

“SEC” shall mean the Securities and Exchange Commission or any governmental agencies substituted therefor.

“Secured Hedge Agreement” shall mean any agreement entered in connection with a Hedging Transaction between a Loan Party and a Lender Counterparty to the extent such agreement provides that the obligations thereunder are to be secured on a pari passu basis with the Obligations; provided that no such Secured Hedge Agreement will create (or be deemed to create) in favor of any Lender Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Loan Documents except as expressly provided in Section 11.01 of this Agreement.

“Secured Net Leverage Ratio” shall mean as of any date of determination, the ratio of the amounts under the following clauses (a) and (b):

(a) (i) the aggregate amount of Debt (determined in accordance with GAAP) (other than (x) Debt of the type described in clause (iii) of the definition thereof constituting payments made or to be made to the U.S. Federal Bureau of Land Management with respect to the acquisition of any U.S. federal coal lease by any Loan Party or Subsidiary of any Loan Party which payments are either deferred purchase price payments or bonus bid payments related to any such lease and (y) Debt of the type described in clause (iv) of the definition thereof except to the extent of any unreimbursed drawing thereunder) of the Borrower and its Subsidiaries (other than Permitted Joint Ventures to the extent constituting Subsidiaries) that is secured by any assets of the Borrower or any of its Subsidiaries as of the date of the financial statements most recently delivered by the Borrower pursuant to Section 8.03(a) or Section 8.03(b) less (ii) the aggregate amount of Unrestricted Cash as of such date (but excluding any such Unrestricted Cash that constitute proceeds of any Debt for which this Secured Net Leverage Ratio was required to be tested), to

(b) the sum of EBITDA of the Borrower and its Subsidiaries (other than Permitted Joint Ventures to the extent constituting Subsidiaries) for the period of four consecutive fiscal quarters ending as of the date of such financial statements.

It is expressly agreed that, for purposes of determining the Secured Net Leverage Ratio, the difference between actual funded indebtedness and the fair market value of funded indebtedness recorded as required by the Statement of the Financial Accounting Standards Board No. 141 (as in effect on the Closing Date) will be excluded from indebtedness in the determination of Debt.

“Secured Parties” shall mean, collectively, the Lenders, the Administrative Agent, the Collateral Agent and the Lender Counterparties.

“Securitization Subsidiary” shall mean a Subsidiary of the Borrower (all of the outstanding equity interests of which, other than de minimis preferred stock and director’s qualifying shares, if any, are owned, directly or indirectly, by the Borrower) that is established for the limited purpose of acquiring and financing Receivables Assets and interests therein of the Borrower or any Subsidiary of the Borrower and engaging in activities ancillary thereto.

“Security Agreement” shall mean the Security Agreement substantially in the form attached hereto as Exhibit H, executed and delivered by the Borrower and each of the Guarantors for the benefit of the Secured Parties pursuant to Section 7.01(a)(xii) or Section 8.01(i), as the same may be supplemented, amended, restated, replaced, or modified from time to time.

“Significant Subsidiary” shall mean individually any Subsidiary of the Borrower other than the Non-Guarantor Subsidiaries, and Significant Subsidiaries shall mean collectively all Subsidiaries of the Borrower other than the Non-Guarantor Subsidiaries.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Standard & Poor’s” shall mean Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc. and any successor thereto.

“Stated Maturity Date” shall mean (i) with respect to the Initial Term Loans, March 7, 2024 and (ii) with respect to the Incremental Term Loans, the Extended Term Loans and the Refinancing Term Loans, the date on which such Loans shall become due and payable in full hereunder, as specified in the applicable joinder agreement or amendment hereto.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Federal Reserve Board).  LIBOR Rate Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D.  Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, controlled or held by the parent or one or more subsidiaries of the parent, or (b) whose accounts are consolidated with the accounts of the parent or one or more subsidiaries of the parent in such parent’s or subsidiary’s SEC filings.  Unless the context otherwise requires, Subsidiary shall mean a Subsidiary of the Borrower.

“Subsidiary Shares” shall have the meaning assigned to that term in Section 6.02.

“Swap Obligation” shall have the meaning assigned to that term in the definition of “Excluded Swap Obligation.”

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01(a), any Incremental Term Loans, any Refinancing Term Loans and any Extended Term Loans.

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Term Loans hereunder as set forth on Schedule 1.1(B), or in the Assignment and Acceptance pursuant to which such Lender assumed its Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.08.  The aggregate principal amount of the Term Loan Commitments of all Lenders as of the Closing Date is $300,000,000.

“Term Loan Extension Request” shall have the meaning assigned to that term in Section 2.08.

“Term Loan Extension Series” shall have the meaning assigned to that term in Section 2.08.

“Term Loan Fee Letter” shall mean the Term Loan Fee Letter, dated February 16, 2017, by and among the Borrower and the Arrangers.

“Term Loan Priority Collateral” means all Collateral other than ABL Priority Collateral.

“Term Loan Request” shall have the meaning assigned to that term in Section 2.03.

“Termination Date” shall mean the earlier of (a) the Stated Maturity Date and (b) the date the Obligations are accelerated pursuant to Section 9.02.

“Total Net Leverage Ratio” shall mean, as of any date of determination, the ratio of the amounts under the following clauses (a) and (b):

(a) (i) the aggregate amount of Debt (determined in accordance with GAAP) (other than (x) Debt of the type described in clause (iii) of the definition thereof constituting payments made or to be made to the U.S. Federal Bureau of Land Management with respect to the acquisition of any U.S. Federal coal lease by any Loan Party or Subsidiary of any Loan Party which payments are either deferred purchase price payments or bonus bid payments related to any such lease and (y) Debt of the type described in clause (iv) of the definition thereof except to the extent of any unreimbursed drawings thereunder) of the Borrower and its Subsidiaries (other than Permitted Joint Ventures to the extent constituting Subsidiaries) as of the date of the financial statements most recently delivered by the Borrower pursuant to Section 8.03(a) or Section 8.03(b) less (ii)

the aggregate amount of Unrestricted Cash as of such date (but excluding any such Unrestricted Cash that constitute proceeds of any Debt for which this Total Net Leverage Ratio was required to be tested), to

(b) the sum of EBITDA of the Borrower and its Subsidiaries (other than Permitted Joint Ventures to the extent constituting Subsidiaries) for the period of four consecutive fiscal quarters ending as of the date of such financial statements.

It is expressly agreed that, for purposes of determining the Total Net Leverage Ratio, the difference between actual funded indebtedness and the fair market value of funded indebtedness recorded as required by the Statement of the Financial Accounting Standards Board No. 141 (as in effect on the Closing Date) will be excluded from indebtedness in the determination of Debt.

“Transactions” shall mean (i) the effectiveness of the Loan Documents and the borrowing of the Loans on the Closing Date pursuant to Section 2.01, (ii) the payment of all premiums, fees and expenses in connection with the foregoing and (iii) the refinancing of the Existing Credit Agreement.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the perfection of security interests created by the applicable Collateral Documents.

“Unrestricted Cash” shall mean the aggregate amount of cash and Permitted Investments held in accounts on the consolidated balance sheet of Borrower and its Subsidiaries not to exceed $300,000,000 in the aggregate, to the extent that the use of such cash for application to payment of the Obligations or other Debt is not prohibited by law or any contract or other agreement and such cash is and Permitted Investments are free and clear of all Liens (other than Liens in favor of the Collateral Agent, the ABL Agent or any other agent or representative with respect to permitted secured Debt that is subject to an intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent) and Liens permitted pursuant to clause (xv) of the definition of Permitted Liens.

“Upfront Fee” shall have the meaning assigned to that term in Section 2.02(b).

“U.S. Person” shall mean a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code, or any person treated as a United States person for purposes of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” shall have the meaning assigned to that term in Section 5.09(f).

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Weighted Average Life to Maturity” shall mean, when applied to any Debt on any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Debt.

“Weighted Average Yield” shall mean, with respect to any Debt on any date, the weighted average yield to maturity, in each case, based on the interest rate applicable to such Debt on such date and giving effect to any applicable interest rate floor as well as original issue discount and all upfront or similar fees (which shall be deemed to constitute like amounts of original issue discount) payable by the Borrower to all of the lenders or debt holders generally with respect to such Debt in the initial primary syndication thereof (amortized over the shorter of (x) the original stated life of such Debt and (y) the four years following the date of incurrence thereof), but excluding customary arrangement, structuring, underwriting, amendment, commitment or other fees not paid generally to all lenders or holders of such Debt or payable to the Arrangers (or their affiliates) or any other arranger or agent (or their respective affiliates) in connection with such Debt (and not payable to lenders or debt holders generally).

“Withdrawal Liability” shall mean any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent” shall mean any Loan Party and any Agent.

“Working Capital Facility” shall mean any Permitted Receivables Financing and any ABL Facility.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02.         Interpretive Provisions.

(a)           Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (i) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole and not any particular provision thereof; (iii) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (iv) reference to any Person includes such Person’s successors and assigns, and in the case of an Official Body, any other Official Body that shall have succeeded to any or all of functions thereof; (v) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated, but only to the extent that such amendment, modification, replacement, substitution or restatement is not prohibited by this Agreement or any Applicable Intercreditor Agreement; (vi) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (viii) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, and (ix) unless otherwise specified, all references herein to times of day shall be references to Eastern Time.

(b)           Limited Conditions Acquisitions.

(i)            In connection with any action being taken primarily in connection with a Limited Condition Acquisition (including, without limitation, any Permitted Acquisition financed with the proceeds of an Incremental Facility as set forth in Section 2.06), for purposes of testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of consolidated total assets, if any), in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder may be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Debt and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the LCA Test Date for which consolidated financial statements of the Borrower are available, the Borrower would have been permitted to take such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with.  For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in consolidated total assets of the Borrower or the Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken.  If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to the incurrence of Debt or Liens, or the making of Restricted Payments, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower, or the prepayment, redemption, purchase, defeasance or other satisfaction of Debt on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be tested by calculating the availability under such ratio or basket on a pro forma basis (A) assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Debt and the use of proceeds thereof) have been consummated and (B) assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Debt and the use of proceeds thereof) have not been consummated.

(ii)           In connection with any action being taken primarily in connection with a Limited Condition Acquisition (including, without limitation, any Permitted Acquisition financed with the proceeds of an Incremental Facility as set forth in Section 2.06), for purposes of determining compliance with any provision of this Agreement which requires that no Default or Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition (other than any such condition applicable to Limited Condition Acquisitions as described in Section 2.06(d)(i)) may, at the option of the Borrower, be deemed satisfied, so long as no Default or Event of Default, as applicable, exists on the date the definitive agreements for such Limited Condition Acquisition are entered into.  For the avoidance of doubt, if the Borrower has exercised its option under this Section 1.02(b), and any such Default or Event of Default occurs following the date the definitive agreements for the applicable Limited Condition Acquisition were entered into and prior to the consummation of such Limited Condition Acquisition, any such Default or Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition is permitted hereunder.

(iii)          In connection with any action being taken in connection with a Limited Condition Acquisition (including, without limitation, any Permitted Acquisition financed with the proceeds of an Incremental Facility as set forth in Section 2.06), for purposes of determining compliance with any provision of this Agreement which requires compliance with any representations and warranties set forth herein, such condition (other than any such condition applicable to Limited Condition Acquisitions as described in Section 2.06(d)(i)) may, at the option of the Borrower, be deemed satisfied, so long as the Borrower is in compliance with such representations and warranties on the date the definitive agreements for such Limited Condition Acquisition are entered into.  For the avoidance of doubt, if the Borrower has exercised its option under this Section 1.02(b), and any such breach of a representation or warranty occurs following the date the definitive agreements for the applicable Limited Condition Acquisition were entered into and prior to the consummation of such Limited Condition Acquisition, any such breach shall be deemed to not have occurred for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition is permitted hereunder.

(c)           Compliance with Certain Covenants.  Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on clause (a) of the “Incremental Debt Cap” definition or Section 8.02(h)(v)(i) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on clause (b) of the “Incremental Debt Cap” definition or Section 8.02(h)(v)(ii) (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence.

(d)           Initial Ratio Calculations.  To the extent that any provision of this Agreement requires or tests compliance with (or with respect to) the Secured Net Leverage Ratio or the Total Net Leverage Ratio prior to the initial date upon which the financial statements required by Section 8.03(a) or 8.03(b), as the case may be, are required to be delivered, such ratios shall be calculated as of the period of four consecutive fiscal quarters ending December 31, 2016.

Section 1.03.         Accounting Principles; Changes in GAAP.  Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however that all accounting terms used in Section 8.02 (and all defined terms used in the definition of any accounting term used in Section 8.02) shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the Historical Statements (after giving effect to Fresh Start Reporting, as applicable); provided however if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VIII or any related definition, or the provisions relating to Excess Cash Flow, to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant or provisions relating to Excess Cash Flow (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VIII or any related definition, or provisions relating to Excess Cash Flow, for such purpose), then the Borrower’s compliance with such covenant or provisions relating to Excess Cash Flow shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

ARTICLE 2
THE LOANS

Section 2.01.         The Loans.

(a)           Subject to the terms and conditions hereof, each Lender agrees, severally and not jointly, to make a Term Loan to the Borrower on the Closing Date in a principal amount not to exceed its Term Loan Commitment.

(b)           Any amounts borrowed under Section 2.01(a) and repaid or prepaid may not be reborrowed.

Section 2.02.         Fees.

(a)           The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times specified in the Agent Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(b)           The Borrower agrees to pay to the Administrative Agent, for the account of each Lender, an upfront fee equal to 0.50% of the aggregate amount of its Term Loan Commitment on the Closing Date (which may, at the discretion of the Administrative Agent, take the form of original issue discount) (the “Upfront Fee”).  All Upfront Fees shall be payable in full on the Closing Date out of the proceeds of the Initial Term Loans as and when funded.

Section 2.03.         Term Loan Requests, Borrowings, Loan Conversions and Continuations.

(a)           Term Loan Request.  Each borrowing, conversion to or the renewal of the LIBOR Rate Loan shall be made upon the Borrower’s duly completed irrevocable request therefor substantially in the form of Exhibit I, completed and signed by a Responsible Officer of the Borrower, or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a “Term Loan Request”).  Each Term Loan Request must be received by the Administrative Agent not later than 11:00 a.m., (x) three Business Days prior to the requested date of any borrowing (or, with respect to the borrowing on the Closing Date, such shorter period as may be agreed by the Administrative Agent in its sole discretion), conversion to or renewal of LIBOR Rate Loans or one Business Day for any conversion of LIBOR Rate Loans to Base Rate Loans, and (y) on the requested date of any borrowing of Base Rate Loans.  Each telephonic notice by the Borrower pursuant to this Section must be confirmed promptly by delivery to the Administrative Agent of a written Term Loan Request, appropriately completed and signed by a Responsible Officer of the Borrower.  Each conversion to or renewal of LIBOR Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $500,000 in excess thereof.  Each conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Term Loan Request (whether telephonic or written) shall specify (i) whether the Borrower is requesting a borrowing (and the Class of Term Loans requested), a conversion of Term Loans, or a renewal of LIBOR Rate Loans, (ii) the requested date of the borrowing, conversion or renewal, as the case may be (which shall be a Business Day), (iii) the principal amount of Term Loans to be borrowed, converted or renewed, (iv) whether the Adjusted LIBOR Rate or Base Rate shall apply to such Term Loans to be borrowed or converted to, and (v) if applicable, the duration of the Interest Period with respect thereto.  During the existence of an Event of Default, no Term Loans may be requested as, converted to or renewed as LIBOR Rate Loans without the consent of the Required Lenders.  If the Borrower requests a borrowing of, conversion to, or continuation of LIBOR Rate Loan in any such Term Loan Request, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of 1-month.

(b)           Borrowings, Loan Conversions and Continuation.  Following receipt of a Term Loan Request the Administrative Agent shall promptly notify each Lender of the amount of its Ratable Share of the applicable Term Loans, and if no timely notice of a conversion or renewal is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 4.05.  Any portion of a borrowing maturing or required to be repaid in less than one month may not be converted into or continued as an LIBOR Rate Loan.

(c)           Account. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof, not later than 1:00 p.m., New York City time, by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the applicable Term Loan Request or, if a borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d)           Administrative Agent’s Funding.  Unless the Administrative Agent shall have received notice from a Lender prior to the date of any borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing Tranche, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing Tranche and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error).  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing Tranche for purposes of this Agreement.  Any payment by any Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.04.         Obligations of Lenders Several; Repayment of Loans.

(a)           Obligations of Lenders Several.  The obligations of the Lenders to make payments pursuant to Section 11.03(c) are several and not joint. The failure of any Lender to make any payment under Section 11.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its payment under Section 11.03(c).

(b)           Notes.  Any Lender may request that Loans made (or deemed made) by it be evidenced by a Note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender and its registered assigns in the form attached hereto as Exhibit E.

Section 2.05.         Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then, so long as such Lender is a Defaulting Lender, the outstanding Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.01); provided that the restriction in this Section 2.05 shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of each Lender or each Lender directly affected thereby.  Except as otherwise expressly provided in this Section 2.05, performance by the Borrower of its obligations hereunder and the other Loan Documents shall not be excused or otherwise modified as a result of any Lender becoming a Defaulting Lender or the operation of this Section 2.05.

Section 2.06.         Incremental Debt.

(a)           Request for Incremental Facility.  Upon written notice (an “Incremental Facility Request”) to the Administrative Agent (who shall promptly notify the existing Lenders), the Borrower may, without the consent of any Lender (other than, for the avoidance of doubt, any Lender extending an Incremental Facility with respect to its decision of whether to participate in such Incremental Facility), request to incur additional Term Loans under the same Class as the Initial Term Loans funded on the Closing Date (an “Incremental Term Loan Increase”), or add one or more new tranches of term loans (together with any Incremental Term Loan Increase, each an “Incremental Facility”) in an aggregate principal amount, which when added to the aggregate principal amount of the other Incremental Debt outstanding does not exceed the Incremental Debt Cap; provided that (i) any such request for an Incremental Facility shall be in a minimum amount equal to the lesser of (x) $25,000,000 and (y) the entire amount that remains available for request under this Section 2.06 and (ii) the Borrower may make a maximum of five such requests.

(b)           Incremental Facility Request.  Each Incremental Facility Request from the Borrower shall set forth (i) the requested principal amount of the Incremental Facility and (ii) the proposed material terms of the Incremental Facility (including its proposed interest rate, amortization and any prepayment premiums).  An Incremental Facility may be provided by (A) an existing Lender (but no Lender shall be obligated to provide a commitment in respect of an Incremental Facility, nor shall the Borrower have any obligation to approach any existing Lenders to provide a commitment in respect of an Incremental Facility) or (B) any other Incremental Lender so long as any such Person is approved by any Person who would have consent rights pursuant to Section 11.08 if such Incremental Lender was becoming a Lender.  Subject to any such consents being received and if not already a party hereto, any such Incremental Lender may become a party to this Agreement by entering into a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent.

(c)           Effective Date and Allocations.  In connection with any Incremental Facility, the Administrative Agent and the Borrower shall determine the effective date (the “Incremental Facility Effective Date”).  The Administrative Agent shall promptly notify the Borrower and the Lenders of the principal amount of the Incremental Facility and the Incremental Facility Effective Date.

(d)           Conditions to Effectiveness of Incremental Facility. The effectiveness of each Incremental Facility shall be subject to the following conditions:

(i)            as of the Incremental Facility Effective Date, (A) the representations and warranties contained in Article 6 (or, in the case of any Incremental Facility being requested in connection with a Limited Condition Acquisition, only certain customary specified representations and acquisition agreement representations to the extent acceptable to the Lenders providing such Incremental Facility) are true and correct in all material respects (or, in the case of any representation and warranty that is qualified as to “materiality,” “Material Adverse Change” or similar language, in all respects) on and as of the Incremental Facility Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (ii) (A) if such Incremental Facility is being requested in connection with a Limited Condition Acquisition, no Default or Event of Default under Sections 9.01(a), (k), or (l) (and no other Default or Event of Default the absence of which is a condition required by the lenders providing such Incremental Facility) has occurred or is continuing or would immediately result therefrom, (B) otherwise, no Default or Event of Default has occurred or is continuing or would immediately result therefrom and (C) the Administrative Agent shall have received a certificate dated as of such date and executed by a Responsible Officer of the Borrower as to the foregoing;

(ii)           such Incremental Facility shall have the same guarantees as, and be secured on a pari passu basis with, the Obligations; provided that, if agreed by the Borrower and the relevant Incremental Lenders, the Incremental Facility (other than any Incremental Term Loan Increase) may be subject to lesser guarantees or be unsecured or less secured, or the Liens securing the Incremental Facility (other than any Incremental Term Loan Increase) may rank junior to the Liens securing the Term Loans; provided, further, that any junior or less secured Incremental Facility shall be subject to an intercreditor agreement reasonably satisfactory to the Administrative Agent;

(iii)          such Incremental Facility shall not be secured by a Lien on any assets of the Borrower and its Subsidiaries that does not also secure the Obligations, and, to the extent guaranteed, such Incremental Facility shall not be guaranteed by any Subsidiary that is not a Guarantor of the Obligations;

(iv)          such Incremental Facility shall (A) have a final maturity no earlier than the Latest Maturity Date, (B) have a Weighted Average Life to Maturity no shorter than each Class of Term Loans then outstanding and (C) not have any terms which require it to be voluntarily or mandatorily prepaid (other than scheduled amortization) prior to the repayment in full of the outstanding Term Loans pursuant to Section 5.06 hereof, unless accompanied by at least a ratable payment of such Term Loans;

(v)           (A) except as otherwise specified in the documentation for the applicable Incremental Facility, the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date under Section 7.01 and (B) all fees and expenses owing in respect of such Incremental Facility to the Administrative Agent and the Lenders shall have been paid in full; and

(vi)          the terms of any Incremental Term Loan Increase (other than with respect to original issue discount or upfront fees) shall be identical to the Initial Term Loans funded on the Closing Date;

(vii)         to the extent such terms and documentation for the Incremental Facility (other than any Incremental Term Loan Increase covered in clause (vi) above) are not substantially consistent with the applicable Loan Documents, they shall be reasonably satisfactory to the Administrative Agent, unless such terms (A) are more favorable to the Borrower, taken as a whole, than the Loan Documents in respect of the outstanding Term Loans (or the Lenders under the outstanding Term Loans receive the benefit of the more restrictive terms, which, for avoidance of doubt, may be provided to them without their consent), in each case, as certified by a Responsible Officer of the Borrower in good faith, (B) concern pricing (including interest rates, interest rate floors, interest rate margins, fees, original issue discount or other fees), the amortization schedule, commitment reductions, prepayments and any prepayment premiums applicable to such Incremental Facility or (C) apply after the Latest Maturity Date at the time such Incremental Facility is made available (it being understood to the extent that any financial maintenance covenant is added for the benefit of any such Incremental Facility, no consent shall be required from the Administrative Agent to the extent that such financial maintenance covenant is also added for the benefit of the outstanding Term Loans).

(e)           Most Favored Nations.  If any Incremental Facility is incurred during the twelve month period following the Closing Date, in the event that the Weighted Average Yield for any Incremental Facility exceeds the Weighted Average Yield for the Initial Term Loans by more than 50 basis points (the “Excess”), then the interest rate margins for the Initial Term Loans shall be increased to the extent necessary to eliminate such Excess; provided that, in determining the Weighted Average Yield applicable to the Incremental Facility and the Initial Term Loans, if the Incremental Facility includes an interest rate floor greater than the applicable interest rate floor under the Initial Term Loans, such differential between interest rate floors shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the interest rate margin under the Initial Term Loans shall be required, but only to the extent an increase in the interest rate floor in the Initial Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the interest rate margin) applicable to the Initial Term Loans may be increased to the extent necessary in respect of such differential between interest rate floors; provided that each basis point increase to the interest rate floor of the Initial Term Loans shall count as one basis point of increase in the interest rate margin to the Initial Term Loans for purposes of eliminating the Excess.

(f)            Amendment.  With the consent of the Lenders providing an Incremental Facility, the Borrower and the Administrative Agent (and without the consent of any other Lender), this Agreement shall be amended in writing to reflect any changes necessary to give effect to such Incremental Facility in accordance with its terms (including, without limitation, to give such Incremental Facility the benefits of Section 5.06, as applicable).

(g)           Conflicting Provisions.  This Section shall supersede any provisions in Section 5.02 or Section 11.01 to the contrary.

Section 2.07.         Refinancing Debt.

(a)           Refinancing Facility.  The Borrower may extend, refinance, renew or replace, in whole or in part, the Loans under any Facility with one or more term loan facilities (each, a

“Refinancing Facility”); provided that any such request for an Refinancing Facility shall be in a minimum amount equal to the lesser of (i) $25,000,000 and (ii) the entire amount of any Facility which is being extended, refinanced, renewed or replaced under this Section 2.07.

(b)           Refinancing Facility Lender.  A Refinancing Facility may be provided by (i) an existing Lender (but no Lender shall be obligated to provide a commitment in respect of a Refinancing Facility, nor shall the Borrower have any obligation to approach any existing Lenders to provide a commitment in respect of a Refinancing Facility) or (ii) any other Refinancing Facility Lender so long as any such Person is approved by any Person who would have consent rights pursuant to Section 11.08 if such Refinancing Facility Lender was becoming a Lender.  Subject to any such consents being received and if not already a party hereto, any such Refinancing Facility Lender may become a party to this Agreement by entering into a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent.

(c)           Effective Date.  In connection with any Refinancing Facility, the Administrative Agent and the Borrower shall determine the effective date (the “Refinancing Facility Effective Date”).  The Administrative Agent shall promptly notify the Borrower and the Lenders of the principal amount of the Refinancing Facility and the Refinancing Facility Effective Date.

(d)           Conditions to Effectiveness of Refinancing Facility. The effectiveness of each Refinancing Facility shall be subject to the following conditions:

(i)            the aggregate principal amount (or accreted value, if applicable) of any Refinancing Facility will not exceed the outstanding aggregate principal amount (or accreted value, if applicable) of any Facility which it is extending, refinancing, renewing or replacing (the “Refinanced Facility”) plus any Permitted Refinancing Increase;

(ii)           such Refinancing Facility shall have the same guarantees as, and be secured on a pari passu basis with, the Obligations; provided that, if agreed by the Borrower and the relevant Refinancing Facility Lenders, the Refinancing Facility may be subject to lesser guarantees or be unsecured or less secured, or the Liens securing the Refinancing Facility may rank junior to the Liens securing the Obligations; provided further that any Refinancing Facility that is secured on a pari passu or junior basis with the Obligations shall be subject to an intercreditor agreement reasonably satisfactory  to the Administrative Agent;

(iii)          such Refinancing Facility shall not be secured by a Lien on any assets of the Borrower and its Subsidiaries that does not also secure the Obligations, and, to the extent guaranteed, such Refinancing Facility shall not be guaranteed by any Subsidiary that is not a Guarantor of the Obligations;

(iv)          such Refinancing Facility shall (A) have a final maturity no earlier than the maturity date of the Refinanced Facility, (B) a Weighted Average Life to Maturity no shorter than that of the Refinanced Facility and (C) shall not have any terms which require it to be voluntarily or mandatorily prepaid prior to the repayment in full of the outstanding Term Loans, unless accompanied by at least a ratable payment of such Term Loans;

(v)           to the extent such terms and documentation for the Refinancing Facility are not substantially consistent with the applicable Loan Documents, they shall be reasonably satisfactory to the Administrative Agent, unless such terms (A) are more favorable to the Borrower, taken as a whole, than the Loan Documents in respect of the outstanding Term Loans (or the Lenders under the outstanding Term Loans shall receive the benefit of the more restrictive terms, which, for avoidance of doubt, may be provided to them without their consent), in each case, as certified by a Responsible Officer of the Borrower in good faith, (B) concern pricing (including interest rates, rate floors, fees, original issue discount or other fees), the amortization schedule, commitment reductions, prepayments and any prepayment premiums applicable to such Refinancing Facility or (C) apply after the Latest Maturity Date in effect at the time such Refinancing Facility is incurred; and

(vi)          the proceeds of such Refinancing Facility (other than proceeds of such Refinancing Facility that are used to fund any Permitted Refinancing Increase (as set forth in clauses (a) and (b) of the definition of such term)) shall be applied, on a dollar-for-dollar basis, substantially concurrently with the incurrence thereof, to the repayment of the Refinanced Facility.

(e)           Amendment.  With the consent of the Lenders providing a Refinancing Facility, the Borrower and the Administrative Agent (and without the consent of any other Lenders), this Agreement shall be amended in writing to reflect any changes necessary to give effect to such Refinancing Facility in accordance with its terms (including, without limitation, to give such Refinancing Facility the benefits of Section 5.06, as applicable).

(f)            Conflicting Provisions.  This Section shall supersede any provisions in Section 5.02 or Section 11.01 to the contrary.

Section 2.08.         Extension of Term Loans(a)              .

(a)           Extension of Term Loans.  The Borrower may at any time and from time to time request that all or a portion of the Term Loans of a given Class (each, an “Existing Term Loan Tranche”) be amended to extend the scheduled maturity date(s) with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so amended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.08.  In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Term Loan Tranche and (y) be identical to (or more favorable, taken as a whole, to the Borrower than) the Term Loans under the Existing Term Loan Tranche from which such Extended Term Loans are to be amended, except that: (i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment; (ii)

the yield with respect to the Extended Term Loans (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the yield for the Term Loans of such Existing Term Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans); and (iv) Extended Term Loans may have call protection as may be agreed by the Borrower and the Lenders thereof; provided that no Extended Term Loans may be optionally prepaid prior to the date on which all Term Loans with an earlier final maturity (including Term Loans under the Existing Term Loan Tranche from which they were amended) are repaid in full, unless such optional prepayment is accompanied by at least a pro rata optional prepayment of such other Term Loans; provided, however, that (A) no Default or Event of Default shall have occurred and be continuing at the time a Term Loan Extension Request is delivered to Lenders; (B) such Extended Term Loans shall not be permitted if, after giving effect thereto, there shall be more than five Classes of Term Loans under this Agreement; (C) such Extended Term Loans shall be secured by the Collateral, and guaranteed by the Guarantors, on a pari passu basis with the Obligations pursuant to the Collateral Documents and shall not be secured by any property or assets other than Collateral or guaranteed by any person other than a Guarantor; (D) in no event shall the final maturity date of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof be earlier than the Latest Maturity Date; (E) the Weighted Average Life to Maturity of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof shall be no shorter (other than by virtue of amortization or prepayment of such Debt prior to the time of incurrence of such Extended Term Loans) than the remaining Weighted Average Life to Maturity of any Class of Term Loan; (F) all documentation in respect of such Extension Amendment shall be consistent with the foregoing; and (G) any Extended Term Loans may participate on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Term Loan Extension Request.  Any Extended Term Loans amended pursuant to any Term Loan Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans amended from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Loan Extension Series with respect to such Existing Term Loan Tranche.  Each Term Loan Extension Series of Extended Term Loans incurred under this Section 2.08 shall be in an aggregate principal amount that is not less than $25,000,000.

(b)           Extension Request.  The Borrower shall provide the applicable Term Loan Extension Request at least ten (10) Business Days prior to the date on which Lenders under the Existing Term Loan Tranche, are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.08.  No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche amended into Extended Term Loans pursuant to any Term Loan Extension Request.  Any Lender holding a Loan under an Existing Term Loan Tranche (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Term Loan Extension Request amended into Extended Term Loans shall notify the

Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Term Loan Extension Request (which shall in any event be no less than three (3) Business Days prior to the effectiveness of the applicable Extension Amendment) of the amount of its Term Loans under the Existing Term Loan Tranche which it has elected to request be amended into Extended Term Loans (subject to any minimum denomination requirements reasonably imposed by the Administrative Agent).  In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Tranche in respect of which applicable Lenders shall have accepted the relevant Term Loan Extension Request exceeds the amount of Extended Term Loans requested to be extended pursuant to the Term Loan Extension Request, Term Loans subject to Extension Elections shall be amended to Extended Term Loans or on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of such Term Loans included in each such Extension Election.

(c)           Extension Amendment.  Extended Term Loans shall be established pursuant to an amendment (each, a “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Term Lender providing an Extended Term Loan, thereunder, which shall be consistent with the provisions set forth in Sections 2.08(a) or (b) above, respectively (but which shall not require the consent of any other Lender).  The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 7.01(a)(vi) (all references in Section 7.01 to Closing Date shall be deemed to be references to any Extension on the applicable date of such Extension) and the Administrative Agent shall have received (i) legal opinions, board resolutions and other closing certificates to reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Term Loans are provided with the benefit of the applicable Loan Documents.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment.  Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Term Loans incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 5.01 with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable Extension (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 5.01), (iii) modify the prepayments set forth in Section 5.06 to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto, and (iv) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.08, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.

(d)           No conversion of Loans pursuant to any Extension in accordance with this Section 2.08 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

Section 2.09.         Dutch Auction Repurchases.

(a)           Notwithstanding anything to the contrary contained in this Agreement, the Borrower may at any time and from time to time purchase Initial Term Loans, Incremental Term Loans, Refinancing Term Loans and Extended Term Loans by conducting modified Dutch auctions available to all Lenders on a pro rata basis (each, an “Auction”) (each Auction to be managed exclusively by the Administrative Agent or another investment bank of recognized standing selected by the Borrower following consultation with the Administrative Agent in accordance with the Auction Procedures (in such capacity, the “Auction Manager”)), so long as the following conditions are satisfied:

(i)            no Default or Event of Default shall have occurred and be continuing at the time of the purchase of any Initial Term Loans, Incremental Term Loans, Refinancing Term Loans and Extended Term Loans in connection with any Auction;

(ii)           no proceeds of any loans or other extensions of credit under the ABL Facility shall be used in connection with such assignment or purchase of such Loans;

(iii)          the minimum principal amount (calculated on the face amount thereof) of all Initial Term Loans, Incremental Term Loans, Refinancing Term Loans and Extended Term Loans that the Borrower purchases in any such Auction shall be no less than $1,000,000 and whole increments of $500,000 in excess thereof (unless another amount is agreed to by the Administrative Agent and Auction Manager);

(iv)          the assigning Lender and the Borrower shall execute and deliver to the Administrative Agent an Assignment and Acceptance substantially in the form of Exhibit A-1 hereto;

(v)           the aggregate principal amount (calculated on the face amount thereof) of all Initial Term Loans, Incremental Term Loans, Refinancing Term Loans and Extended Term Loans so purchased by the Borrower shall immediately and automatically be cancelled and retired by the Borrower on the settlement date of the relevant purchase (and may not be resold, assigned or participated out by the Borrower) for all purposes of this Agreement and all other Loan Documents, including, without limitation, (i) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (ii) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document, (iii) the providing of any rights to the Borrower as a Lender under this Agreement or any other Loan Document and (iv) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document;

(vi)          the Borrower will promptly advise the Administrative Agent of the total amount of all Initial Term Loans, Incremental Term Loans, Refinancing Term Loans and Extended Term Loans so purchased by the Borrower and the Administrative Agent is authorized to make appropriate entries in the Register to reflect such cancellation and retirement;

(vii)         no more than one Auction may be ongoing at any one time; and

(viii)        no Extended Term Loans may be so purchased when any Debt under any Existing Term Loan Tranche that was converted to such Class of Extended Term Loans remains outstanding.

(b)           The Borrower shall have no liability to any Lender for any termination of the respective Auction as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Initial Term Loans, Incremental Term Loans, Refinancing Term Loans and Extended Term Loans pursuant to the respective Auction, and any such failure shall not result in any Default hereunder.  With respect to all purchases of Initial Term Loans, Incremental Term Loans, Refinancing Term Loans and Extended Term Loans made by the Borrower pursuant to this Section 2.09, (i) the Borrower shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Initial Term Loans, Incremental Term Loans, Refinancing Term Loans and Extended Term Loans up to the settlement date of such purchase and (ii) such purchases (and the payments made by the Borrower and the cancellation of the purchased Initial Term Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans, in each case, in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 5.01(a) or Section 5.06.

(c)           The Administrative Agent and the Lenders hereby consent to the Auctions and the other transactions contemplated by this Section 2.09 (provided that no Lender shall have an obligation to participate in any such Auctions) and hereby waive the requirements of any provision of this Agreement other than this Section 2.09 (including, without limitation, Sections 5.01(b), 5.02, 5.03, 5.04, 5.06 and 11.08, it being understood and acknowledged that purchases of the Initial Term Loans, Incremental Term Loans, Refinancing Term Loans and Extended Term Loans by the Borrower contemplated by this Section 2.09 shall not constitute Investments by the Borrower) that may otherwise prohibit any Auction or any other transaction contemplated by this Section 2.09.  The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article 10 and Section 11.03 mutatis mutandis as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Auction.

(d)           Each Lender participating in any assignment to the Borrower acknowledges and agrees that in connection with such assignment, (1) the Borrower then may have non-public information relating to the Term Loans or regarding itself and its Subsidiaries, (2) such Lender has independently and, without reliance on the Borrower, the Administrative Agent or any Related Parties of the Administrative Agent, made its own analysis and determination to participate in such assignment notwithstanding such Lender’s lack of knowledge of non-public information, (3) none of the Borrower, its Subsidiaries, the Administrative Agent or any Related Parties of the Administrative Agent shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrower and its Subsidiaries, the Administrative Agent and any Related Parties of the Administrative Agent, under applicable laws or otherwise, with respect to the nondisclosure of the non-public information and (4) the non-public information may not be available to the Administrative Agent or the other Lenders.

(e)           The aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans purchased by (and subsequently cancelled hereunder) the Borrower pursuant to this Section 2.09 and each principal repayment installment with respect to the Term Loans of such Class pursuant to Section 5.01(a) shall be reduced pro rata by the par value of the aggregate principal amount of the Term Loans so purchased (and subsequently cancelled).

Section 2.10.         Open Market Purchases.

(a)           Notwithstanding anything to the contrary contained in this Agreement, the Borrower may at any time and from time to time make open market purchases of Initial Term Loans, Incremental Term Loans, Refinancing Term Loans and Extended Term Loans (each, an “Open Market Purchase”), so long as the Borrower has identified itself as the purchaser in such Open Market Purchase and so long as no Default or Event of Default shall have occurred and be continuing at the time of such Open Market Purchase.

(b)           The Administrative Agent shall receive from the Borrower a fully executed and completed Open Market Assignment and Acceptance substantially in the form of Exhibit A-2 hereto.

(c)           The aggregate principal amount (calculated on the face amount thereof) of all Initial Term Loans, Incremental Term Loans, Refinancing Term Loans and Extended Term Loans so purchased by the Borrower shall immediately and automatically be cancelled and retired by the Borrower on the settlement date of the relevant Open Market Purchase (and may not be resold, assigned or participated out by the Borrower) for all purposes of this Agreement and all other Loan Documents, including, without limitation, (i) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (ii) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document, (iii) the providing of any rights to the Borrower as a Lender under this Agreement or any other Loan Document and (iv) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document.

(d)           The Borrower will promptly advise the Administrative Agent of the total amount of all Initial Term Loans, Incremental Term Loans, Refinancing Term Loans and Extended Term Loans so purchased by the Borrower and the Administrative Agent is authorized to make appropriate entries in the Register to reflect such cancellation and retirement.

(e)           With respect to all Open Market Purchases of Initial Term Loans, Incremental Term Loans, Refinancing Term Loans and Extended Term Loans made by the Borrower pursuant to this Section 2.10, (i) the Borrower shall pay on the settlement date of each such Open Market Purchase all accrued and unpaid interest, if any, on the purchased Initial Term Loans, Incremental Term Loans, Refinancing Term Loans and Extended Term Loans up to the settlement date of such Open Market Purchase (except to the extent otherwise set forth in the relevant purchase document as agreed by the respective selling Lender) and (ii) such Open Market Purchases (after the payments made by the Borrower and the cancellation of the purchased Initial Term Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 5.01(a) or Section 5.06.

(f)            The Administrative Agent and the Lenders hereby consent to the Open Market Purchases contemplated by this Section 2.10 and hereby waive the requirements of any provision of this Agreement other than this Section 2.10 (including, without limitation, Sections 5.01(b), 5.02, 5.03, 5.04, 5.06 and 11.08, it being understood and acknowledged that Open Market Purchases of the Initial Term Loans, Incremental Term Loans, Refinancing Term Loans and Extended Term Loans by the Borrower contemplated by this Section 2.10 shall not constitute Investments by the Borrower) that may otherwise prohibit any Open Market Purchase by this Section 2.10.

(g)           The Borrower shall not use the proceeds of any loans or other extensions of credit under the ABL Facility for any Open Market Purchase pursuant to this Section 2.10.

(h)           Each Lender participating in any Open Market Purchase acknowledges and agrees that in connection with such Open Market Purchase, (1) the Borrower then may have non-public information relating to the Initial Term Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans or regarding itself and its Subsidiaries, (2) such Lender has independently and, without reliance on the Borrower or any of its Subsidiaries, the Administrative Agent or any Related Parties of the Administrative Agent, made its own analysis and determination to participate in such Open Market Purchase notwithstanding such Lender’s lack of knowledge of non-public information, (3) none of the Borrower, its Subsidiaries, the Administrative Agent or any Related Parties of the Administrative Agent shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrower and its Subsidiaries, the Administrative Agent and any Related Parties of the Administrative Agent, under applicable laws or otherwise, with respect to the nondisclosure of the non-public information and (4) the non-public information may not be available to the Administrative Agent or the other Lenders.

(i)            The aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans purchased by (and subsequently cancelled hereunder) the Borrower pursuant to this Section 2.10 and each principal repayment installment with respect to the Term Loans of such Class pursuant to Section 5.01(a) shall be reduced pro rata by the par value of the aggregate principal amount of the Term Loans so purchased (and subsequently cancelled).

ARTICLE 3
RESERVED

ARTICLE 4
INTEREST RATES

Section 4.01.         Interest Rate Options. The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans at the Base Rate or Adjusted LIBOR Rate applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than five (5) LIBOR Rate Loans in the aggregate among all of the Loans and provided, further that if an Event of Default exists and is continuing, the Borrower may not request, convert to, or renew any LIBOR Rate Loans and the Required Lenders may demand that all existing LIBOR Rate Loans be converted immediately to Base Rate Loans, subject to the obligation of the Borrower to pay any indemnity under Section 5.10 in connection with such conversion.  If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate.  The Borrower shall have the right to select from the following Interest Rate Options applicable to each Class of Term Loans:

(i)            Base Rate Option: With respect to a Base Rate Loan, a fluctuating rate per annum computed on the basis of a year of 365 or 366 days, as the case may be, and actual number of days elapsed in the period during which it accrues, equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

(ii)           LIBOR Rate Option: With respect to a LIBOR Rate Loan, a rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Adjusted LIBOR Rate plus the Applicable Margin.

Section 4.02.         Interest Periods.  At any time when the Borrower shall select, convert to or renew a LIBOR Rate Loan, the Borrower shall notify the Administrative Agent thereof at least three (3) Business Days prior to the effective date of such selection, conversion or renewal by delivering a Term Loan Request. The notice shall specify an Interest Period during which such interest rate option shall apply. Notwithstanding the preceding sentence, in the case of the renewal of a LIBOR Rate Loan at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

Section 4.03.         Interest After Default. Each Obligation hereunder if not paid when due shall bear interest on such overdue amount at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.0% per annum plus the interest rate otherwise applicable to such Loan or (ii) in the case of any other overdue amounts, the sum of the rate of interest applicable to Base

Rate Loans plus an additional 2.0% per annum from the time such overdue Obligation becomes due and payable and until it is paid in full.

Section 4.04.         Illegality; Increased Costs; Deposits Not Available.

(a)           [Reserved]

(b)           Illegality; Increased Costs; Deposits Not Available. If at any time any Lender shall have determined that:

(i)            the making, maintenance or funding of any LIBOR Rate Loan has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

(ii)           such LIBOR Rate Loan will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any such Loan, or

(iii)          after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Loan, or to banks generally, to which an Adjusted LIBOR Rate applies, respectively, are not available to such Lender with respect to such Loan, or to banks generally, in the interbank eurodollar market, then the Administrative Agent shall have the rights specified in Section 4.04(c).

(c)           Agent’s and Lender’s Rights. In the case of an event specified in Section 4.04(b) above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of such Lender to allow the Borrower to convert to or renew a LIBOR Rate Loan shall be suspended until the Administrative Agent shall have later notified the Borrower, or such Lender shall have later notified the Administrative Agent, of such Lender’s determination that the circumstances giving rise to such previous determination no longer exist. If any Lender notifies the Administrative Agent of a determination under Section 4.04(b), the Borrower shall, subject to the Borrower’s indemnification Obligations under Section 5.10, as to any LIBOR Rate Loan, on the date specified in such notice either convert such Loan to the Base Rate Loan or prepay such Loan in accordance with Section 5.06(a). Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Loan upon such specified date.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Rate Loans.

Section 4.05.         Selection of Interest Rate Options.  If the Borrower fails to select a new Interest Period to apply to any LIBOR Rate Loan at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 4.02, the Borrower shall be deemed to have continued such Borrowing Tranche the LIBOR Rate Loan with a 1-month Interest Period commencing upon the last day of the existing Interest Period, provided that, if an Event of Default exists and is continuing, the Borrower shall be deemed to have converted such Borrowing Tranche to the Base Rate Loan commencing upon the last day of the existing Interest Period.

ARTICLE 5
PAYMENTS

Section 5.01.         Payments.

(a)           The Borrower shall repay to the Administrative Agent, for the benefit of the Lenders, (i) on the last Business Day of each March, June, September and December, commencing on June 30, 2017, equal quarterly installments of principal equal to 0.25% of the aggregate original principal amount of the Initial Term Loans (as adjusted from time to time pursuant to Sections 2.06, 2.07, 2.08, 2.09, 2.10 and 5.06) and (ii) on the Termination Date of such Initial Term Loans, the aggregate principal amount of all Initial Term Loans outstanding on such date.

(b)           The Borrower shall pay to the Administrative Agent, for the account of the appropriate Lenders, (i) on each repayment date specified or referenced in the applicable joinder agreement or amendment for the Refinancing Term Loans, Incremental Term Loans or Extended Term Loans, a principal amount of the Class of Term Loans covered thereby (as adjusted from time to time pursuant to Sections 2.06, 2.07, 2.08, 2.09, 2.10 and 5.06) equal to the amount set forth for such date in such joinder or agreement and (ii) on the Termination Date for such Class of Term Loans, the aggregate principal amount of all Term Loans of such Class outstanding on such date.

(c)           All payments and prepayments to be made in respect of principal, interest, fees or amounts due from the Borrower hereunder shall be payable prior to 2:00 p.m. on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim, defense, recoupment or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent at its Principal Office for the ratable accounts of the Lenders (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Section 5.08, 5.09 or 5.10) in U.S. Dollars and in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to the Lenders in immediately available funds.  The Administrative Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement and shall be deemed an “account stated.”

Section 5.02.         Pro Rata Treatment of Lenders.  Each conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal, premium or interest shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Section 2.06, 2.07, 2.08, 2.09, 2.10, 5.08, 5.09 or 5.10) be payable ratably among the Lenders entitled to such payment in accordance with the amount of principal, premium and interest as set forth in this Agreement.

Section 5.03.         Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than the pro-rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such excess payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)            if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and

(ii)           the provisions of this Section 5.03 shall not be construed to apply to (x) any payment made by the Loan Parties or received by a Lender pursuant to and in accordance with the express terms of the Loan Documents or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, including any such payments received in connection with assignments of its Loans to the Borrower pursuant to Sections 2.09 and 2.10, but excluding any other payments made by the Borrower or any Subsidiary thereof (as to which the provisions of this Section 5.03 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

Section 5.04.         Presumptions by Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 5.05.         Interest Payment Dates.

(a)           Interest on Loans shall be due and payable in arrears on each Interest Payment Date. Interest on mandatory prepayments of principal under Section 5.06(b) shall be due on the date such mandatory prepayment is due. Interest on the other principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise).

Section 5.06.         Prepayments.

(a)           Voluntary Prepayments. The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 5.06(c) and Section 5.10). Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Administrative Agent by 11:00 a.m. at least three (3) Business Days prior to the date of prepayment of the LIBOR Rate Loans and one (1) Business Day prior to the date of prepayment of the Base Rate Loans:

(i)            the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(ii)           a statement indicating the application of the prepayment between Base Rate Loans and LIBOR Rate Loans; and

(iii)          the total principal amount of such prepayment, which shall not be less than $1,000,000 (unless a lesser amount is required to repay such Loan in full).

All prepayment notices shall be irrevocable; provided that, subject to the Borrower’s obligations under Section 5.10, the Borrower may condition any prepayment notice on the occurrence of any subsequent event (including a Change of Control, refinancing transaction or Permitted Acquisition or other Investment) and rescind such prepayment notice if such transaction shall not be consummated or shall otherwise be delayed. The principal amount of the Loans for which a prepayment notice is given, together with accrued and unpaid interest and premium on such principal amount, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Except as provided in Section 4.04(c), if the Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied first to the Base Rate Loans to the full extent thereof, then to the LIBOR Rate Loans, in each case, in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 5.10. Any prepayment hereunder shall be subject to the Borrower’s Obligation to indemnify the Lenders under Section 5.10.  Voluntary prepayments of Term Loans shall be applied as directed by the Borrower in the prepayment notice described above.

(b)           Mandatory Prepayments.

(i)            Sales of Assets and Insurance/Condemnation Proceeds.

(A)     Within five (5) Business Days of any sale of assets or series of related sales of assets permitted under Section 8.02(d)(v) resulting in Net Cash Proceeds for all such sales of assets in excess of $10,000,000 in the aggregate (or $200,000,000 in the aggregate so long as the Secured Net Leverage Ratio is equal to or less than 2.00 to 1.00 on a pro forma basis) and subject to Section 5.06(b)(ii) below, the Borrower shall immediately pay or cause to be paid an aggregate amount equal to 100% of such Net Cash Proceeds in excess of such applicable threshold to the Administrative Agent for distribution to the Lenders in accordance with each such Lender’s Ratable Share of the Facility based on the aggregate amount of Term Loans outstanding at such time.

(B)     Within five (5) Business Days following receipt of any Net Insurance/Condemnation Proceeds in excess of $10,000,000 in the aggregate, subject to Section 5.06(b)(ii) below, the Borrower shall immediately pay or cause to be paid an aggregate amount equal to 100% of such Net Insurance/Condemnation Proceeds to the Administrative Agent for distribution to the Lenders in accordance with each such Lender’s Ratable Share of the Facility based on the aggregate amount of Term Loans outstanding at such time.

(C)     Notwithstanding the foregoing, solely to the extent that any ABL Facility is then outstanding and prior to the Discharge of ABL Obligations (as defined in the ABL Intercreditor Agreement or any comparable definition), clauses (A) and (B) above shall not apply in respect of any Net Cash Proceeds from the sale of assets, or any Net Insurance/Condemnation Proceeds, constituting (x) ABL Priority Collateral or (y) in the case of the sale of the equity interests of a Subsidiary that owns ABL Priority Collateral, the portion of such proceeds of such sale attributable to ABL Priority Collateral, as provided for in the ABL Intercreditor Agreement, (i) so long as no Default specified under Section 9.01(a), (k) or (l) or Event of Default shall have occurred and be continuing, or (ii) during the continuance of any such Default or Event of Default, to the extent such proceeds are used to repay or cash collateralize ABL Obligations.

(D)          Notwithstanding any of the other provisions of this Section 5.06(b), if at the time that any prepayment pursuant to clauses (i)(A) and (B) of this Section 5.06(b) would be required, the Borrower is required to prepay or offer to repurchase any Incremental Notes or Refinancing Notes (in each case, to the extent secured by Liens on the Collateral ranking pari passu basis with the Obligations) and the Permitted Refinancing of any such Debt, in each case pursuant to the terms of the documentation governing such Debt, with the Net Cash Proceeds for such sales of assets or Net Insurance/Condemnation Proceeds (such Incremental Notes and Refinancing Notes (or the Permitted Refinancing of any such Debt) required to be prepaid or offered to be so repurchased, “Other Applicable First Priority Indebtedness”), then the Borrower may apply such Net Cash Proceeds and Net Insurance/Condemnation Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the

Term Loans and Other Applicable First Priority Indebtedness at such time; provided that the portion of such Net Cash Proceeds and Net Insurance/Condemnation Proceeds allocated to the Other Applicable First Priority Indebtedness shall not exceed the amount of such Net Cash Proceeds and Net Insurance/Condemnation Proceeds required to be allocated to the Other Applicable First Priority Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Cash Proceeds and Net Insurance/Condemnation Proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the prepayment or repurchase of Other Applicable First Priority Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to clauses (i)(A) and (B) of this Section 5.06(b), as applicable, shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable First Priority Indebtedness decline to have such indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event within five Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.

(ii)           Reinvestment Proceeds.  No mandatory prepayment shall be required pursuant to Section 5.06(b)(i) with respect to any Net Cash Proceeds or Net Insurance/Condemnation Proceeds if, (A) upon receipt of such Net Cash Proceeds or Net Insurance/Condemnation Proceeds, the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer as to the amount of Net Cash Proceeds or Net Insurance/Condemnation Proceeds received and the Borrower’s intent to reinvest such proceeds to acquire, repair or refurbish assets useful in the business of the Borrower and its Subsidiaries (or replace, repair or refurbish damaged or destroyed assets) or to the construction, development or expansion of a major mine complex in accordance with the time periods set forth in clause (B) below and (B) prior to the date occurring 365 days after receipt thereof the Borrower shall have reinvested (or, if the Borrower or any Subsidiary enters into a legally binding commitment to reinvest such Net Cash Proceeds within 365 days following receipt thereof, (x) solely with respect to the construction, development or expansion of any major mine complex, if reinvested pursuant to a usual and customary schedule for the construction, development or expansion of such type of project, as reasonably determined by the Borrower in good faith (as evidenced by written information setting forth (A) the then-anticipated amount of Net Cash Proceeds or Net Insurance/Condemnation Proceeds expected to be so reinvested and (B) a proposed schedule for the construction, development or expansion of such project) or (y) with respect to all other reinvestments, within 90 days following the end of such initial 365-day period) such Net Cash Proceeds or Net Insurance/Condemnation Proceeds to acquire, repair or refurbish assets useful in the business of the Borrower and its Subsidiaries (or replace, repair or refurbish damaged or destroyed assets) (such Net Cash Proceeds or Net Insurance/Condemnation Proceeds, the “Reinvestment Deferred Amount”).  At the end of the applicable period (or, if earlier, on the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire, repair or refurbish assets useful in the business of the Borrower and its Subsidiaries with respect to such amount), the Borrower shall immediately pay or cause to be paid an aggregate amount equal to 100% of such Reinvestment Deferred Amount, minus the amount thereof expended pursuant to any such permitted reinvestment.  Solely in the event that any ABL Facility is then outstanding and until the Discharge of ABL Obligations (as defined in the ABL Intercreditor Agreement or any comparable definition) shall have occurred, pending any reinvestment (or repayment) pursuant to Section 5.06(b)(i)(A), 5.06(b)(i)(B) or this 5.06(b)(ii), all Net Cash Proceeds and Net Insurance/Condemnation Proceeds (other than those proceeds not subject to clauses (A) and (B) of Section 5.06(b)(i) as a result of Section 5.06(b)(i)(C)) shall be deposited in a Designated Term Loan Account (as defined in the ABL Intercreditor Agreement or any comparable definition).

(iii)          Debt Issuances. Within five (5) Business Days of any issuances, offerings or placements of any Debt of any Loan Party not permitted by Section 8.02(a) (other than a Refinancing Facility or Refinancing Notes), the Borrower shall immediately pay or cause to be paid an aggregate amount equal to 100% of the Net Cash Proceeds of such issuance, offering or placement to the Administrative Agent for distribution to the applicable Lenders in accordance with each such Lender’s Ratable Share of the Facility based on the aggregate amount of Term Loans outstanding at such time.

(iv)          Excess Cash Flow.  In the event that there shall be Excess Cash Flow for any fiscal year (commencing with the fiscal year ending December 31, 2017 for the portion of such fiscal year occurring after the Closing Date), Borrower shall, no later than one hundred (100) days after the end of such fiscal year, prepay the Term Loans in an aggregate amount equal to (a) 75% of such Excess Cash Flow minus (b) without duplication of any amount subtracted in calculating such Excess Cash Flow, voluntary repayments of the Loans made with Internally Generated Cash (including repayments and repurchases of Term Loans pursuant to Sections 2.09 and 2.10 (with such reduction being equal to the amount of cash spent to make such repayment or repurchase (as opposed to the face amount of Term Loans so repurchased), but excluding repayments of Term Loans made with the cash proceeds of any Permitted Refinancing) made during such period or after such period and prior to the date such prepayment is due (except to the extent such repayments have reduced the prepayment required by this Section 5.06(b)(iv) for any prior period and provided that any such repayments made after such period and prior to the date such prepayment is due shall not be deducted with respect to the Excess Cash Flow prepayment for any succeeding period); provided, that if, as of the last day of the most recently ended fiscal year, the Total Net Leverage Ratio (determined for any such period by reference to the Compliance Certificate delivered pursuant to Section 8.03(c) calculating the Total Net Leverage Ratio as of the last day of such fiscal year) shall be (1) less than or equal to 2.50:1.00 and greater than 1.50:1.00, the Borrower shall only be required to make the prepayments otherwise required hereby in an amount equal to (i) 50% of such Excess Cash Flow minus (ii) without duplication of the amount subtracted in calculating such Excess Cash Flow, voluntary repayments of the Loans made with Internally Generated Cash (including repayments and repurchases of Term Loans pursuant to Sections 2.09 and 2.10 (with such reduction being equal to the amount of cash spent to make such repayment or repurchase (as opposed to the face amount of Term Loans so repurchased), but excluding repayments of Term Loans made with the cash proceeds of any Permitted Refinancing) made during such period or after such period and prior to the date such prepayment is due (except to the extent such repayments have reduced the prepayment required by this Section 5.06(b)(iv) for any prior period and provided that any such repayments made after such period and prior to the date such prepayment is due shall not be deducted with respect to the Excess Cash Flow prepayment for any succeeding period); and (2) less than or equal to 1.50:1.00, the Borrower shall not be required to make the prepayments otherwise required hereby.

(v)           Declined Proceeds.  The Borrower shall deliver to Agent notice at least two (2) Business Days prior to the date required to make a mandatory prepayment pursuant to Section 5.06(b)(i), Section 5.06(b)(ii) or Section 5.06(b)(iv) and Agent shall promptly notify each Lender of such notice.  Any Lender may elect, by notice to the Administrative Agent by telephone (confirmed by hand delivery or facsimile) at least two (2) Business Days (or such shorter period as may be established by the Administrative Agent) prior to such required prepayment date, to decline all but not less than all of any prepayment of its Term Loans pursuant to Section 5.06(b)(i), Section 5.06(b)(ii) or Section 5.06(b)(iv) (such declined amounts, the “Declined Proceeds”); provided, however, in no event may the proceeds of any Refinancing Facility or Refinancing Notes be declined.  Any Declined Proceeds may be retained by the Borrower.

(vi)          Repatriation.  Notwithstanding the foregoing, if the Borrower reasonably determines in good faith that the repatriation of any amounts attributable to Foreign Subsidiaries that are required to be prepaid pursuant to Sections 5.06(b)(i), 5.06(b)(ii) or 5.06(b)(iv) would result in material adverse tax consequences to the Borrower or any of its Subsidiaries or violate any applicable local law in respect of upstreaming proceeds (including financial assistance and corporate benefit restrictions and statutory duties of the relevant directors), in each case as set forth in a certificate delivered by a Responsible Officer of the Borrower to the Administrative Agent, then the Borrower shall not be required under such Sections to prepay any such amounts to the extent repatriation thereof would result in such tax consequences or violation until repatriation of such amounts would no longer result in such tax consequences or violation; provided that the Borrower shall take commercially reasonable actions to permit repatriation of the proceeds subject to such prepayments in order to effect such prepayments without violating local law or incurring such material adverse tax consequences.

(vii)         Application of Payments. Except as otherwise provided in any joinder or amendment with respect to any Refinancing Term Loans, any Extended Term Loans or any Incremental Term Loans or as otherwise provided herein, mandatory prepayments of outstanding Term Loans pursuant to this Section 5.06(b) shall be (i) first, allocated pro rata among each Class of Term Loans and applied in the direct order of maturity against the first eight scheduled installments of principal following the date of such prepayment due in respect of such Class of Term Loans under Sections 5.01(a), respectively, and (ii) second, allocated pro rata among each Class of Term Loans and applied pro rata against the remaining scheduled installments of principal due in respect of such Class of Term Loans under Sections 5.01(a), respectively, in each case irrespective of whether such outstanding Term Loans are Base Rate Loans or LIBOR Rate Loans; provided that, if no Lenders exercise the right to waive a given mandatory prepayment of the Term Loans, then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to Term Loans that are Base Rate Loans to the fullest extent thereof before application to Term Loans that are LIBOR Rate Loans, in each case, in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 5.10.

(c)           Repricing Event.  In the event that, prior to the six month anniversary of the Closing Date, the Borrower refinances or makes any prepayment (other than pursuant to Section 5.06(b)(iv)) of, or amends the terms of, the Term Loans in connection with any Repricing Event (or causes any Term Loans to be mandatorily assigned pursuant to the terms of Section 5.06(d) or Section 11.01 hereof, in each case, in connection with a Repricing Event), the Borrower will pay to the Administrative Agent, for the ratable account of each applicable Lender, an amount equal to 1.00% of the aggregate principal amount of any such Term Loans so refinanced, prepaid or amended (or subject to mandatory assignment), as the case may be.

(d)           Replacement of a Lender. In the event any Lender (i) gives notice under Section 4.04(c), (ii) requests compensation under Section 5.08, or requires the Borrower to pay any additional amount to any Lender or any Official Body for the account of any Lender pursuant to Section 5.09, (iii) is a Defaulting Lender, (iv) becomes subject to the control of an Official Body (other than normal and customary supervision and other than as set forth in subsection (2) of the definition of “Defaulting Lender” contained herein), or (v) is a Non-Consenting Lender referred to in Section 11.01, then in any such event the Borrower may, at its sole expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.08 (other than Section 11.08(b)(i)), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(A)                          the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.08;

(B)                          such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.10) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including any amount required to be paid under Section 5.06(c));

(C)                          in the case of any such assignment resulting from a claim for compensation under Section 5.08(a) or payments required to be made pursuant to Section 5.09, such assignment will result in a reduction in such compensation or payments thereafter; and

(D)                          such assignment does not conflict with applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 5.07.         Mitigation Obligations.  Each Lender agrees that upon receiving actual knowledge of the occurrence of any event giving rise to increased costs or other special payments under Section 4.04(b), Section 5.08 or Section 5.09 with respect to such Lender, it will (a) promptly notify the Administrative Agent and the Borrower of the occurrence of such event and (b) if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another Lending Office for any Loans affected by such event or appoint an agent or representative to deal with any relevant Official Body, provided that such designation or appointment does not cause such Lender and its Lending Office to suffer any economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section shall affect or postpone any of the Obligations of the Borrower or any other Loan Party or the rights of the Administrative Agent or any Lender provided in this Agreement.

Section 5.08.         Increased Costs.

(a)           Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Administrative Agent or any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate);

(ii)           subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations or its deposits, reserves, other liabilities or capital attributable thereto; or; or

(iii)          impose on the Administrative Agent, any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or any LIBOR Rate Loan made by such Lender; and the result of any of the foregoing shall be to increase the cost to the Administrative Agent or Lender of continuing, converting into, or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by the Administrative Agent or Lender hereunder (whether of principal, interest or any other amount)

then, upon request of the Administrative Agent or Lender, the Borrower will pay to the Administrative Agent or Lender, as the case may be, such additional amount or amounts as will compensate the Administrative Agent or Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital and Liquidity Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital and liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Loans held by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans. A certificate of the Administrative Agent or a Lender setting forth the amount or amounts necessary to compensate the Administrative Agent or such Lender or its holding company, as the case may be, as specified in Section 5.08(a) or 5.08(b) and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Administrative Agent or such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)           Delay in Requests. Failure or delay on the part of the Administrative Agent or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Administrative Agent’s or such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Administrative Agent or a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that the Administrative Agent or such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Administrative Agent’s or such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 5.09.         Taxes.

(a)           Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law.  If any applicable Law (as determined in the good faith discretion of the applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by such Withholding Agent, then such Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)           Payment of Other Taxes. The Loan Parties shall timely pay to the relevant Official Body in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)           Indemnification by the Borrower. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           Indemnification by the Lenders.  Each Lender shall severally indemnify within 10 days after demand therefor (i) the Administrative Agent for any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) the Administrative Agent and the Loan Parties for any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.08(d) relating to the maintenance of a Participant Register and (iii) the Administrative Agent and the Loan Parties for any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or, with respect to clauses (ii) and (iii), any Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or, with respect to clauses (ii) and (iii), any Loan Party shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent and the Loan Parties to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent or a Loan Party to the Lender from any other source against any amount due to the Administrative Agent or a Loan Party, as applicable, under this paragraph (d).

(e)           Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to an Official Body pursuant to this Section 5.09, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)            Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the  Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.09(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)  Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)  in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form), establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form), establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)  executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2 or Exhibit L-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance

Certificate substantially in the form of Exhibit L-4 on behalf of each such direct and indirect partner;

(C)  any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)           Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.09 (including by the payment of additional amounts pursuant to this Section 5.09), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)           Status of the Agent.  The Administrative Agent shall deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which the Administrative Agent becomes the administrative agent hereunder or under any other Loan Document (and from time to time thereafter upon the reasonable request of the Borrower) executed copies of either (i) IRS Form W-9 (or any successor form) or (ii) a U.S. branch withholding certificate on IRS Form W-8IMY (or any successor form) evidencing its agreement with the Borrower to be treated as a U.S. person (with respect to amounts received on account of any Lender) and IRS Form W-8ECI (with respect to amounts received on its own account), with the effect that, in either case, the Borrower will be entitled to make payments hereunder to the Administrative Agent without withholding or deduction on account of U.S. federal withholding Tax.

(i)            Survival. Each party’s obligations under this Section 5.09 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 5.10.         Indemnity.  In addition to the compensation or payments required by Section 5.08 or Section 5.09, the Borrower shall indemnify each Lender against all liabilities, losses or expenses (including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract, but excluding loss of anticipated profits), which such Lender sustains or incurs as a consequence of any:

(i)            payment, prepayment, conversion or renewal of any LIBOR Rate Loan on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due);

(ii)           any LIBOR Rate Loan to be made by such Lender (including pursuant to a conversion or continuation under Section 2.03 or Section 4.02) not being made after notice of such Loan shall have been given by the Borrower hereunder; or

(iii)          default in the making of any prepayment on the date specified in a notice of prepayment given by the Borrower.

If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Lender ten (10) Business Days after such notice is given.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to each Agent and each of the Lenders as follows:

Section 6.01.         Organization and Qualification.  Each Loan Party and each Subsidiary of each Loan Party is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Loan Party and each Subsidiary of each Loan Party has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, except where the failure to have such power would not reasonably be expected to result in any Material Adverse Change. Each Loan Party and each Subsidiary of each Loan Party is duly licensed or qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary and where the failure to so qualify would reasonably be expected to result in a Material Adverse Change.

Section 6.02.         Shares of Borrower; Subsidiaries; and Subsidiary Shares.  As of the Closing Date, Schedule 6.02 states the name of each of the Borrower’s Subsidiaries, its jurisdiction of incorporation, its authorized capital stock, the issued and outstanding shares (referred to herein as the “Subsidiary Shares”) and the owners thereof if it is a corporation, its outstanding partnership interests (the “Partnership Interests”) and the owners thereof if it is a partnership and its outstanding limited liability company interests, the voting rights associated therewith (the “LLC Interests”) and the owners thereof if it is a limited liability company. As of the Closing Date, Schedule 6.02 also sets forth for each Subsidiary of the Borrower and whether such Subsidiary is a Bonding Subsidiary, an Immaterial Subsidiary, a Securitization Subsidiary, a Foreign Subsidiary or a non-wholly owned Subsidiary.  As of the Closing Date, Schedule 6.02 also sets forth the jurisdiction of incorporation of the Borrower, its authorized capital stock (the “Borrower Shares”) and the voting rights associated therewith. The Borrower and each Subsidiary of the Borrower has good title to all of the Subsidiary Shares, Partnership Interests and LLC Interests it purports to own, free and clear in each case of any Lien, other than Permitted Liens. Except as set forth on Schedule 6.02, all Borrower Shares, Subsidiary Shares, Partnership Interests and LLC Interests have been validly issued, and all Borrower Shares, all Partnership Interests, all LLC Interests and all Subsidiary Shares are fully paid and nonassessable. All capital contributions and other consideration required to be made or paid in connection with the issuance of the Partnership Interests and LLC Interests have been made or paid, as the case may be, except where the failure to do so would not result in a Material Adverse Change.  As of the Closing Date, there are no options, warrants or other rights outstanding to purchase any such Subsidiary Shares, Partnership Interests or LLC Interests except as indicated on Schedule 6.02.

Section 6.03.         Power and Authority.  Each Loan Party has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Debt contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.

Section 6.04.         Validity and Binding Effect.  This Agreement has been duly and validly executed and delivered by each Loan Party, and each other Loan Document which any Loan Party is required to execute and deliver on or after the date hereof will have been duly executed and delivered by such Loan Party on the required date of delivery of such Loan Document. This Agreement and each other Loan Document constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto on and after its date of delivery thereof, enforceable against such Loan Party in accordance with its terms, except to the extent that enforceability of any of such Loan Document may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance.

Section 6.05.         No Conflict.  Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party, nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will (a) conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or any Subsidiary of any Loan Party or (ii) except as would not reasonably be expected to result in Material Adverse Change, any Law or any agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any Subsidiary of any Loan Party is a party or by which any Loan Party or any Subsidiary of any Loan Party is bound or subject to, or (b) result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any Subsidiary of any Loan Party (other than the Liens granted under the Loan Documents and Permitted Liens securing any ABL Facility).

Section 6.06.         Litigation.  Except as set forth on Schedule 6.06, there are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against any Loan Party or any Subsidiary of any Loan Party at law or equity before any Official Body which individually or in the aggregate would reasonably be expected to result in a Material Adverse Change. None of the Loan Parties nor any Subsidiary of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which would reasonably be expected to result in a Material Adverse Change.

Section 6.07.         Financial Statements.  (a)  Historical Statements. The Borrower has delivered to the Lenders or their affiliates copies of its audited consolidated year-end financial statements for and as of the end of the fiscal year ended December 31, 2016 (the “Historical Statements”). The Historical Statements were compiled from the books and records maintained by the Borrower’s management, are correct and complete in all material respects and fairly represent the consolidated financial condition of the Borrower and its Subsidiaries as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied.

(b)           Since December 31, 2016, there has been no Material Adverse Change.

Section 6.08.         Margin Stock.

None of the Loan Parties nor any Subsidiary of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U).

Section 6.09.         Full Disclosure.  Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished in writing by or on behalf of a Loan Party or any Subsidiary thereof to any Agent or any Lender in connection herewith (in each case, as modified or supplemented by other information so furnished), when taken as a whole, contains with respect to the Borrower and its Subsidiaries any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not materially misleading; provided that to the extent any such certificate, statement, agreement or other document was based upon or constitutes a forecast or projection, such Loan Party represents only that the relevant Loan Party acted in good faith and utilized assumptions believed by it to be reasonable at the time made available to the Lenders (it being understood that any such forecasts or projections are subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties’ control, that no assurance can be given that any such forecasts or projections will be realized and that actual results may differ from any such forecasts or projections and such differences may be material).

Section 6.10.         Taxes.  Except where failure to do so would not reasonably be expected to result in a Material Adverse Change, (a) all federal and state, local and other tax returns required to have been filed by or with respect to any Loan Party and any Subsidiary of any such Loan Party have been filed, and (b) payment or adequate provision has been made for the payment of all Taxes that have or may become due pursuant to said tax returns or to assessments received, except to the extent that such Taxes are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.  As of the Closing Date, other than as set forth on Schedule 6.10, there are no agreements or waivers extending the statutory period of limitations applicable to any federal income tax return of any Loan Party or Subsidiary of any Loan Party.

Section 6.11.         Consents and Approvals.  No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is necessary under any Law in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents by any Loan Party, except for any consents (i) that have been obtained prior to the Closing Date and are in full force and effect or (ii) of which the failure to obtain would not reasonably be expected to result in a Material Adverse Change.

Section 6.12.         No Event of Default; Compliance With Instruments and Material Contracts.  No event has occurred and is continuing and no condition exists or will exist after giving effect to the borrowings of the Term Loans made on the Closing Date under or pursuant to the Loan Documents which constitutes an Event of Default or Default.  None of the Loan Parties or any Subsidiary of any Loan Party is in violation of (a) any term of its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents or (b) any agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation could reasonably be expected to result in a Material Adverse Change. All Material Contracts to which any Loan Party or Subsidiary of any Loan Party is bound are valid, binding and enforceable upon such Loan Party or Subsidiary and to the best knowledge of the Borrower upon each of the other parties thereto in accordance with their respective terms except in each case to the extent the same could not reasonably be expected to result in a Material Adverse Change. None of the Loan Parties or their Subsidiaries is bound by any Contractual Obligation, or subject to any restriction in any organization document, or any requirement of Law which could reasonably be expected to result in a Material Adverse Change.

Section 6.13.         Insurance.  As of the Closing Date, Schedule 6.13 lists all material insurance policies to which any Loan Party or Subsidiary of any Loan Party is a party, all of which are valid and in full force and effect as of the Closing Date. Such policies provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each Loan Party and each Subsidiary of each Loan Party in accordance with prudent business practice in the industry of the Loan Parties and their Subsidiaries. Each Loan Party has taken all actions required under the Flood Laws or reasonably requested by the Collateral Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, to the extent applicable, but not limited to, providing the Collateral Agent with the address and/or GPS coordinates of each structure located upon any real property that will be subject to a Mortgage in favor of the Collateral Agent, for the benefit of the Secured Parties, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral.  To the knowledge of the Loan Parties, the real property identified by the Loan Parties (collectively, the “Flood Regulation Property”) as having a “building” “structure” or “mobile home” (each as defined in Regulation H as promulgated by the Federal Reserve Board under the Flood Laws, collectively, the “Flood Structures”) represents all of the real property owned by a Loan Party with a Flood Structure that will be subject to a Mortgage in favor of the Collateral Agent for the benefit of the Secured Parties.

Section 6.14.         Compliance With Laws.  The Loan Parties and their Subsidiaries are in compliance in all material respects with all applicable Laws (other than Environmental Health and Safety Laws which are specifically addressed in Section 6.18, but including all Mining Laws (to the extent not covered by Environmental Health and Safety Laws which are specifically addressed in Section 6.18)) in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is doing business except where the failure to do so would not reasonably be expected to result in a Material Adverse Change.

Section 6.15.         Investment Companies.  None of the Loan Parties is an “investment company” registered or required to be registered under the Investment Company Act of 1940.

Section 6.16.         Plans and Benefit Arrangements.  Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change:

(a)           The Borrower and each other member of the ERISA Group are in compliance with any applicable provisions of ERISA with respect to all Benefit Arrangements, Plans, and

Multiemployer Plans. There has been no Prohibited Transaction with respect to any Benefit Arrangement or any Plan or, to the knowledge of the Borrower, with respect to any Multiemployer Plan or Multiple Employer Plan, which could result in any liability of the Borrower or any other member of the ERISA Group. No Plan is in “at risk” status within the meaning of Section 303(i) of ERISA or Section 430(i) of the Internal Revenue Code. The Borrower and all other members of the ERISA Group have made when due any and all payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Law pertaining thereto. With respect to each Plan and Multiemployer Plan, the Borrower and each other member of the ERISA Group (i) have fulfilled their obligations under the minimum funding standards of ERISA and the Internal Revenue Code, (ii) have not applied for a waiver of the minimum funding standards under Section 302(c) of ERISA or Section 412(c) of the Internal Revenue Code; (iii) have not incurred any liability to the PBGC, and (iv) have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA or the Internal Revenue Code. All Plans, Benefit Arrangements and, to the knowledge of the Borrower, Multiemployer Plans have been administered in accordance with their terms and applicable Law.

(b)           Neither the Borrower nor any other member of the ERISA Group has instituted proceedings to terminate any Plan.

(c)           No event requiring notice to the PBGC under Section 303(k)(4) of ERISA or Section 430(k) of the Internal Revenue Code has occurred or is reasonably expected to occur with respect to any Plan, and no amendment with respect to which security is required under Section 436(f) of the Internal Revenue Code  has been made or is reasonably expected to be made to any Plan.

(d)           To the extent that any Benefit Arrangement is insured, the Borrower and all other members of the ERISA Group have paid when due all premiums required to be paid. To the extent that any Benefit Arrangement is funded other than with insurance, the Borrower and all other members of the ERISA Group have made when due all contributions required to be paid.

(e)           Neither the Borrower nor any other member of the ERISA Group has withdrawn from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA. To the knowledge of the Borrower, no Multiemployer Plan or Multiple Employer Plan has been terminated within the meaning of Title IV of ERISA.

(f)            Neither the Borrower nor any member of the ERISA Group (i) currently has, or with the last six years has had, any obligation to contribute to a Multiemployer Plan, (ii) has incurred any Withdrawal Liability that remains outstanding or (iii) has incurred any liability in connection with a transaction described in Section 4212(c) of ERISA, except to the extent such liability has been fully satisfied or discharged.

Section 6.17.         Employment Matters.

(a)           Each of the Loan Parties and each of their Subsidiaries is in compliance with the Labor Contracts and all applicable federal, state and local labor and employment Laws including those related to wage and hour, equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, except where the failure to comply could not reasonably be expected to result in a Material Adverse Change.  There are no outstanding grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or current or threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of any of the Loan Parties or any of their Subsidiaries which in any case could reasonably be expected to result in a Material Adverse Change.

(b)           Except as could not reasonably be expected to result in a Material Adverse Change: (i) each of the Loan Parties, each of their respective Subsidiaries and each of the “related persons” (as defined in the Coal Act) of each Loan Party and each Subsidiary of each Loan Party are in compliance with the Coal Act;  (ii) none of the Loan Parties, any Subsidiary of any Loan Party nor any related person of any Loan Party or its Subsidiaries has any liability under the Coal Act except with respect to premiums or other payments required thereunder which have been paid when due;  (iii) the Loan Parties and their respective Subsidiaries are in compliance with the Black Lung Act; and (iv) none of the Loan Parties nor any of their Subsidiaries has any liability under the Black Lung Act except with respect to premiums, contributions or other payments required thereunder which have been paid when due.

Section 6.18.         Environmental Health and Safety Matters.  Except as set forth on Schedule 6.18:

(a)           the Loan Parties and their Subsidiaries and the Real Property are and have been in substantial compliance with all Environmental Health and Safety Laws and Environmental Health and Safety Orders (if any such orders are in effect), except where the failure to so comply could not reasonably be expected to result in a Material Adverse Change;

(b)           (i) the Loan Parties and their Subsidiaries hold and are operating in compliance with applicable Environmental Health and Safety Permits, except where the failure to so comply could not reasonably be expected to result in a Material Adverse Change, (ii) none of the Loan Parties has received any written notice from an Official Body that such Official Body has or intends to suspend, revoke or adversely amend or alter, whether in whole or in part, any such Environmental Health and Safety Permit, and (iii) there are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against any Loan Party or any Subsidiary of any Loan Party at law or equity before any Official Body challenging an application for, or the modification, amendment or issuance of, any Environmental Health and Safety Permit, except, in the case of either (i), (ii) or (iii), which could not reasonably be expected to result in a Material Adverse Change;

(c)           there are no pending or, to the knowledge of any Loan Party, threatened Environmental Health and Safety Claims against any Loan Party or any Subsidiary of any Loan Party, in each case which could reasonably be expected to result in a Material Adverse Change;

(d)           neither the Loan Parties nor their Subsidiaries, nor the Real Property, are subject to any Environmental Health and Safety Orders, except where the existence of any such

Environmental Health and Safety Orders could not reasonably  be expected to result in a Material Adverse Change;

(e)           no Lien or encumbrance on the ownership, occupancy, use or transferability of real property, whether owned or leased (other than Permitted Liens), authorized by Environmental Health and Safety Laws exists against any Real Property, whether owned or leased, of any Loan Party or any Subsidiary which could reasonably be expected to result in a Material Adverse Change, and none of the Loan Parties has any reason to believe that such a Lien or encumbrance (other than Permitted Liens) may be imposed, attached or be filed or recorded against any Real Property, whether owned or leased, of any Loan Party or any Subsidiary, which Lien or encumbrance could reasonably be expected to result in a Material Adverse Change.

Section 6.20.         Title to Real Property.  Each Loan Party and each Subsidiary of each Loan Party has (i) Mining Title to all Active Operating Properties that are necessary or appropriate for the Borrower and its Subsidiaries to conduct their respective operations in all material respects, (ii) and, except where the failure to do so would not reasonably be expected to result in a Material Adverse Change, good and valid title to all of their other respective assets, in the case of both the foregoing items (i) and (ii) of this sentence, free and clear of all Liens and encumbrances except Permitted Liens, and subject to the terms and conditions of the applicable leases; provided, however, a Loan Party or a Subsidiary of a Loan Party shall not be in breach of the foregoing in the event that (x) it fails to own a valid leasehold interest which, either considered alone or together with all other such valid leaseholds which it fails to own, is not material to the continued operations of such Loan Party or Subsidiary of such Loan Party or (y) such Loan Party’s or such Subsidiary’s interest in a leasehold is less than fully marketable because the consent of the lessor to future assignments has not been obtained.

Section 6.21.         Patents, Trademarks, Copyrights, Licenses, Etc.  Each Loan Party and each Subsidiary of each Loan Party owns or possesses all the patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights, without conflict with the rights of others, necessary for the Loan Parties to own and operate their properties and to carry on their businesses as presently conducted and planned to be conducted by such Loan Parties and Subsidiaries, except where the failure to so own or possess with or without such conflict would not reasonably be expected to result in a Material Adverse Change.

Section 6.22.         Security Interests.  The Collateral Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof, except as may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the rights of creditors generally and by principles of equity.  Upon (i) the filing of financing statements relating to said security interests in each office and in each jurisdiction where required in order to perfect the security interests described above, (ii) taking possession of possessory Collateral by the Collateral Agent (or by the ABL Agent as bailee for the Collateral Agent pursuant to the ABL Intercreditor Agreement, if applicable) with respect to possessory Collateral and (iii) the entering of Control Agreements, the Liens created by the Security Agreement and the Pledge Agreement in favor of the Collateral Agent for the benefit of the Secured Parties will constitute fully perfected first priority Liens (subject only to

Permitted Liens) in and to the assets of the Loan Parties that constitute Term Loan Priority Collateral and second priority Liens (subject only to Permitted Liens) in and to the assets of the Loan Parties that constitute ABL Priority Collateral, in each case, to the extent perfection can be obtained by filing such financing statements, by entering into such Control Agreements or by taking possession of such possessory Collateral.  Subject to the qualifications and limitations set forth expressly in the Mortgages, the Liens granted to the Collateral Agent for the benefit of the Secured Parties pursuant to each of the Mortgages constitute a valid first priority Lien under applicable law (subject only to Permitted Liens) in and to the assets of the Loan Parties that constitute Term Loan Priority Collateral and a second priority Lien under applicable law (subject only to Permitted Liens) in and to the assets of the Loan Parties that constitute ABL Priority Collateral and when the Mortgages are filed in the offices as specified therein, the Mortgages shall constitute a fully perfected Lien on, and security interests in, all right, title and interest of the Loan Parties in such Collateral subject to the Mortgages.

Section 6.23.         Sanctions and Anti-Corruption Laws.  None of the Borrower or any of its Subsidiaries nor, to the knowledge of the Borrower, any Responsible Officer of the Borrower, or any director, officer, employee, or agent of the Borrower or any of the Borrower’s Subsidiaries is a Person that is, or is owned or controlled by, Persons that are, (i) the subject of any Sanctions (such Person, a “Sanctioned Person”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, Sudan and Syria) (such country or territory, a “Sanctioned Country”).  The Borrower and its Subsidiaries and, to the knowledge of the Borrower, their respective directors, officers, and employees, and their respective agents that will act in any capacity in connection with or benefit from the credit facility established hereby, are in compliance in all material respects with all applicable Sanctions and with the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) or any other applicable anti-corruption law (collectively, “Anti-Corruption Laws”).

Section 6.24.         Status of Pledged Collateral.  All the Subsidiary Shares, Partnership Interests or LLC Interests included in the Collateral to be pledged pursuant to the Pledge Agreement are or will be upon issuance validly issued and nonassessable and owned beneficially and of record by the pledgor thereof free and clear of any Lien or restriction on transfer, except for (i) Permitted Liens securing any ABL Facility or other permitted secured Debt that is subject to an intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and (ii) other Permitted Liens arising by operation of law, and as otherwise provided by the Pledge Agreement and except as the right of the Secured Parties to dispose of the Subsidiary Shares, Partnership Interests or LLC Interests may be limited by the Securities Act of 1933, as amended, and the regulations promulgated by the Securities and Exchange Commission thereunder and by applicable state securities laws. There are no shareholder, partnership, limited liability company or other agreements or understandings with respect to the Subsidiary Shares, Partnership Interests or LLC Interests included in the Collateral, except for the partnership agreements and limited liability company agreements described on Schedule 6.24. The Loan Parties have delivered true and complete copies of such partnership agreements and limited liability company agreements to the Administrative Agent.

Section 6.25.         Surety Bonds.  All surety, reclamation and similar bonds required to be maintained by the Borrower or any of its Subsidiaries under any Environmental Health and

Safety Laws or Contractual Obligation are in full force and effect except for any failure which individually or when taken together with all failures under all such bonds would not reasonably be expected to result in a Material Adverse Change, and were not and will not be terminated, suspended, revoked or otherwise adversely affected by virtue of the consummation of the financing (including all Loans made after the Closing Date) contemplated by this Agreement, provided that certain of such bonds may be terminated, suspended or revoked so long as, taken together, such events could not reasonably be expected to result in a Material Adverse Change. All required guaranties of, and letters of credit with respect to, such surety, reclamation and similar bonds are in full force and effect except where such failure to be in full force and effect could not reasonably be expected to result in a Material Adverse Change.

Section 6.26.         Coal Supply Agreements.  As of the Closing Date, all Coal Supply Agreements to which the Borrower or any of its Subsidiaries is subject or by which it is bound are in full force and effect, except for any failure which individually or when taken together with all failures under all Coal Supply Agreements would not reasonably be expected to result in a Material Adverse Change.

Section 6.27.         Solvency.  As of the Closing Date, after giving effect to the Transaction on such date, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

Section 6.28.         Updates to Schedules.

Should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, the Borrower (1) may at any time, or (2) shall, in connection with the delivery of a Guarantor Joinder hereunder, provide the Administrative Agent, in writing, with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct the same, and in the event that the Loan Parties acquire after the Closing Date any parcel of real property (other than Excluded Property), the Loan Parties shall, in connection with the delivery of the financial statements pursuant to Section 8.03(a) or 8.03(b), update Schedule 1.1(E) to include such real property to the extent such schedule is no longer accurate; provided, however, that no Schedule shall be deemed to have been amended, modified or superseded by any such correction, revisions or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the Administrative Agent shall have accepted in writing such revisions or updates to such Schedules (other than revisions or updates to Schedules 1.1(E), 6.02 and 6.24, which result solely from actions of the Loan Parties permitted hereunder, which revised schedules shall be deemed to be accepted by the Administrative Agent upon delivery of such Schedules by the Borrower thereto).

ARTICLE 7
CONDITIONS PRECEDENT

Section 7.01.         Conditions Precedent to Effectiveness.  This Agreement shall become effective on the first date on which each of the following conditions is satisfied (or waived in accordance with Section 11.01):

(a)           The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i)            executed counterparts of this Agreement from the Lenders and the Borrower;

(ii)           evidence reasonably satisfactory to the Administrative Agent that substantially concurrently with the making of the Term Loans on the Closing Date, the Existing Credit Agreement shall have been repaid in full and arrangements reasonably satisfactory to the Administrative Agent shall have been made for the termination and release of guarantees, Liens and security interests granted in connection therewith;

(iii)          A certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary or other Authorized Officer of each of the Loan Parties, certifying as appropriate as to: (A) all corporate or limited liability company action taken by each Loan Party in connection with this Agreement and the other Loan Documents, together with copies of resolutions or written consent; (B) the names of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (C) copies of its organizational documents as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of each Loan Party in each state where organized;

(iv)          a written opinion of Latham & Watkins LLP, counsel for the Loan Parties, dated the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent;

(v)           a written opinion of Jackson Kelly LLP, as West Virginia, Virginia and Kentucky counsel for the Loan Parties, dated the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent;

(vi)          a certificate from a Responsible Officer of the Borrower as to the following certifications (as of the Closing Date): (A) the representations and warranties of the Borrower and each other Loan Party contained in each Loan Document to which it is a party are true and correct in all material respects (or, in the case of any representation and warranty that is qualified as to “materiality,” “Material Adverse Change” or similar language, in all respects) on and as of the date thereof, except to the extent such representations and warranties expressly relate to an earlier date (in which case, such representations and warranties are true and correct in all material respects as of such earlier date), (B) no Event of Default or Default has occurred and is continuing, (C) the agreements with respect to the Existing Receivables Financing attached to such certificate are the true, correct and complete copies thereof and (D) all requisite Official Bodies and third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required, and there shall not be any pending or threatened litigation, governmental, administrative or judicial action that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions;

(vii)         [reserved];

(viii)        an executed Term Loan Request;

(ix)          the Historical Statements;

(x)           Notes payable to the Lenders (and their registered assigns) to the extent requested by any Lender pursuant to Section 2.04(b);

(xi)          a solvency certificate substantially in the form attached hereto as Exhibit J certified by the chief financial officer or the treasurer of the Borrower that the Borrower and its Subsidiaries on a consolidated basis are Solvent after giving effect to the Transactions;

(xii)         executed counterparts of the Guaranty Agreement, the Security Agreement and the Pledge Agreement;

(xiii)        proper financing statements under the Uniform Commercial Code of the applicable jurisdictions of organization covering the Collateral described in the Security Agreement, appropriate equity certificates (where applicable) representing the Pledged Collateral (as defined in the Pledge Agreement) accompanied by and related powers executed in blank, and instruments, if any, evidencing any Pledged Notes (as defined in the Security Agreement) indorsed in blank;

(xiv)        Patent, Trademark and Copyright Security Agreements, in recordable form for the United States Patent and Trademark Office and United States Copyright Office, as applicable, covering the registered intellectual property listed on the applicable schedules to such Patent, Trademark and Copyright Security Agreements, duly executed by the Borrower and each other person that is a Loan Party on the Closing Date;

(xv)         except as set forth in Section 8.01(m), evidence that adequate insurance, including flood insurance, if applicable, required to be maintained under this Agreement is in full force and effect, with additional insured, mortgagee and lender loss payable special endorsements attached thereto in form and substance reasonably satisfactory to the Collateral Agent, naming the Collateral Agent as additional insured, mortgagee and lender loss payee, and evidence that the Loan Parties have taken all action required under the Flood Laws and/or reasonably requested by the Collateral Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing the Collateral Agent with the address and/or GPS coordinates of each structure on any real property that will be subject to a Mortgage in favor of the Collateral Agent, for the benefit of the Secured Parties, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral;

(xvi)        the Perfection Certificate; and

(xvii)       bring down (A) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each Loan Party, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and (B) tax lien, judgment and bankruptcy searches.

(b)                                 The Borrower shall have paid all fees payable on or before the Closing Date as required by this Agreement, the Agent Fee Letter, any other Loan Document and any engagement or fee letter with the Arrangers or any of their Affiliates, including and together with, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid hereunder or under any such letter or document.

(c)                                  The Administrative Agent shall have received, at least five Business Days prior to the Closing Date (to the extent requested by the Administrative Agent at least ten Business Days prior to the Closing Date), all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 7.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender, unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE 8
COVENANTS

Section 8.01.                          Affirmative Covenants.  The Borrower covenants and agrees that until payment in full of the Loans and the interest thereon and satisfaction of all of the Loan Parties’ other Obligations under the Loan Documents (other than Obligations under Secured Hedge Agreements and indemnification and other contingent obligations not yet due and owing or for which no claims have been asserted), the Borrower shall, and shall cause each of its Subsidiaries to, comply at all times with the following affirmative covenants:

(a)                                 Preservation of Existence, Etc.  The Borrower shall maintain its legal existence as a corporation. The Borrower shall cause each of its Subsidiaries (other than Immaterial Subsidiaries) to maintain its legal existence as a corporation, limited partnership or limited liability company, as the case may be, except as otherwise expressly permitted in Section 8.02(c) or Section 8.02(d). The Borrower shall maintain its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except where the failure to so qualify or maintain such qualification could not reasonably be expected to result in a Material Adverse Change. The Borrower shall cause each of its Subsidiaries (other than Immaterial Subsidiaries) to maintain its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except where the failure to so qualify would not reasonably be expected to result in a Material Adverse Change.

(b)                                 Payment of Liabilities, Including Taxes, Etc.  Except where failure to do so could not reasonably be expected to result in a Material Adverse Change, the Borrower shall, and shall cause each of its Subsidiaries to, duly pay and discharge all Taxes imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid after becoming due, might become a lien or charge upon any properties of the Borrower or any Subsidiary of the Borrower other than any such Tax or claim which is being contested in good faith and by proper proceedings and with respect to which there are proper reserves as required by GAAP.

(c)                                  Maintenance of Insurance.  Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary. The Loan Parties shall deliver to the Collateral Agent (x) on the Closing Date and annually thereafter an original certificate of insurance of the Loan Parties’ independent insurance broker describing and certifying as to the existence of the insurance on the Collateral required to be maintained by this Agreement and the other Loan Documents, together with a copy of the endorsement described in the next sentence attached to such certificate and, (y) at the request of the Collateral Agent, from time to time a summary schedule indicating all insurance then in force with respect to each of the Loan Parties. Such policies of insurance shall contain special endorsements, in form and substance reasonably acceptable to the Collateral Agent, which shall (i) specify the Collateral Agent as an additional insured, mortgagee and lender loss payee as its interests may appear, with the understanding that any obligation imposed upon the insured (including the liability to pay premiums) shall be the sole obligation of the applicable Loan Parties and not that of the insured, (ii) provide that the interest of the Lenders shall be insured regardless of any breach or violation by the applicable Loan Parties of any warranties, declarations or conditions contained in such policies or any action or inaction of the applicable Loan Parties or others insured under such policies, (iii) provide to the extent commercially available that no cancellation of such policies for any reason (including non-payment of premium) shall be effective until at least ten (10) days after receipt by the Collateral Agent of written notice of such cancellation, (iv) be primary without right of contribution of any other insurance carried by or on behalf of any additional insureds with respect to their respective interests in the Collateral, and (v) provide that inasmuch as the policy covers more than one insured, all terms, conditions, insuring agreements and endorsements (except limits of liability) shall operate as if there were a separate policy covering each insured. The applicable Loan Parties shall notify the Collateral Agent promptly of any casualty or condemnation event causing a loss or decline in value of the Collateral in excess of $50,000,000 and the estimated (or actual, if available) amount of such loss or decline. Upon the occurrence of an Event of Default under Sections 9.01(a) (unless that has been waived), 9.01(k) or 9.01(l), monies constituting insurance proceeds or condemnation proceeds (pursuant to the Mortgages, if any) shall be paid to the Collateral Agent and applied in accordance with Section 9.02(e) and the Collateral Documents.

Each Loan Party shall take all actions required under the Flood Laws and/or reasonably requested by the Collateral Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, to the extent applicable, providing the Collateral Agent with the address and/or GPS coordinates of each structure on any real property that will be subject to a Mortgage in favor of the Collateral Agent, for the benefit of the Secured Parties, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws.  Promptly upon the knowledge of a Loan Party of a Flood Structure being located upon a parcel of Real Property which is not a Flood Regulation Property, the Borrower shall give written notice to the Collateral Agent of such new Flood Structure.

(d)                                 Maintenance of Properties and Leases.  Except where the failure to do so would not reasonably be expected to result in a Material Adverse Change, the Borrower shall, and shall cause each of its Subsidiaries to, maintain and preserve all of its respective material properties, necessary or useful in the proper conduct of the business of the Borrower or such Subsidiary of the Borrower, in good working order and condition, ordinary wear and tear excepted (except as otherwise expressly permitted by this Agreement). Without limiting the generality of the foregoing, the Borrower shall, and shall cause each of its Subsidiaries to, maintain in full force and effect all material patents, trademarks, service marks, trade names, copyrights, licenses and franchises necessary for the ownership and operation of its properties and business if the failure to so maintain the same would constitute a Material Adverse Change.

(e)                                  Visitation Rights.  The Borrower shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Administrative Agent and each Lender (so long as no Event of Default has occurred and is continuing, at the Administrative Agent’s or such Lender’s expense) to visit and inspect during normal business hours any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as the Administrative Agent or such Lender may reasonably request, provided that (i) each Lender shall provide the Borrower and the Administrative Agent with reasonable notice prior to any visit or inspection by such Lender (and the Administrative Agent shall provide the Borrower with reasonable notice prior to any visit or inspection by the Administrative Agent), (ii) no Lender shall exercise any rights under this clause (e) until an Event of Default has occurred and is continuing, (iii) all such visits and inspections shall be made in accordance with the Borrower’s standard safety, visit and inspection procedures, (iv) no such visit or inspection shall interfere with such Borrower’s normal business operation and (v) without the Borrower’s express written permission, no such visit shall include any collection of samples of soil, groundwater, wastewater, building material or other environmental media.

(f)                                   Keeping of Records and Books of Account.  The Borrower shall, and shall cause each Subsidiary of the Borrower to, maintain and keep proper books of record and account which enable the Borrower and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Borrower or any Subsidiary of the Borrower, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

(g)                                  Compliance With Laws; Sanctions. The Borrower shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws (other than Environmental Health and Safety Laws which are specifically addressed in Section 8.01(h)) in all respects, provided that it shall not be deemed to be a violation of this Section 8.01(g) if any failure to comply with any Law would not result in fines, penalties, costs, other similar liabilities or injunctive relief which in the aggregate could not reasonably be expected to result in a Material Adverse Change.  The Borrower shall, and shall cause each of its Subsidiaries to, maintain in effect measures or policies and procedures reasonably designed to ensure compliance by the Borrower, each of its Subsidiaries and the respective directors, officers, employees and agents of the Borrower and its Subsidiaries with the FCPA and any other Anti-Corruption Laws and applicable Sanctions.

(h)                                 Environmental Health and Safety Matters. The Borrower shall, and shall cause each of its Subsidiaries to (i) comply with applicable Environmental Health and Safety Laws and Environmental Health and Safety Orders; (ii) obtain, maintain in full force and effect and comply with the terms and conditions of all Environmental Health and Safety Permits; (iii) take reasonable precautions to prevent Contamination on the real property, whether owned or leased, of any Loan Party or any Subsidiary of a Loan Party; (iv) take reasonable precautions against the imposition, attachment, filing or recording of any Lien (other than Permitted Liens) or other encumbrance authorized by Environmental Health and Safety Laws (other than Permitted Liens) to be imposed, attached or be filed or recorded against the Real Property or any other real property owned or leased by any of them; and (v) perform or pay for performance of any Remedial Actions necessary to (A) comply with Environmental Health and Safety Laws or respond to any Environmental Health and Safety Claim and Environmental Health and Safety Order related to the real property, whether owned or leased, of any Loan Party or any Subsidiary of a Loan Party, or (B) to manage Contamination at, in, on, under, emanating to or from or otherwise affecting the real property, whether owned or leased, of any Loan Party or any Subsidiary of a Loan Party; except, in the case of each of clauses (i) through (v) above, as could not reasonably be expected to result in a Material Adverse Change; provided, in each case, that a failure to take such actions described above shall not be a violation of this Section 8.01(h) if the Borrower or the applicable Subsidiary is in good faith reasonably contesting such matter in the applicable jurisdiction in accordance with applicable Environmental Health and Safety Laws.

(i)                                     Collateral; Further Assurances.

(i)                                     Collateral Documents and Liens.

(A)                The Borrower shall and shall cause each of the Loan Parties to execute and deliver to the Collateral Agent for the benefit of the Secured Parties, the Collateral Documents reasonably necessary, or as the Collateral Agent may reasonably deem necessary, to grant first priority perfected liens and security interests (subject only to Permitted Liens) in and to the assets of the Loan Parties that constitute Term Loan Priority Collateral and second priority Liens (subject only to Permitted Liens) in and to the assets of the Loan Parties that constitute ABL Priority Collateral in favor of the Collateral Agent for the benefit of the Secured Parties, other than Excluded Property.  Notwithstanding the foregoing, the Loan Parties shall work diligently with the Collateral Agent and Lenders to confirm that all documentation has been prepared, executed and recorded which is necessary to grant a Lien on all Real Property (other than Excluded Property), as extracted minerals and fixtures of the Loan Parties in favor of the Collateral Agent for the benefit of the Secured Parties, including opinions of local counsel in each applicable jurisdiction as to the enforceability of the applicable Mortgages and the authority of such Loan Party to grant such Mortgage, with such opinions to be reasonably satisfactory to the Collateral Agent, “life of loan” flood zone determinations on Real Property with improvements and/or structures (with a list of such Real Property to be certified by the applicable Loan Party to the Collateral Agent) and flood insurance as required by applicable flood regulations), within (x) in the case of Real Property existing on the Closing Date, one hundred and twenty (120) days after the Closing Date and (y) in the case of Real Property acquired or leased after the Closing Date, one hundred and twenty (120) days after the date of such acquisition or entry into such lease, as applicable, which date, in each case, may be extended by the Collateral Agent in its reasonable discretion; provided, however, that no Loan Party shall be required to deliver Collateral Documents as to any leasehold interest held by such Loan Party in Real Property the perfection of a Lien in which requires a consent from a third party such as an Official Body, landlord, fee owner or a similar party (in each case other than an Affiliate of such Loan Party) and such consent has not been received despite the fact that such Loan Party has used commercially reasonable efforts to obtain the same.

(B)                The Borrower shall and shall cause each Loan Party, from time to time, at its expense, to preserve and protect the Collateral Agent’s Lien on the Collateral as a continuing first priority perfected Lien (subject only to Permitted Liens) in and to the assets of the Loan Parties that constitute Term Loan Priority Collateral and second priority Liens (subject only to Permitted Liens) in and to the assets of the Loan Parties that constitute ABL Priority Collateral, except to the extent otherwise permitted hereunder, and shall do such other acts and things as may be necessary or as the Collateral Agent may reasonably deem necessary from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral, except to the extent otherwise permitted hereunder.

(ii)                                  Equity Interests in Bonding Subsidiaries.  In the event that the Borrower or any Subsidiary of the Borrower is required to pledge the equity interests of any Bonding Subsidiary in favor of any provider of surety bonds required by the lessor of the leasehold interest held by such Bonding Subsidiary as otherwise permitted by Section 8.02(n), then prior to the granting of such lien, the Borrower shall use commercially reasonable good faith effort to grant a second priority perfected lien in such equity interests to the Collateral Agent for the benefit of the Secured Parties subject to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

(iii)                               Requirements for Permitted Joint Ventures.  Notwithstanding the foregoing provisions of this Section 8.01(i), with respect to any Permitted Joint Venture, neither the Borrower nor any Subsidiary of the Borrower shall be required to pledge the equity interests of such Permitted Joint Venture if and to the extent such equity interests shall constitute Excluded Property, provided that, in the case of a Person that becomes a

Permitted Joint Venture after the Closing Date and whose equity interests shall constitute Excluded Property, upon the date such Person becomes a Permitted Joint Venture, (x) the equity interests of such Permitted Joint Venture shall be held by a JV Holding Company  and (y) the equity interests in such JV Holding Company shall constitute Collateral.

(iv)                              Requirements for Significant Subsidiaries.

(A)                Guarantees.  Within forty-five (45) days (or such longer period as may be extended by the Administrative Agent in its reasonable discretion) after any Significant Subsidiary is formed or acquired after the Closing Date or a Subsidiary becomes a Significant Subsidiary, the Borrower shall: (i) cause each such Significant Subsidiary to execute a Guarantor Joinder pursuant to which it shall (x) join as a Guarantor, a “Pledgor” (as defined in the Pledge Agreement” and a “Debtor” (as defined in the Security Agreement) under each of the documents to which the Guarantors are parties and (y) grant a lien and pledge its assets, other than Excluded Property, to the Collateral Agent for the benefit of the Secured Parties on a first priority perfected basis (subject only to Permitted Liens) in and to the assets of the Loan Parties that constitute Term Loan Priority Collateral and second priority Liens (subject only to Permitted Liens) in and to the assets of the Loan Parties that constitute ABL Priority Collateral; (ii) execute and deliver to the Administrative Agent documents, modified as appropriate to relate to such Significant Subsidiary, in the forms described in Sections 7.01(a)(iii), 7.01(a)(iv) and 7.01(a)(vi) and (iii) deliver to the Administrative Agent such other documents and agreements as the Administrative Agent may reasonably request.

(B)                Collateral.  Within forty-five (45) days (or such longer period as may be extended by the Collateral Agent in its reasonable discretion) after any Significant Subsidiary is formed or acquired after the Closing Date or a Subsidiary becomes a Significant Subsidiary, the Borrower shall cause such new Significant Subsidiary to, unless the Collateral Agent otherwise agrees in its reasonable discretion, (i) execute and deliver to the Collateral Agent a Perfection Certificate, relating to such Significant Subsidiary, (ii) execute and deliver to the Collateral Agent a joinder agreement to the ABL Intercreditor Agreement (if any) in the manner provided therein, (iii) cause all of the issued and outstanding capital stock, partnership interests, member interests or other equity interest of such Significant Subsidiary (except to the extent constituting Excluded Property) that are owned by another Loan Party to be pledged on a first priority perfected basis to the Collateral Agent for the benefit of the Secured Parties pursuant to the Pledge Agreement (subject only to (x) Permitted Liens securing any ABL Facility or other permitted secured Debt that is subject to an intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and (y) Permitted Liens arising by operation of law), (iv) execute and deliver to the Collateral Agent for the benefit of the Secured Parties any other applicable Collateral Documents in form and substance reasonably satisfactory to the Collateral Agent, including without limitation, Patent, Trademark and Copyright Security Agreements and

Mortgages (subject to the below proviso) necessary or reasonably requested by the Collateral Agent to grant first priority perfected liens and security interests (subject only to Permitted Liens) in and to the assets of the Loan Parties that constitute Term Loan Priority Collateral and second priority Liens (subject only to Permitted Liens) in and to the assets of the Loan Parties that constitute ABL Priority Collateral in favor of the Collateral Agent for the benefit of the Secured Parties (other than Excluded Property), including proper financing statements under the Uniform Commercial Code of the applicable jurisdictions of organization covering the Collateral described in the relevant Collateral Documents and appropriate equity certificates and powers evidencing the Collateral pledged pursuant to the Pledge Agreement, (v) obtain Uniform Commercial Code, lien, tax, mortgage, leasehold mortgage, and judgment searches (including searches of the applicable real estate indexes), with the results, form scope and substance of such searches to be reasonably satisfactory to the Collateral Agent, (vi) deliver opinions of legal counsel with respect to such new Significant Subsidiary, including opinions of local counsel in each applicable jurisdiction, as such opinions may be reasonably requested by the Administrative Agent and with such opinions to be reasonably satisfactory to the Administrative Agent in its reasonable discretion and (vii) provide the Collateral Agent with evidence that such new Significant Subsidiary has taken all actions required under the Flood Laws and/or reasonably requested by the Collateral Agent, to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral to the extent such Collateral includes any “building”, “structure” or “mobile home” (each as defined in Regulation H as promulgated by the Federal Reserve Board under the Flood Laws), including, but not limited to, providing the Collateral Agent with the address and/or GPS coordinates of each structure on any real property that is or will be subject to a Mortgage in favor of the Collateral Agent, for the benefit of the Secured Parties, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral; provided, however, with respect to any Real Property (other than, for the avoidance of doubt, Excluded Property) of a Significant Subsidiary that is formed or acquired after the Closing Date or of a Subsidiary that becomes a Significant Subsidiary after the Closing Date that is required to be subject to a Mortgage, and any as-extracted minerals or fixtures (as such terms are defined in the Uniform Commercial Code) which are required to be subject to a Mortgage or the Security Agreement, the requirements of this Section 8.01(i) shall be satisfied with respect to Real Property and with respect to fixtures and as extracted collateral if the Borrower and the applicable Significant Subsidiary take all steps within one hundred and twenty (120) days following the date a Subsidiary becomes a Significant Subsidiary (or such longer period as may be extended by the Collateral Agent in its reasonable discretion) necessary or reasonably requested by the Collateral Agent to grant first priority perfected liens (subject only to Permitted Liens) in and to the assets of the Loan Parties that constitute Term Loan Priority Collateral and second priority Liens (subject only to Permitted Liens) in and to the assets of the Loan Parties that constitute ABL Priority Collateral in favor of the Collateral Agent for the benefit of the Secured Parties with respect to such Collateral.

(j)                                    Subordination of Intercompany Loans.  Each Loan Party agrees that any intercompany Debt, loans or advances owed by (i) any Loan Party to any other Loan Party and (ii) any Loan Party to any Non-Guarantor Subsidiary shall be subordinated to the payment of the Obligations.

(k)                                 Ratings.  The Borrower shall use commercially reasonable efforts to obtain and maintain (i) a public rating with respect to the Loans from each of Moody’s and Standard & Poor’s and (ii) a public corporate rating from Standard & Poor’s and a public corporate family rating from Moody’s, in each case with respect to the Borrower.

(l)                                     Use of Proceeds.  The Borrower will use the proceeds of the Initial Term Loans  funded on the Closing Date solely (i) to refinance a portion of the Debt outstanding under the Existing Credit Agreement (as defined below), (ii) pay fees and expenses incurred in connection with the Transactions, and (iii) for general corporate purposes of the Borrower and its Subsidiaries.  The Borrower will not, directly or indirectly, use the proceeds of the Loans or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (a) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions or (b) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise).  No part of the proceeds of the Loans will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the Anti-Corruption Laws.  The Borrower will not use the proceeds of any Term Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock.

(m)                             Post-Closing Covenants.  The Borrower shall, and shall cause its Subsidiaries to, satisfy the requirements set forth in Schedule 8.01(m) on or before the date specified for such requirements, in each case as such date may be extended at the sole discretion of the Administrative Agent.

Section 8.02.                          Negative Covenants.  The Borrower covenants and agrees that until payment in full of the Loans and interest thereon and satisfaction of all of the Loan Parties’ other Obligations hereunder (other than Obligations under Secured Hedge Agreements and indemnification and other contingent obligations not yet due and owing or for which no claims have been asserted), the Borrower shall, and shall cause each of its Subsidiaries to, comply with the following negative covenants:

(a)                                 Debt.  The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Debt, except:

(i)                                     Debt under the Loan Documents or in respect of any of the other Obligations;

(ii)                                  Debt (including, without limitation, letters of credit) on account of any demand, request or requirement of any Official Body for any surety bond, letter of credit or other financial assurance pursuant to any Mining Laws, Reclamation Laws or Environmental Health and Safety Laws, or any related Permit, in each case, in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances;

(iii)                               Debt of the Borrower constituting (A) unsecured senior or senior subordinated debt securities, (B) debt securities that are secured by a Lien ranking junior to the Liens securing the Obligations or (C) debt securities that are secured by a Lien ranking pari passu with the Liens securing the Obligations in an aggregate principal amount, which when all amounts under clauses (A), (B) and (C) above are added to the aggregate principal amount of all the other Incremental Debt outstanding does not exceed the Incremental Debt Cap (such Debt, the “Incremental Notes”); provided that (1) with respect to Debt of the Borrower incurred under clause (C) hereof, (x) the final stated maturity of such Debt shall not be sooner than the Latest Maturity Date at the time such Incremental Notes are issued, (y) the Weighted Average Life to Maturity of such Debt is greater than or equal to the Weighted Average Life to Maturity of each Class of Term Loans then in effect and (z) such Debt shall not be subject to any mandatory prepayment, repurchase or redemption provisions, unless the prepayment, repurchase or redemption of such Debt is accompanied by the prepayment of a pro rata portion of the outstanding principal of the Term Loans hereunder pursuant to Section 5.06 hereof, (2) with respect to Debt of the Borrower incurred under clause (A) or (B) hereof, (x) the final stated maturity of such Debt shall not be sooner than the Latest Maturity Date at the time such Incremental Notes are issued, (y) the Weighted Average Life to Maturity of such Debt is greater than the Weighted Average Life to Maturity of each Class of Term Loans then in effect and (z) such Debt does not have scheduled amortization or payments of principal and shall not be subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (other than pursuant to customary asset sale, event of loss, excess cash flow (provided that such excess cash flow sweep does not require the application of any excess cash flow that would otherwise be required to be applied to the prepayment of the Term Loans pursuant to Section 5.06(b)(iv) hereof) or change of control prepayment provisions and a customary acceleration right after an event of default, in each case, to the extent permitted under Section 8.02(i)), in each case prior to the Latest Maturity Date at the time such Debt is incurred, (3) no Default or Event of Default (or no Default or Event of Default under Section 9.01(a), 9.01(k) or 9.01(l) in the event that such Incremental Notes are used to fund a Limited Condition Acquisition) shall have occurred or be continuing at the time of occurrence of such Debt or would result therefrom, (4) to the extent secured, (x) such Debt shall not be secured by a Lien on any asset of the Borrower and its Subsidiaries that does not also secure the Obligations and (y) such Debt shall be subject to a pari passu or junior lien intercreditor agreement, as applicable, on terms reasonably acceptable to the Administrative Agent, (5) to the extent guaranteed, such Debt shall not be guaranteed by a Subsidiary that is not a Guarantor of the Obligations (and, for the avoidance of doubt, the guarantee of such Debt in accordance with this clause (iii) is permitted) and (6) to the extent subordinated, such Debt must be on subordination terms reasonably satisfactory to the Administrative Agent;

(iv)                              Debt of the Borrower constituting (A) unsecured senior or senior subordinated debt securities, (B) debt securities that are secured by a Lien ranking junior to the Liens securing the Obligations or (C) debt securities that are secured by a Lien ranking pari passu with the Liens securing the Obligations in an aggregate principal amount, which constitutes a Permitted Refinancing of some or all of the Term Loans incurred hereunder and has an aggregate principal amount which does not exceed the principal amount of the Term Loans hereunder which are being so refinanced except with respect to any Permitted Refinancing Increase (such Debt, the “Refinancing Notes”); provided that (1) with respect to Refinancing Notes incurred under clause (C) hereof, (x) the final stated maturity of such Refinancing Notes shall not be sooner than the maturity date of the Term Loans being refinanced, (y) the Weighted Average Life to Maturity of such Refinancing Notes is greater than or equal to the Weighted Average Life to Maturity of the Term Loans being refinanced and (z) such Refinancing Notes shall not be subject to any mandatory prepayment, repurchase or redemption provisions, unless the prepayment, repurchase or redemption of such Debt is accompanied by the prepayment of a pro rata portion of the outstanding principal of the Term Loans hereunder pursuant to Section 5.06 hereof, (2) with respect to Refinancing Notes incurred under clause (A) or (B) hereof, (x) the final stated maturity of such Refinancing Notes shall not be sooner than the maturity date of the Term Loans being refinanced, (y) the Weighted Average Life to Maturity of such Refinancing Notes is greater than the Weighted Average Life to Maturity of the Term Loans being refinanced and (z) such Refinancing Notes do not have scheduled amortization or payments of principal and shall not be subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (other than pursuant to customary asset sale, event of loss, excess cash flow (provided that such excess cash flow sweep does not require the application of any excess cash flow that would otherwise be required to be applied to the prepayment of the Term Loans pursuant to Section 5.06(b)(iv) hereof) or change of control prepayment provisions and a customary acceleration right after an event of default, in each case, to the extent permitted under Section 8.02(i)), in each case prior to the Latest Maturity Date at the time such Refinancing Notes are incurred, (3) no Default or Event of Default shall have occurred or be continuing at the time of occurrence of such Refinancing Notes or would result therefrom, (4) to the extent secured, (x) such Debt shall not be secured by a Lien on any asset of the Borrower and its Subsidiaries that does not also secure the Obligations and (y) such Debt shall be subject to a pari passu or junior lien intercreditor agreement, as applicable, on terms reasonably acceptable to the Administrative Agent, (5) to the extent guaranteed, such Debt shall not be guaranteed by a Subsidiary that is not a Guarantor of the Obligations (and, for the avoidance of doubt, the guarantee of such Debt in accordance with this clause (iv) is permitted), (6) to the extent subordinated, such Debt must be on subordination terms reasonably satisfactory to the Administrative Agent and (7) the proceeds of such Refinancing Notes (other than proceeds of such Refinancing Notes that are used to fund a Permitted Refinancing Increase (as set forth in clauses (a) and (b) of the definition of such term) in connection with such Refinancing Notes) shall be applied, on a dollar-for-dollar basis, substantially concurrently with the incurrence thereof, to the prepayment of the Term Loans being refinanced;

(v)                                 (A) Debt of any Loan Party payable to any other Loan Party (including Disqualified Equity Interests issued to any Loan Party), it being understood and agreed that such Debt (other than Disqualified Equity Interests) is subordinated to the Obligations of the Loan Parties under the Loan Documents, (B) Debt of any Non-Guarantor Subsidiary payable to any other Non-Guarantor Subsidiary, (C) loans or guaranties from any Non-Guarantor Subsidiary to any Loan Party, it being understood and agreed that such Debt is subordinated to the Obligations of the Loan Parties under the Loan Documents, and (D) Debt of any Non-Guarantor Subsidiary payable to any Loan Party to the extent such Debt would constitute a permitted Investment under Section 8.02(k)(xvi);

(vi)                              Debt of the Borrower and its Subsidiaries existing on the Closing Date and included on Schedule 8.02(a) and any Permitted Refinancings thereof;

(vii)                           Debt of the Borrower or any Subsidiary of the Borrower under a letter of credit facility in an aggregate face amount, when combined with the aggregate amount of Debt permitted pursuant to Section 8.02(a)(xi), not to exceed in the aggregate the greater of $300,000,000 and 16.50% of Consolidated Net Tangible Assets so long as: (A) the purpose of such facility is to provide letters of credit necessary in the business of the Borrower and its Subsidiaries, including without limitation to secure surety and other bonds, and (B) such Debt, if secured, is only secured as permitted by clause (xii) of the definition of Permitted Liens (a “Permitted Secured Letter of Credit Facility”);

(viii)                        Debt or other obligations of the Borrower and its Subsidiaries in respect of any capital lease (as determined in accordance with GAAP) or Debt of the Borrower and its Subsidiaries secured by Purchase Money Security Interests so long as the aggregate amount for the Borrower and its Subsidiaries of all Debt and other obligations permitted by this clause (viii) shall not exceed, at any time outstanding the greater of $150,000,000 and 8.25% of Consolidated Net Tangible Assets;

(ix)                              Debt (x) of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary) in connection with any Permitted Acquisition or Permitted Joint Venture or Debt of any Person that is assumed by the Borrower any Subsidiary in connection with any Permitted Acquisition or Permitted Joint Venture; provided that (i) such Debt was not incurred in contemplation of such Permitted Acquisition or Permitted Joint Venture and (ii) immediately prior and after giving pro forma effect to the assumption of such Debt, the Total Net Leverage Ratio is no greater than 3.00:1.00 as if such Debt was assumed at the beginning of the most recent four consecutive fiscal quarters ending prior to such assumption for which consolidated financial statements of the Borrower have been (or were required to be) delivered to the Administrative Agent pursuant to Section 8.03(a) or (b) or (y) constituting a Permitted Refinancing of the foregoing;

(x)                                 subject to Section 8.02(k) and Section 8.02(n), Debt of any Bonding Subsidiary payable to the Borrower;

(xi)                              Debt of (i) the Securitization Subsidiaries pursuant to Permitted Receivables Financings and (ii) the Loan Parties pursuant to an ABL Credit Agreement, and any Permitted Refinancing thereof, in an aggregate principal amount that, when combined with the aggregate amount of Debt permitted pursuant to Section 8.02(a)(vii), does not exceed in the aggregate the greater of $300,000,000 and 16.50% of Consolidated Net Tangible Assets;

(xii)                           Debt (i) in respect of Hedging Transactions entered into in the ordinary course of business consistent with past practice or (ii) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds or other cash management services including, but not limited to, treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements, in each case entered into or arising in the ordinary course of business;

(xiii)                        Debt (including any Permitted Refinancing thereof) secured by Liens permitted by clause (xiv) of the definition of Permitted Liens;

(xiv)                       Guaranties in respect of Debt otherwise permitted hereunder;

(xv)                          Debt relating to the financing of insurance policy premiums;

(xvi)                       other Debt in an aggregate principal amount not to exceed the greater of $50,000,000 and 2.75% of Consolidated Net Tangible Assets; provided that the amount of Debt permitted by this clause (xvi) that is secured shall not exceed the greater of $25,000,000 and 1.25% of Consolidated Net Tangible Assets; and

(xvii)                    Debt of Non-Guarantor Subsidiaries which, when combined with the aggregate amount of Investments permitted pursuant Section 8.02(k)(xvi), does not exceed at any one time the greater of $10,000,000 and 0.50% of Consolidated Net Tangible Assets.

(b)                                 Liens; Negative Pledge.  The Borrower shall not, and shall not permit any of its Subsidiaries to, (i) at any time create, incur, assume or suffer to exist any Lien on any of its respective property or assets, tangible or intangible, now owned or hereafter acquired, except, Permitted Liens, and (ii) at any time, directly or indirectly, enter into any Contractual Obligation that prohibits or restricts the Borrower’s or its Subsidiaries’ ability to grant a security interest or Lien on any of the Collateral to the Collateral Agent or any of the other Secured Parties in connection with this Agreement or any other Loan Document (as such Agreement or Loan Documents may be amended, restated, modified or supplemented); provided that the foregoing clause (ii) shall not apply to any Contractual Obligations which:

(A)                are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Borrower, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower and do not extend beyond such Subsidiary and its subsidiaries;

(B)                arise in connection with any Permitted Lien under clause (vii) of such definition to the extent such restrictions relate to the assets (and any proceeds in respect thereof) which are the subject of such Lien;

(C)                arise under loan documents or other agreements in connection with Debt permitted by Section 8.02(a) (other than secured Debt permitted by Section 8.02(a)(viii)) (including the ABL Documents and documents in connection with the Permitted Secured Letter of Credit Facility), and documents in connection with the Permitted Refinancing of any of the foregoing; provided that such restrictions (i) apply solely to Non-Guarantor Subsidiaries or (ii) are no more restrictive with respect to the Borrower and its Subsidiaries than the limitations (taken as a whole) set forth in the Loan Documents and do not materially impair the Borrower’s ability to grant the security interests to the Collateral Agent contemplated by the Loan Documents or pay the Obligations under the Loan Documents as and when due (as reasonably determined in good faith by the Borrower);

(D)                are contained in agreements relating to any Disposition permitted by Section 8.02(d) solely with respect to the assets that are the subject of such Disposition;

(E)                 are customary provisions in joint venture agreements and other similar agreements applicable solely to such joint venture or the equity interests therein;

(F)                  are customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereby, so long as such restrictions relate solely to the assets subject thereto;

(G)                are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Subsidiary;

(H)               are customary limitations existing under or by reason of leases entered into in the ordinary course of business;

(I)                    are restrictions on cash or other deposits imposed under contracts entered into in the ordinary course of business;

(J)                    are customary provisions restricting assignment of any agreements;

(K)                are restrictions imposed by any agreement relating to any Permitted Receivables Financing to the extent that such restrictions relate to the assets (and any proceeds in respect thereof) that are the subject of such Permitted Receivables Financing; or

(L)                 are set forth in any agreement evidencing an amendment, modification, restatement, renewal, increase, supplement, refunding,

replacement or refinancing of the Contractual Obligations referred to in clauses (A) through (K) above; provided, that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, not materially less favorable to the Loan Party with respect to such limitations than those applicable pursuant to such Contractual Obligation prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

(c)                                  Liquidations, Mergers, Consolidations, Acquisitions.  The Borrower shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind up its affairs, or consummate any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person, provided that:

(i)                                     (A) any Loan Party, other than the Borrower, may consolidate or merge into the Borrower or any other Loan Party and the security interest granted by the Borrower pursuant to the Collateral Documents shall remain in full force and effect, (B) any Non-Guarantor Subsidiary may consolidate or merge into any other Non-Guarantor Subsidiary, (C) any Non-Guarantor Subsidiary may consolidate or merge into any Loan Party, so long as such Loan Party survives such merger or consolidation and the security interest granted by the Borrower pursuant to the Collateral Documents shall remain in full force and effect, and (D) any transaction otherwise permitted by Section 8.02(d) and Section 8.02(k) shall be permitted under this Section 8.02(c);

(ii)                                  the Borrower or any Subsidiary may acquire, whether by purchase or by merger, (A) all of the ownership interests of another Person or (B) all or substantially all of the assets of another Person or of a business or division of another Person (each a “Permitted Acquisition”), provided that each of the following requirements is met:

(1)  the business acquired, or the business conducted by the Person whose ownership interests are being acquired, as applicable, shall be substantially the same as, or shall support or be complementary to, one or more line or lines of business conducted by the Loan Parties and shall comply with Section 8.02(g), in the case of any merger a Loan Party shall be the surviving entity after giving effect to such transaction and, to the extent that a Significant Subsidiary is acquired or formed in connection with or as a result of such acquisition, the Loan Parties shall comply with the provisions of Section 8.02(f) and Section 8.01(i)(iv) and, to the extent the assets or business acquired constitute Collateral, the Loan Parties shall comply with the provisions of Section 8.01(i)(i);

(2)  no Default or Event of Default shall exist immediately prior to and immediately after giving effect to such Permitted Acquisition; provided that, subject to Section 1.02(b), in the case of any Limited Condition Acquisition, at the option of the Borrower, this Section 8.02(c)(ii)(2) may be deemed satisfied so long as no Default or Event of Default exists on the date the definitive agreements for such Limited Condition Acquisition are entered into; and

(3)  the business acquired, or the business conducted by the Person whose ownership interests are being acquired, shall be located in the United States and the Person acquired (if applicable) shall be organized under the laws of any State of the United States; provided that the Borrower or any its Subsidiaries shall be permitted to consummate Permitted Acquisitions that do not satisfy the requirements of this clause (3) in an aggregate amount of up to the greater of $30,000,000 and 1.50% of Consolidated Net Tangible Assets;

(iii)                               the Borrower or any of its Subsidiaries may acquire by purchase, lease or otherwise all or substantially all of the assets or equity interests of a Securitization Subsidiary; and

(iv)                              any Subsidiary of the Borrower that holds only de minimis assets and is not conducting any material business may dissolve or otherwise wind up its affairs.

(d)                                 Dispositions of Assets or Subsidiaries.  The Borrower shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, license, lease, abandon, securitize or enter into a securitization transaction, or otherwise transfer or dispose of (collectively, to “Dispose”; and “Disposition” shall have a correlative meaning), voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment, general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests of a Subsidiary of the Borrower), except:

(i)                                     (A) transactions involving the sale of inventory in the ordinary course of business, (B) any Disposition of assets in the ordinary course of business which are no longer necessary or required in the conduct of any Loan Party’s business or the grant in the ordinary course of business of any non-exclusive easements, permits, licenses, rights of way, surface leases or other surface rights or interests, (C) any sale of accounts arising from the export outside of the U.S. of goods or services by any Loan Party, provided that, in the case of this clause (C), (x) at the time of any such sale, no Event of Default shall exist or shall result from such sale, (y) such sale shall be for fair market value and (z) the consideration to be paid to the Borrower and its Subsidiaries as permitted by this clause (C) shall consist solely of cash, (D) any lease, sublease or non-exclusive license of assets (with a Loan Party as the lessor, sublessor or licensor) in the ordinary course of business, provided that the interests of the Loan Parties in any such lease, sublease or license are subject to the Collateral Agent’s first priority security interest (subject only to Permitted Liens) in and to the assets of the Loan Parties that constitute Term Loan Priority Collateral and second priority Liens (subject only to Permitted Liens) in and to the assets of the Loan Parties that constitute ABL Priority Collateral, and (E) transfers of condemned property as a result of the exercise of “eminent domain” or other similar policies to the respective Official Body or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement;

(ii)                                  (x) any Disposition of assets by the Borrower or any Subsidiary of the Borrower which is a Guarantor to any other Loan Party, (y) any Disposition of assets by any Non-Guarantor Subsidiary to any Loan Party or (z) any Disposition of assets by any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary;

(iii)                               any Disposition of property by the Borrower or any of its Subsidiaries of assets with a fair market value (as reasonably determined by the Borrower in good faith) of less than $5,000,000;

(iv)                              any Disposition (including by capital contribution) of Receivables Assets pursuant to a Permitted Receivables Financing;

(v)                                 (x) any Disposition where the fair market value (as reasonably determined by the Borrower in good faith) of the assets subject thereto, when aggregated with the fair market value of all other assets subject to Dispositions made within the same fiscal year are less than $50,000,000; provided that (A) at the time of any such Disposition, no Event of Default shall exist or shall result from such Disposition and (B) the Net Cash Proceeds for all such Dispositions are applied as a mandatory prepayment of the Loans in accordance with, and to the extent required under, the provisions of Sections 5.06(b)(i) and 5.06(b)(ii); plus (y) any other Disposition of assets; provided that (in the case of this clause (y) only): (A) at the time of any such Disposition, no Event of Default shall exist or shall result from such disposition, (B) such Disposition shall be for fair market value (as determined by the Borrower in good faith), (C) the consideration to be paid to the Borrower and its Subsidiaries as permitted by this clause (v) shall consist of cash in an amount that is not less than 75% of such consideration; provided, however, for purposes of this clause (C), the following will be deemed to be cash: (1) any reclamation and other liabilities arising under applicable Permits, applicable workers’ compensation acts and the federal black lung laws and other liabilities associated with the applicable employees, in each case that are assumed by the transferee with respect to the applicable sale, transfer or lease pursuant to a customary assumption or similar agreement, (2) any letters of credit with respect to the reimbursement of which the Borrower or its Subsidiaries are obligated, to the extent such letters of credit relate to the assets or business subject to such sale, transfer or lease and are cancelled no later than 60 days following such sale, transfer or lease and for which the transferee with respect to the applicable sale, transfer or lease has guaranteed or indemnified the reimbursement of any drawing thereunder on customary terms and (3) any Designated Non-Cash Consideration received by the Borrower or any of its Subsidiaries in such Disposition (provided that (x) the aggregate fair market value of such Designated Non-Cash Consideration, as reasonably determined by the Borrower in good faith, taken together with the fair market value at the time of receipt of all other Designated Non-Cash Consideration received pursuant to this clause (3) minus (y) the amount of Net Cash Proceeds previously realized in cash from prior Designated Non-Cash Consideration shall not exceed $75,000,000) and (D) the Net Cash Proceeds for all such Dispositions are applied as a mandatory prepayment of the Loans in accordance with, and to the extent required under, the provisions of Sections 5.06(b)(i) and 5.06(b)(ii);

(vi)                              any Disposition of assets as part of an Investment which is either (x) an Investment in a Permitted Joint Venture which is permitted by Section 8.02(f) or (y) an Investment permitted by Section 8.02(k);

(vii)                           any transactions otherwise permitted by Section 8.02(c) or Section 8.02(h); and

(viii)                        those Dispositions set forth on Schedule 8.02(d).

(e)                                  Affiliate Transactions.  The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction (including purchasing property or services from or selling property or services to) with any Affiliate of the Borrower involving an aggregate consideration in excess of $5,000,000 unless (1) such transaction is not otherwise prohibited by this Agreement and (2) such transaction is either (a) entered into upon fair and reasonable arm’s-length terms and conditions or (b) would be entered into by a prudent Person in the position of the Borrower or such Subsidiary; provided, however that this Section 8.02(e) shall not prohibit (i) the consummation of the Transactions, (ii) any dividend, distribution or Investment which is not otherwise prohibited by this Agreement, (iii) any transaction described on Schedule 8.02(e) (including any modification, extension or renewal thereof on terms no less favorable to the parties thereto than the terms of such transaction as described on such Schedule) which is not otherwise prohibited by this Agreement, (iv) any transaction provided for in, or in connection with, a Permitted Receivables Financing, (v) any transaction between or among Loan Parties and (vi) payments to directors and officers of the Borrower and its Subsidiaries in respect of the indemnification of such Persons in such respective capacities from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, as the case may be, pursuant to the organizational documents or other corporate action of the Borrower or its Subsidiaries, respectively, or pursuant to applicable law.

(f)            Subsidiaries, Partnerships and Joint Ventures.  The Borrower shall not, and shall not permit any of its Subsidiaries to, own or create directly or indirectly any Subsidiaries other than (i) Non-Guarantor Subsidiaries (including any Securitization Subsidiary which is the subject of clause (iii) below), (ii) any Significant Subsidiary which has complied with Section 8.01(i), and (iii) any Securitization Subsidiary whose equity interests are pledged to the Collateral Agent for the benefit of the Secured Parties (pursuant to the Pledge Agreement).

Neither the Borrower nor any Subsidiary of the Borrower shall become or agree to become a joint venturer or hold a joint venture interest in any joint venture except that the Loan Parties may make an Investment in a Permitted Joint Venture, so long as the Borrower and its Subsidiaries at all times are in compliance with all requirements of the following clauses (A) through (F) or to the extent otherwise permitted under Section 8.02(k):

(A)                the Permitted Joint Venture is either a corporation, limited liability company, trust, or a limited partnership or another form of an entity or arrangement that permits the Borrower and its Subsidiaries to limit their liability, as a matter of Law, for the obligations of the Permitted Joint Venture;

(B)                the Investment is either (y) of the type described in clauses (i), (ii) or (iv) of the definition of Investments, or (z) of the type described in clauses (iii) or (v) of the definition of Investments and, on the date such Investment is made, the amount of the Guaranty or other obligation, as the case may be, is reasonably estimable;

(C)                other than the amount of an Investment permitted under clause (B) immediately above of the type described in clause (iii) or clause (v) of the definition of Investments, there is no recourse to any Loan Party or any Subsidiary of any Loan Party for any Debt or other liabilities or obligations (contingent or otherwise) of the Permitted Joint Venture;

(D)                the Total Net Leverage Ratio shall be no more than 2.50:1.00 after giving pro forma effect to the transactions to be entered into in connection therewith (including any incurrence of Debt and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the Investment for which consolidated financial statements of the Borrower are available (provided that, for the avoidance of doubt, any EBITDA of such Permitted Joint Venture shall not be included in such calculation of the Secured Net Leverage Ratio);

(E)                 to the extent that the equity interests owned, directly or indirectly, by the Borrower in such Permitted Joint Venture constitutes Excluded Property, such equity interests shall be held by a JV Holding Company  and the equity interest of such JV Holding Company shall constitute Collateral; and

(F)                  no Default or Event of Default shall exist immediately prior to and immediately after giving effect to such Investment in a Permitted Joint Venture.

(g)                                  Continuation of or Change in Business.  The Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the business of the Loan Parties and their Subsidiaries, substantially as conducted and operated by the Loan Parties and their Subsidiaries, taken as a whole, as of the Closing Date or business that supports or is complimentary to such business or is a reasonable extension thereof

(h)                                 Restricted Payments.  The Borrower shall not, and shall not permit any of its Subsidiaries to, declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any shares of capital stock or other equity interests of the Borrower or any Subsidiary of the Borrower or directly or indirectly redeem, purchase, retire or otherwise acquire for value any shares of any class of the capital stock or other equity interests of the

Borrower or any Subsidiary of the Borrower or set aside any amount for any such purposes (any of the above, a “Restricted Payment”), except that:

(i)                                     Restricted Payments in an amount equal to the Cumulative Amount, so long as (x) no Event of Default is continuing immediately prior to making such Restricted Payment or would result therefrom and (y) the Total Net Leverage Ratio does not exceed 2.50:1.00 after giving pro forma effect to such Restricted Payment;

(ii)                                  any Subsidiary of the Borrower may declare and pay dividends or make any other distribution (by reduction of capital or otherwise) to, or repurchase its capital stock or equity interests from, the Borrower or any other Subsidiary of the Borrower (or, in the case of non-wholly owned Subsidiaries of the Borrower, to the Borrower or any other Subsidiary that is a direct or indirect parent of such non-wholly-owned Subsidiary and to each other owner of equity interests of such non-wholly owned Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Borrower or its applicable Subsidiary) based on their relative ownership interests);

(iii)                               (A) so long as no Event of Default shall exist immediately prior to or after giving effect to such stock purchase or redemption, stock purchases or redemptions (other than repurchases described in clause (B) of this Section 8.02(h)(iii)) in connection with the rights of employees or members of the board of directors of the Borrower or any of its Subsidiaries of any capital stock or equity interests issued pursuant to an employee or board of directors equity subscription agreement, equity option agreement or equity ownership arrangement or other compensation plan permitted to be issued hereunder, provided that the aggregate consideration of such stock purchase and redemptions made pursuant to this clause (A) shall not, in any fiscal year, exceed $5,000,000 and (B) repurchases of equity interests deemed to occur upon (1) the exercise of stock options if the equity interests represent a portion of the exercise price thereof or (2) the withholding of a portion of equity interests issued to employees and other participants under an equity compensation program of the Borrower and its Subsidiaries, in each case to cover withholding tax obligations of such persons in respect of such issuance;

(iv)                              dividends or other distributions payable solely in capital stock or equity interests; or

(v)                                 the Borrower may declare and make (i) Restricted Payments in an amount not to exceed in the aggregate the greater of $75,000,000 and 4.00% of Consolidated Net Tangible Assets plus (ii) additional Restricted Payments; provided that, in the case of this clause (ii), the Secured Net Leverage Ratio is less than 2.00:1.00 after giving pro forma effect to such Restricted Payment and the transactions to be entered into in connection therewith (including any incurrence of Debt and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the making of such Restricted Payment for which consolidated financial statements of the Borrower are delivered (or are required to be delivered) pursuant to Section 8.03(a) or (b).

(i)                                     Payment of Other Debt.  The Borrower shall not, and shall not permit any of its Subsidiaries to, prepay, redeem, purchase, defease, convert into cash or otherwise satisfy prior to the scheduled maturity in any manner any Debt that is owed to a third party that is subordinated to the Obligations or Debt that is secured by a Lien ranking junior to the Liens securing the Obligations (excluding, for the avoidance of doubt, permitted unsecured Debt, any Permitted Receivables Financing and the ABL Obligations), except:

(i)                                     the conversion (or exchange) of any such Debt to, or the payment of any such Debt from the proceeds of the issuance of, the common stock or other equity interests of the Borrower (other than Disqualified Equity Interests);

(ii)                                  for a Permitted Refinancing thereof;

(iii)                               payments of or in respect of any such Debt in an aggregate amount not to exceed the Cumulative Amount, so long as (x) no Event of Default is continuing immediately prior to making such payment or would result therefrom and (y) the Total Net Leverage Ratio does not exceed 2.50:1.00 after giving pro forma effect to such payment; or

(iv)                              so long as no Event of Default has occurred and is continuing, other payments of or in respect of any such Debt in an aggregate amount not to exceed the greater of $30,000,000 and 1.50% of Consolidated Net Tangible Assets.

(j)                                    No Restriction in Agreements on Dividends or Certain Loans.  The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into or be bound by any agreement (i) which prohibits or restricts, in any manner the payment of dividends by any of its Subsidiaries (whether in cash, securities, property or otherwise), or (ii) which prohibits or restricts in any manner the making of any loan to the Borrower by any of its Subsidiaries or payment of any Debt or other obligation owed to any Loan Party, other than, in each case, (A) restrictions applicable to a Securitization Subsidiary in connection with a Permitted Receivables Financing, (B) restrictions imposed by any applicable law, rule or regulation (including applicable currency control laws and applicable state or provincial corporate statutes restricting the payment of dividends or any other distributions in certain circumstances), (C) restrictions in effect under any Contractual Obligation outstanding on the Closing Date and set forth on Schedule 8.02(j), and (D) restrictions pursuant to any Contractual Obligation described in clauses (A) through (L) of Section 8.02(b).

(k)                                 Loans and Investments.  The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time make any Investment in notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other Investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:

(i)                                     trade credit extended on usual and customary terms in the ordinary course of business and stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Borrower or any Subsidiary in satisfaction of judgments;

(ii)                                  (A) Investments by the Borrower or any of its Subsidiaries in any Loan Party and (B) Investments by any Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary;

(iii)                               (A)  Permitted Investments and Investments in cash and (B) any Investments arising in connection with any Hedging Transactions;

(iv)                              Investments in Permitted Joint Ventures as permitted by Section 8.02(f);

(v)                                 bonds required in the ordinary course of business of the Borrower and its Subsidiaries, including without limitation, surety bonds, royalty bonds or bonds securing performance by the Borrower or a Subsidiary of the Borrower under bonus bids;

(vi)                              loans by the Borrower to any Bonding Subsidiary; provided, however (x) prior to any loan being made to any Bonding Subsidiary, such loan shall be evidenced by a note, reasonably satisfactory to the Administrative Agent, and such note shall be pledged pursuant to the applicable Collateral Document to the Collateral Agent for the benefit of the Secured Parties and (y) any loans by the Borrower to any Bonding Subsidiary shall in each and every case be subject to Section 8.02(n);

(vii)                           so long as no Event of Default is continuing immediately prior to making such Investment or would result therefrom, Investments in an amount equal to the Cumulative Amount; provided that, with respect to any Investments in Affiliates of the Borrower (other than Subsidiaries or joint ventures of the Borrower), the Total Net Leverage Ratio shall not exceed 2.50:1.00 after giving pro forma effect to such Investments;

(viii)                        other Investments, in connection with or related to the operations of the Borrower and its Subsidiaries, not exceeding the greater of $50,000,000 and 2.75% of Consolidated Net Tangible Assets;

(ix)                              Investments arising as a result of Permitted Receivables Financings;

(x)                                 Investments by Borrower of the type described in clause (i) of the definition of Investments in any Bonding Subsidiary, provided that any such Investments by the Borrower in any Bonding Subsidiary shall in each case be subject to Section 8.02(n);

(xi)                              any transaction which is an Investment permitted by Section 8.02(c) (including, without limitation, any Permitted Acquisition), Section 8.02(d) (including, without limitation, Investments arising out of the receipt by Borrower or any Subsidiary of noncash consideration for the sale of assets permitted thereunder) or Section 8.02(h);

(xii)                           any guaranty which is permitted under Section 8.02(a);

(xiii)                        (A) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business and (B) loans or advances to employees made in the ordinary course of business and consistent with past practice, provided that such loans and advances to all such employees do not exceed an aggregate amount outstanding at any time equal to the greater of $10,000,000 and 0.50% of Consolidated Net Tangible Assets;

(xiv)                       Investments existing as of the Closing Date and set forth on Schedule 8.02(k), and extensions, renewals, modifications, restatements or replacements thereof; provided that no such extension, renewal, modification, restatement or replacement shall increase the amount of the original loan, advance or investment, except by an amount equal to any premium or other reasonable amount paid in respect of the underlying obligations and fees and expenses incurred in connection with such extension, renewal, modification, restatement or replacement;

(xv)                          to the extent constituting an Investment, the repurchase, repayment, defeasance or retirement of any Debt of the Borrower or any Subsidiary to the extent such repurchase, prepayment or retirement is expressly permitted hereunder; and

(xvi)                       Investments by the Borrower and the Guarantors in Non-Guarantor Subsidiaries, which, when combined with the aggregate amount of Debt permitted pursuant Section 8.02(a)(xvii), does not exceed at any time the greater of $10,000,000 and 0.50% of Consolidated Net Tangible Assets.

(l)                                     Sale and Leaseback Transactions.  The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Person (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Borrower or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Person to any Person (other than the Borrower or any of its Subsidiaries) in connection with such lease (such transaction, a “Sale and Leaseback Transaction”); provided that the foregoing shall not prohibit any such Sale and Leaseback Transaction in which such lease, to the extent constituting Debt, is permitted to be incurred under Section 8.02(a) and in which the leased property is permitted to be Disposed of by Section 8.02(d).

(m)                             Changes in Organizational Documents and Loan Party Information.  (i) The Borrower shall not, and shall not permit any of its Subsidiaries that are Loan Parties to, amend in any respect its certificate of incorporation (including any provisions or resolutions relating to capital stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation or limited liability company agreement if such change would be materially adverse to the Lenders as determined by the Borrower in good faith (provided that any amendment of any provision in the limited liability company agreement, operating agreement or partnership agreement of any Loan Party that permits a pledgee of such Loan Party’s limited liability, membership or partnership interests (or such pledgee’s designee or any purchaser of such interests) to be substituted for the member or partner under such agreement upon the exercise of such pledgee’s rights with respect to its collateral shall be deemed to be materially adverse to the Lenders).

(ii)                                  The Borrower shall not, and shall not permit any of its Subsidiaries that are Loan Parties to, effect any change (A) in its legal name, (B) in the location of its chief executive office, (C) in its identity or organizational structure, (D) in its Federal Taxpayer Identification Number (or equivalent thereof) or organizational identification number, if any or (E) in its jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), unless it shall have given the Administrative Agent prior written notice thereof (or, solely in the case of the Borrower, ten calendar days’ prior written notice thereof) clearly describing such change and providing such other information in connection therewith as the Administrative Agent may reasonably request.

(iii)                               The Borrower shall not make any change in its fiscal year.

(n)                                 Transactions With Respect to the Bonding Subsidiaries. Except as otherwise expressly permitted under this Agreement, the Borrower shall not permit any Bonding Subsidiary to (x) own any assets other than a leasehold interest, as lessee, in a coal lease where the lessor is a Person that is not an Affiliate of the Borrower and cash and Permitted Investments necessary to assure either the lessor of such leasehold interest of the performance of all obligations by such Bonding Subsidiary thereunder or to assure the provider of surety bonds described in the following clause (y) that such Bonding Subsidiary is able to perform its obligations to such provider under the described surety bonds; and (y) incur any Debt or other obligation or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) except those to the lessor of the coal lease owned by such Bonding Subsidiary and those in favor of the provider of the surety bonds which provide payment assurances to such lessor under the coal lease owned by such Bonding Subsidiary related to the cost of acquiring such leasehold interest, the bonus bid and royalty payments thereunder and the costs and expenses incidental to such lease; provided, however that in lieu of any surety bond such Bonding Subsidiary may request that the Borrower obtain a letter of credit on behalf of such Bonding Subsidiary and such Bonding Subsidiary may incur reimbursement obligations in connection therewith.

Section 8.03.                          Reporting Requirements.  The Borrower covenants and agrees that until Payment in Full of the Loans and interest thereon, satisfaction of all of the Loan Parties’ other Obligations hereunder and under the other Loan Documents (other than indemnification and other contingent obligations not yet due and owing or for which no claim has been made and Obligations in respect of Secured Hedge Agreements) and termination of the Commitments, the Borrower will furnish or cause to be furnished to the Administrative Agent, for delivery to each of the Lenders:

(a)                                 Quarterly Financial Statements.  Within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year (or such earlier date, from time to time established by the SEC in accordance with the Securities Exchange Act of 1934, as amended), financial statements of the Borrower and its Subsidiaries, consisting of a consolidated balance sheet as of the end of such fiscal quarter, related consolidated statements of income and stockholders’ equity and related consolidated statement of cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President, Treasurer or Chief

Financial Officer of the Borrower as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year. The Borrower will be deemed to have complied with the delivery requirements with respect to the consolidated financial statements required to be delivered under this Section 8.03(a) if within forty-five (45) days after the end of its fiscal quarter (or such earlier date, from time to time established by the SEC in accordance with the Securities Exchange Act of 1934, as amended), the Borrower delivers to the Administrative Agent (for delivery to each of the Lenders) a copy of the Borrower’s Form 10-Q as filed with the SEC and the financial statements contained therein meet the requirements described in this Section.

(b)                                 Annual Financial Statements.  Within ninety (90) days after the end of each fiscal year of the Borrower (or such earlier date, from time to time established by the SEC in accordance with the Securities Exchange Act of 1934, as amended), financial statements of the Borrower and its Subsidiaries consisting of a consolidated balance sheet as of the end of such fiscal year, related consolidated statements of income and stockholders’ equity and related consolidated statement of cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified, in the case of the consolidated financial statements, by independent certified public accountants of nationally recognized standing reasonably satisfactory to the Administrative Agent (it being understood and agreed that Ernst & Young LLP is reasonably satisfactory). The certificate or report of accountants shall be free of qualifications (other than (i) any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur and (ii) any “going concern” or like qualifications as may be required as a result of a projected failure to comply with a financial covenant in any ABL Facility or an upcoming maturity date under the Facility or any Working Capital Facility that is scheduled to occur within one (1) year of the time the report and opinion are delivered) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents. The Borrower will be deemed to have complied with the delivery requirements with respect to the consolidated financial statements required to be delivered under this Section 8.03(b) if within ninety (90) days after the end of its fiscal year (or such earlier date, from time to time established by the SEC in accordance with the Securities Exchange Act of 1934, as amended), the Borrower delivers to the Administrative Agent (for delivery to each of the Lenders) a copy of the Borrower’s Annual Report and Form 10-K as filed with the SEC and the financial statements and certification of public accountants contained therein meet the requirements described in this Section.

(c)                                  Certificate of the Borrower.  Concurrently with any delivery of financial statements under Section 8.03(a) and (b), a certificate of the Borrower signed by a Responsible Officer (a “Compliance Certificate”), substantially in the form of Exhibit K: (i) confirming that, except as described pursuant to Section 8.03(e), no Event of Default or Default exists and is continuing on the date of such Compliance Certificate, (ii) containing a list of each Significant Subsidiary and each Non-Guarantor Subsidiary (and whether such Subsidiary is a Bonding Subsidiary, an Immaterial Subsidiary, a Securitization Subsidiary, a Foreign Subsidiary or a non-wholly owned Subsidiary), other than those set forth on Schedule 6.02, (iii) confirming that each Significant Subsidiary has joined the Loan Documents in accordance with the requirements of

Section 8.01(i), (iv) with respect to any delivery of financial statements under 8.03(b) only, setting the forth in reasonable detail (x) the calculation of Excess Cash Flow and (y) the calculation and uses of Cumulative Amount (and each of the components thereof) and (v) setting forth the reasonably detailed calculations of the Total Net Leverage Ratio and the Secured Net Leverage Ratio, each as of the end of such applicable period.

(d)                                 SEC Website.  (A) The delivery by the Borrower to the Administrative Agent of annual reports on Form 10-K of the Borrower and its consolidated subsidiaries shall satisfy the requirements of Section 8.03(a) solely to the extent such annual reports include the information specified herein and (B) the delivery by the Borrower to the Administrative Agent of quarterly reports on Form 10-Q of by the Borrower and its consolidated subsidiaries shall satisfy the requirements of Section 8.03(b) solely to the extent such quarterly reports include the information specified herein.

(e)                                  Notices.  Written notice to the Administrative Agent for distribution to the Lenders:

(i)                                     promptly after any Responsible Officer of the Borrower has learned of the occurrence of any Default or Event of Default; and

(ii)                                  promptly after any Responsible Officer of the Borrower has learned of any event which would reasonably be expected to result in a Material Adverse Change.

(f)                                   Certain Events.  Written notice to the Administrative Agent for distribution to the Lenders:

(i)                                     as required by Section 8.02(c), with respect to any proposed acquisition of assets pursuant to such Section;

(ii)                                  of the occurrence of any event for which the Borrower is required to make a mandatory prepayment pursuant to Section 5.06(b);

(iii)                               any material amendment to the organizational documents of any Loan Party; and

(iv)                              of any material change in accounting policies or financial reporting practices by any Loan Party.

(g)                                  Environmental Health and Safety Matters. Reasonably prompt written notice upon Borrower or applicable Subsidiary obtaining actual knowledge of any of the following which has resulted or could reasonably be expected to result in a Material Adverse Change: (A) the existence of material Contamination; (B) the receipt by Borrower or any of its Subsidiaries of a material Environmental Health and Safety Claim or Environmental Health and Safety Order; (C) the imposition, attachment, filing or recording against the real property, whether owned or leased, of any Loan Party or any Subsidiary of a Loan Party of a Lien (other than a Permitted Lien) or other encumbrance authorized under Environmental Health and Safety Laws; (D) the inability to obtain or renew a material Environmental Health and Safety Permit, a notice from an Official Body that it has, will or intends to suspend, revoke or adversely amend or alter, in whole or in part, any Environmental Health and Safety Permit or knowledge that a Person has filed a suit or claim or instituted a proceeding challenging the application for, or the modification, amendment or issuance of any Environmental Health and Safety Permit; or (E) any violation of Environmental Health and Safety Laws, Environmental Health and Safety Permits or Environmental Health and Safety Order by the Borrower or any of its Subsidiaries; provided, in each case, that a failure to provide such written notice shall not be a violation of this Section 8.03(g) if the Borrower or the applicable Subsidiary is in good faith reasonably contesting such matter in the applicable jurisdiction in accordance with applicable Environmental Health and Safety Laws.

(h)                                 Other Reports and Information.

(i)                                     Any reports, notices or proxy statements generally distributed by the Borrower to its stockholders on a date no later than the date supplied to such stockholders and regular or periodic reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses, filed by the Borrower or any other Loan Party with the Securities and Exchange Commission, provided that, subject to Section 8.03(d), the foregoing reports shall be deemed to have been delivered on the date on which such report is posted on the SEC’s web site at www.sec.gov, and such posting shall be deemed to satisfy this reporting requirement,

(ii)                                  Promptly upon their becoming available to the Borrower, a copy of any material order in any material proceeding to which the Borrower or any other Loan Party is a party issued by any Official Body,

(iii)                               Within thirty (30) days of the end of each month, consolidated monthly income summaries of the Borrower and its consolidated Subsidiaries,

(iv)                              Promptly upon request, such other reports and information as any of the Lenders may from time to time reasonably request, and

(v)                                 Promptly upon request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(i)                                     Platform   The Borrower hereby acknowledges that (i) the Administrative Agent may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking

Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however that, to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.09); (y) all Borrower Materials marked “PUBLIC”“ are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.  Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents, (2) notification of changes in the terms of the Facilities provided for by this Agreement and (3) all financial statements, reports and certificates delivered pursuant to Sections 8.03(a), (b) and (c).

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Borrower or its securities for purposes of United States Federal or state securities laws.

ARTICLE 9
DEFAULT

Section 9.01.                          Events of Default.  An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

(a)                                 Payments Under Loan Documents.  The Borrower shall fail to pay (i) any principal of (or premium with respect to) any Loan (including scheduled installments, mandatory prepayments, or the payment due at maturity) when due hereunder or (ii) any interest on any Loan or any fee owing hereunder or under the Agent Fee Letter within three (3) Business Days after such interest or fee becomes due in accordance with the terms hereof or thereof.

(b)                                 Breach of Warranty.  Any representation or warranty made at any time by the Borrower herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or incorrect in any material respect as of the time it was made or furnished.

(c)                                  Breach of Negative Covenants or Certain Other Covenants.  Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 8.01(a), Section 8.02, or Section 8.03(e).

(d)                                 Breach of Other Covenants.

(i)                                     Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of thirty (30) days after the earlier of (x) any Responsible Officer of the Borrower becomes aware of the occurrence thereof or (y) the date upon which the Borrower has received written notice of such default from the Administrative Agent.

(e)                                  Defaults in Other Agreements or Debt; Bonding Matters.

(i)                                     A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any Debt under which any Loan Party or a Subsidiary of any Loan Party may be obligated as a borrower, guarantor, counterparty or other party in excess of $50,000,000 in the aggregate, and such default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto) any indebtedness or other obligation when due (whether at stated maturity, by acceleration or otherwise) or if such default or event of default permits or causes (or with the giving of notice would permit or cause) the acceleration of any indebtedness or other obligation or the termination of any commitment to lend in amount in excess of $50,000,000.

(ii)                                  One or more surety, reclamation or similar bonds securing obligations of the Borrower or any Subsidiary of the Borrower (or any required guaranties thereof or required letters of credit with respect thereto) with an aggregate face amount of $50,000,000 or more shall be actually terminated, suspended or revoked prior to the full and complete satisfaction or discharge of such obligations by the Borrower or any Subsidiary of the Borrower and not replaced within 30 days of such termination, suspension or revocation; provided that the Borrower or any Subsidiary of the Borrower shall be permitted to replace such surety bonds with self-bonding obligations to the extent permitted by any Person to which satisfaction of the obligations secured by such bonds are owed prior to full satisfaction of the obligations secured by such bonds.

(f)                                   Judgments or Orders.  Any judgments or orders (including with respect to any Environmental Health and Safety Claims and Environmental Health and Safety Order) (x) for the payment of money in excess of $50,000,000 in the aggregate shall be entered against any Loan Party or any Subsidiary of any Loan Party by a court having jurisdiction in the premises or (y) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Change shall be entered against any Loan Party, which judgment, in either case, is not discharged, vacated, bonded or stayed pending appeal within a period of sixty (60) days from the date of entry; provided, however, that any such judgment or order under subclause (x) of this clause (f) shall not be an Event of Default under this Section 9.01(f) if and for so long as the amount of such judgment or order in excess of $50,000,000 is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof (and such insurer has been notified of the potential claim and does not dispute coverage).

(g)                                  Loan Document Unenforceable.  Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against any Loan Party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms), or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby, or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Collateral Documents on a portion of the Collateral that is not de minimis;

(h)                                 Uninsured Losses; Proceedings Against Assets.  There shall occur any material uninsured damage to or loss, theft or destruction of any of the Collateral in excess of $50,000,000 (it being understood that the amount of deductibles payable in connection with such claim shall not be included in such threshold) or the Collateral or any other of the Loan Parties’ or any of their Subsidiaries’ assets in excess of $50,000,000 in the aggregate are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days thereafter;

(i)                                     Events Relating to Plans and Benefit Arrangements.  Any of the following occurs, in each case, which individually or in the aggregate, could reasonably be expected to have a Material Adverse Change: (i) any Reportable Event, which could reasonably be expected to constitute grounds for the termination of any Plan by the PBGC or the appointment of a trustee to administer or liquidate any Plan, shall have occurred and be continuing; (ii) proceedings shall have been instituted or other action taken to terminate any Plan, or a termination notice shall have been filed with respect to any Plan; (iii) a trustee shall be appointed to administer or liquidate any Plan; (iv) the Borrower or any member of the ERISA Group shall fail to make any contributions when due, after the expiration of any applicable grace period, to a Plan or a Multiemployer Plan; or (v) the Borrower or any member of the ERISA Group is assessed Withdrawal Liability with respect to a Multiemployer Plan;

(j)                                    Change of Control.  (i) Any person or group of persons (within the meaning of Sections 13(d) or 14(a) of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) 50% or more of the voting capital stock of the Borrower or (ii) within a period of twelve (12) consecutive calendar months, individuals who (1) were directors of the Borrower on the first day of such period, (2) were nominated for election by the Borrower, or (3) were approved for appointment by the Board shall cease to constitute a majority of the board of directors of the Borrower, provided that the appointment of any directors of the Borrower pursuant to the Plan of Reorganization shall not result in an Event of Default (a “Change of Control”);

(k)                                 Involuntary Proceedings.  A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any Loan Party or Material Subsidiary of a Loan Party in an involuntary case under any applicable Debtor Relief Law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of such Loan Party or Subsidiary for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding;

(l)                                     Voluntary Proceedings.  Any Loan Party or Material Subsidiary of a Loan Party shall commence a voluntary case under any applicable Debtor Relief Law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or other similar official) of itself or for any substantial part of its property or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing.

Section 9.02.                          Consequences of Event of Default.  (a) Events of Default Other than Bankruptcy, Insolvency or Reorganization Proceedings.  If an Event of Default shall occur and be continuing, the Administrative Agent or the Collateral Agent, as the case may be, may, and upon the request of the Required Lenders, shall, by written notice to the Borrower, take one or more of the following actions: (i) declare the unpaid principal amount of the Term Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Debt of the Borrower to the Lenders hereunder and under the other Loan Documents to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, or (ii) exercise rights and remedies in respect of the Collateral in accordance with Section 8 of the Security Agreement and/or the comparable provisions of any other Collateral Document.

(b)                                 Bankruptcy, Insolvency or Reorganization Proceedings.  If an Event of Default specified under Section 9.01(k) or 9.01(l) shall occur, the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Debt of the Borrower to the Lenders under the Loan Documents shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.

(c)                                  Set-off.  If an Event of Default shall have occurred and be continuing, each Lender and its Affiliates which has agreed in writing to be bound by the provisions of Section 5.03 is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or Affiliate, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such Debt.  The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have.  Each Lender agrees to notify the

Borrower and each Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

(d)                                 Suits, Actions, Proceedings.  If an Event of Default shall occur and be continuing and if the Administrative Agent shall have accelerated the maturity of the Term Loans pursuant to any of the foregoing provisions of this Section 9.02, then the Administrative Agent may, to the extent permitted by Law, proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents, including as permitted by applicable Law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Administrative Agent or the Lenders; and

(e)                                  Application of Proceeds.  From and after the date on which the Administrative Agent or the Collateral Agent, as the case may be, has taken any action pursuant to this Section 9.02 and until all Obligations of the Loan Parties under the Loan Documents (other than indemnification or other contingent obligations for which no amount is due and owing and Obligations in respect of Secured Hedge Agreements) have been Paid in Full, any and all proceeds received by the Administrative Agent or the Collateral Agent from the sale or other disposition of the Collateral, or any part thereof, or the exercise of any remedy by any Agent or any Lender from the exercise of any remedy by any Agent or any Lender shall be applied as follows:

(i)                                     first, to pay the Administrative Agent and Collateral Agent for all costs, expenses, indemnities and disbursements, including reasonable attorneys’ fees and legal expenses, incurred by the Administrative Agent and the Collateral Agent in connection with realizing on the Collateral or collection of any Obligations of any of the Loan Parties under any of the Loan Documents, including advances made by the Lenders or any one of them or any of the Agents for the reasonable maintenance, preservation, protection or enforcement of, or realization upon, the Collateral, including advances for taxes, insurance, repairs and the like and reasonable expenses incurred to sell or otherwise realize on, or prepare for sale or other realization on, any of the Collateral;

(ii)                                  second, to pay in full all other Obligations (including fees, indemnities, charges and disbursements of counsels to the Administrative Agent and the Collateral Agent) owing to the Administrative Agent and the Collateral Agent in its capacity as such;

(iii)                               third, to pay in full all Obligations consisting of interest (including interest or other amounts that accrue or become due during the pendency of any proceeding under Debtor Relief Laws or that would have accrued or become due under the terms of the Loan Documents but for the effect of any such proceeding, regardless of whether allowed or allowable in such proceeding) on the Term Loans, and scheduled periodic payments then due under Secured Hedge Agreements (the amounts so applied to be distributed among the beneficiaries of such Secured Hedge Agreements pro rata in accordance with the amounts of such Obligations owed to them on the date of any such distribution);

(iv)                              fourth, to pay in full all Obligations (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) consisting of unpaid principal amount of the Term Loans and any premium thereon or breakage or termination fees, costs or expenses related thereto and any other Obligations in respect of Secured Hedge Agreements (the amounts so applied to be distributed among the beneficiaries of such Secured Hedge Agreements pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution);

(v)                                 fifth, to the payment in full of all other Obligations (the amounts so applied to be distributed among the beneficiaries of such Secured Hedge Agreements pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution); and

(vi)                              sixth, to the Borrower, its successors and assigns, or as a court of competent jurisdiction may otherwise direct or as otherwise required by the ABL Intercreditor Agreement (if any).

(f)                                   Other Rights and Remedies.  In addition to all of the rights and remedies contained in this Agreement or in any of the other Loan Documents (including the Mortgages), each Agent shall have all of the rights and remedies of a secured party under the Uniform Commercial Code or other applicable Law, all of which rights and remedies shall be cumulative and non-exclusive, to the extent permitted by Law. Any Agent may, and upon the request of the Required Lenders shall, exercise all post-default rights granted to such Agent and the Lenders under the Loan Documents or applicable Law.

(g)                                  Notice of Sale.  Any notice required to be given by the Collateral Agent of a sale, lease, or other disposition of the Collateral or any other intended action by the Collateral Agent, if given ten (10) days prior to such proposed action, shall constitute commercially reasonable and fair notice thereof to the Borrower and each other Loan Party.

ARTICLE 10
AGENTS

Section 10.01.                   Appointment and Authority.  Credit Suisse is hereby appointed Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents and each Lender hereby authorizes Credit Suisse to act as the Administrative Agent and the Collateral Agent in accordance with the terms hereof and the other Loan Documents.  Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Loan Documents, as applicable.  Each of the Lenders authorizes the Administrative Agent and the Collateral Agent in such capacities to take such actions on its behalf and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. Concurrently herewith, each Lender directs the Administrative Agent and the Collateral Agent, in each of its capacities, and Administrative Agent and the Collateral Agent, in each if its capacities, is authorized to enter into the Loan Documents and any other related agreements in the forms presented to such Agent and negotiate, enforce or the settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender.  The provisions of this Article 10 are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and each sub-agent appointed by the Administrative Agent, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent, the Collateral Agent or any sub-agent appointed by the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 10.02.                   Rights as a Lender.  If applicable, the Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 10.03.                   Exculpatory Provisions.

(a)                                 No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, each Agent:

(i)                                     shall not be subject to any fiduciary or other implied duties, covenants, functions, obligations, responsibilities or liabilities, regardless of whether a Default has occurred and is continuing;

(ii)                                  shall not have any duty to take any discretionary action or exercise any discretionary powers, including in each case, without limitation, any expression of approval or satisfaction, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that each Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) and in the absence of such direction or consent may refrain from taking any such discretionary actions or exercising any such discretionary power, provided that no Agent shall be required to take any action that, in their respective opinion or the opinion of their counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)                               shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent and the Collateral Agent or any of their Affiliates in any capacity.

(b)                                 No Agent shall be liable for any action taken or not taken by it (i) at the direction, with the consent or at the request of (or non-objection by) the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.

(c)                                  Each Agent and their respective officers, directors, employees, advisors, agents, attorneys-in-fact and affiliates shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report, statement or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the value, validity, enforceability, effectiveness, sufficiency or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or for the failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder, or (v) the satisfaction of any condition set forth in Article 7 or elsewhere herein.

(d)                                 No provision of this Agreement or any related document shall require any Agent to expend or risk its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have grounds to believe that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

(e)                                  In no event shall any Agent be responsible or liable for special, indirect, exemplary, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit).

(f)                                   No Agent shall be liable for failing to comply with its obligations under this Agreement in so far as the performance of such obligations is dependent upon the timely receipt of instructions and/or other information from any other person which are not received or not received by the time required.

(g)                                  No Agent shall have any duty or responsibility in respect of (i) creating, monitoring or maintaining the perfection, continuation of perfection or the creating, sufficiency or validity of any security interest in or related to the Collateral, (ii) the acquisition or maintenance of any insurance or (iii) the payment or discharge of any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Collateral.  The Collateral Agent shall be authorized to file any financing or continuation statements or record any documents or instruments in any public office at any time or times or otherwise perfect or monitor or maintain any security interest in the Collateral.

(h)                                 In no event shall any Agent be liable for any failure or delay in the performance of its obligations under this Agreement or any related documents because of circumstances beyond such Agent’s control, including, but not limited to, a failure, termination, or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Agreement or any related documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond such Agent’s control whether or not of the same class or kind as specified above.

(i)                                     For the avoidance of doubt, each Agent’s rights, protections, indemnities and immunities provided herein shall apply to such Agent for any actions taken or omitted to be taken under any Loan Document and any other related agreements in any of its capacities.

Section 10.04.                   Reliance by Agent.  Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Without limiting the generality of the foregoing, each Agent: (i) makes no warranty or representation to any Lender or any other Person and shall not be responsible to any Lender or any Person for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or the other Loan Documents; (ii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the other Loan Documents or any related documents on the part of the Borrower, the Loan Parties or any other Person or to inspect the property (including the books and records) of the Borrower and Loan Parties; and (iii) shall not be responsible to any Lender or any other Person for the due execution, legality, validity, enforceability, genuineness, sufficiency, ownership, transferability or value of any Collateral, this Agreement, the other Loan Documents, any related document or any other instrument or document furnished pursuant hereto or thereto.  No Agent shall have any liability to the Borrower, any Loan Party or any Lender or any other Person for the Borrower’s, any Loan Party’s or any Lender’s, as the case may be, performance of, or failure to perform, any of their respective obligations and duties under this Agreement or any other Loan Document.  Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate and unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.  For purposes of clarity, phrases such as “satisfactory to the Administrative Agent,” “satisfactory to the Collateral Agent,” “approved by the Administrative Agent,” “approved by the Collateral Agent,” “acceptable to the Administrative Agent,” “acceptable to the Collateral Agent,” “as determined by the Administrative Agent,” “as determined by the Collateral Agent,” “in the Administrative Agent’s discretion,” “in the Collateral Agent’s discretion,” “selected by the Administrative Agent,” “selected by the Collateral Agent,” “elected by the Administrative Agent,” “elected by the Collateral Agent,” “requested by the Administrative Agent,” “requested by the Collateral Agent,” “waived by the Administrative Agent,” “waived by the Collateral Agent,” “consented to by the Administrative Agent,” “consented to by the Collateral Agent,” “agreed by the Administrative Agent” “agreed by the Collateral Agent” and phrases of similar import (including, without limitation, any actions required of any of the Agents in connection with the collection, adjustment or settlement under an insurance policy pursuant to any Loan Document, or any actions required of the Administrative Agent or Collateral Agent, as applicable, in connection with or arising from the Cases) that authorize and permit the Administrative Agent or the Collateral Agent to approve, disapprove, determine, act or decline to act in its discretion may be subject to the Administrative Agent or the Collateral Agent receiving written direction or consent from (or non-objection by) the Required Lenders to take such action or to exercise such rights.

Section 10.05.                   Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more agents or attorneys-in-fact selected by the Administrative Agent. The Administrative Agent and any such agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory, indemnification and other provisions of Section 10.03 and Section 10.11 shall apply to any such agent or attorney-in-fact and to the Related Parties of the Administrative Agent and any such sub agent. The Administrative Agent shall not be responsible for the negligence or misconduct or for the supervision of any agents or attorneys-in-fact selected by it, except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such agents or attorneys-in-fact.  Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents, or any Affiliates of any sub-agents, except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 10.06.                   Resignation of Agent.  (a)     The Administrative Agent or Collateral Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent (unless an Event of Default shall have occurred and is continuing) of the Borrower (not to be unreasonably withheld or delayed), to appoint a successor agent. If no such successor shall have been so appointed by the Required Lenders (and consent to by the Borrower, if applicable) and shall have accepted such appointment within 30 days after the retiring Administrative Agent or Collateral Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders and the Borrower, if applicable) (the “Resignation Effective Date”), then the retiring Administrative Agent or Collateral Agent may (but shall not be obligated to) on behalf of Lenders with the consent of the Borrower (if required as provided above) appoint a successor agent hereunder; provided that if no successor agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date of such notice of resignation was given by Administrative Agent or Collateral Agent, such resignation shall nonetheless become effective in accordance with such notice on the Resignation Effective Date and the retiring Administrative Agent or Collateral Agent, as the case may be, shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Secured Parties under any of the Loan Documents or any Secured Hedge Agreements, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed).

(b)                                 With effect from the Resignation Effective Date (i) the retiring Administrative Agent or Collateral Agent, as the case may be, shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent or Collateral Agent, as the case may be, all payments, communications and determinations provided to be made by, to or through the Administrative Agent or Collateral Agent, as the case may be, shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders (with the Borrower’s consent, if applicable) appoint a successor Administrative Agent or Collateral Agent, as the case may be, as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as the case may be, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent or Collateral Agent, as the case may be, (other than as provided in Section 5.10 and other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent or Collateral Agent, as the case may be, as of the Resignation Effective Date), and the retiring Administrative Agent or Collateral Agent, as the case may be, shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent or Collateral Agent, as the case may be, shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor Administrative Agent or Collateral Agent, as the case may be. After the retiring Administrative Agent’s or Collateral Agent’s, as the case may be, resignation or removal hereunder and under the other Loan Documents, the provisions of this Article 10 and Section 11.03 shall continue in effect for the benefit of such retiring Agent, its agents, attorneys-in-fact and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring  Agent was acting as Agent.  Unless the Administrative Agent so elects, any resignation of Credit Suisse as Administrative Agent pursuant to this Section 10.06 shall not also constitute the resignation of Credit Suisse as Collateral Agent and (ii) unless Collateral Agent so elects, any resignation of Credit Suisse as Collateral Agent pursuant to this Section 10.06 shall not also constitute the resignation of Credit Suisse as Administrative Agent

Section 10.07.                   Non-Reliance on Agent and Other Lenders.  Each Lender expressly acknowledges that neither any of the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys in fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by such Agent to any Lender.  Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys in fact or affiliates.  Each Lender acknowledges that the Borrower and certain Affiliates of the Loan Parties may purchase Term Loans hereunder from Lenders from time to time, subject to the restrictions set forth in Sections 2.09 and 2.10.  Each Lender, by delivering its signature page to this Agreement, an Assignment and Acceptance and funding its Term Loan on the Closing Date or by the funding of any Incremental Term Loans, Refinancing Term Loans or Extended Term Loans as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Required Lenders or Lenders, as applicable on the Closing Date or as of the date of funding of such Incremental Term Loan, Refinancing Term Loan, Extended Term Loan.

Section 10.08.                   Notice of Default.  No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless a Responsible Officer of such Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that any Agent receives such a notice, such Agent shall give notice thereof to the Lenders.  The Administrative Agent and the Collateral Agent shall take such actions with respect to such Default or Event of Default as shall be directed by the Required Lenders (or, if so specified by this Agreement, all Lenders).

Section 10.09.                   Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent or the Collateral Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent or the Collateral Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Sections 2.02 and 11.03) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to any Agent and, in the event that any Agent shall consent to the making of such payments directly to the Lenders to pay to such Agent any amount due for the reasonable compensation, expenses, disbursements and advances of such Agent and its agents and counsel, and any other amounts due to any Agent under Sections 2.02 and 11.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent or the Collateral Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent or the Collateral Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 10.10.                   Banking Law.  In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (“Banking Law”), the

Administrative Agent is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Administrative Agent.  Accordingly, each of the parties hereto agrees to provide to the Administrative Agent upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Administrative Agent to comply with Banking Law.

Section 10.11.                   Intercreditor Agreements, Collateral Matters and Specified Amendments.

(a)                                 Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 11.08) hereby authorizes and directs each Agent to enter into (x) any split-collateral (to permit an ABL Facility to have a senior lien on all or any portion of ABL Priority Collateral), pari passu or junior lien intercreditor agreement reasonably acceptable to the Agents (each, an “Applicable Intercreditor Agreement”) and (y) any agreement required in connection with any Permitted Receivables Financing reasonably acceptable to the Agents (each, a “Receivables Consent Agreement”), in each case, on behalf of such Lender in order to effectuate the transactions permitted by this Agreement and agrees that such Agent may take such actions on its behalf as is contemplated by the terms of such Applicable Intercreditor Agreement or Receivables Consent Agreement.  Without limiting the provisions of Sections 10.03 and 11.03, each Lender hereby consents to Credit Suisse and any successor serving in the capacity of the Administrative Agent and the Collateral Agent and agrees not to assert any claim (including as a result of any conflict of interest) against Credit Suisse, or any such successor, arising from the role of such Agent or other agent under any such agreements so long as it is either acting in accordance with the terms of such documents.  In addition, Credit Suisse or any such successors shall be authorized, without the consent of any Lender, to execute or to enter into amendments of, and amendments and restatements of, any Applicable Intercreditor Agreement or Receivables Consent Agreement, in each case, in order to (x) with respect to any Applicable Intercreditor Agreement, effect the subordination of and to provide for certain additional rights, obligations and limitations in respect of, any Liens required by the terms of this Agreement to be Liens senior to (solely in the case of ABL Priority Collateral), junior to, or pari passu with, the Obligations, that are incurred as permitted by this Agreement, and to establish certain relative rights as between the holders of the Obligations and the holders of the Debt secured by such Liens senior to (solely in the case of ABL Priority Collateral), junior to or pari passu with the Obligations, including as contemplated by Section 8.02(b) and (y) with respect to any Receivables Consent Agreement, provide for certain obligations and limitations in connection with the pledge of equity interests of any Securitization Subsidiary under the Pledge Agreement.

(b)                                 The Lenders irrevocably authorize the Administrative Agent and the Collateral Agent to enter into any amendment contemplated by Sections 2.06, 2.07 and 2.08 and clause (xiii) of the definition of Permitted Liens.

Section 10.12.                   Collateral Documents and Guaranty.

(a)                                 Agents under Collateral Documents and Guaranty.  Each Secured Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents; provided that neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Secured Hedge Agreement.  Without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Required Lenders (or such other number or percentage of Lenders as may be required to give such consent under Section 11.01) have otherwise consented, (ii) release any Guarantor from the Guaranty pursuant to the Guaranty Agreement, pursuant to any transaction permitted hereunder pursuant to which such Guarantor ceases to be required to be a Guarantor hereunder or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (iii) subordinate the Collateral Agent’s Lien on the Collateral to any Permitted Lien thereon that is permitted to be prior to the Collateral Agent’s Lien in accordance with this Agreement. Neither the Administrative Agent nor the Collateral Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent or the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(b)           Rights under Secured Hedge Agreements.  No Secured Hedge Agreement will create (or be deemed to create) in favor of any Lender Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Loan Documents except as expressly provided in Section 11.01 of this Agreement.  By accepting the benefits of the Collateral, such Lender Counterparty shall be deemed to have appointed the Collateral Agent as its agent and agreed to be bound by the Loan Documents as a Secured Party, subject to the limitations set forth in this clause (b).

(c)           Release of Collateral and Guarantees, Termination of Loan Documents.  Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than contingent indemnification obligations for which no claim has been asserted or threatened in writing and obligations in respect of any Secured Hedge Agreement) have been Paid in Full, upon the written request of the Borrower (accompanied by such certificates and other documentation as the Administrative Agent may reasonably require), the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Secured Hedge Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Secured Hedge Agreements.  Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.  Any release of Collateral or Guarantors effected in the manner permitted by this Agreement (including under Section

11.15) or the Security Agreement and Pledge Agreement shall not require the consent of holders of Obligations under the Secured Hedge Agreements.

ARTICLE 11
MISCELLANEOUS

Section 11.01.      Modifications, Amendments or Waivers.  Except as set forth in Sections 2.06, 2.07, 2.08 and 10.11, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) and the Borrower, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided that, except as otherwise expressly contemplated by this Agreement, no such agreement, waiver or consent may be made which will:

(a)           Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment. Extend the Stated Maturity Date of any Class of Term Loans or the time for payment of principal or interest of any Loan (it being understood that the waiver of, or amendment to the terms of, any mandatory prepayment shall not constitute such an extension), or any premium or fee payable to any Lender, or reduce the principal amount of, or the rate of interest borne by, any Loan or reduce any fee or premium payable to any Lender, without the consent of each Lender directly affected thereby;

(b)           Release of Collateral or Guarantor.  Except for sales of assets permitted by Sections 8.02(c), 8.02(d) or other transactions expressly permitted hereunder, release all or substantially all of the Collateral or all or substantially all of the Guarantors from their Obligations under the Guaranty Agreement without the consent of all Lenders (other than Defaulting Lenders); or

(c)           Miscellaneous. Amend Section 5.02, 5.03 or this Section 11.01, amend the definition of “Required Lenders,” alter any percentage specified in the definition of “Required Lenders,” alter any provision regarding the pro rata treatment of the Lenders or requiring all Lenders to authorize the taking of any action, impose any additional restrictions on any Lender’s ability to assign any of its rights or obligations, in each case without the consent of all Lenders;

provided that (x) no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent or the Collateral Agent may be made without the written consent of such Agent and (y) notwithstanding the foregoing, the Agent Fee Letter, the Term Loan Fee Letter and the Control Agreements may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto (without the consent of any other Person); provided, further, that, if in connection with any proposed waiver, amendment or modification referred to in Sections 11.01(a) through 11.01(c) above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a “Non-Consenting Lender”), then the Borrower shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 5.06(d).

Notwithstanding the foregoing, the Borrower and the Administrative Agent and the Collateral Agent, as applicable, may amend this Agreement and the other Loan Documents without the consent of any Lender (a) to cure any mistake or error (in each case, as reasonably determined by the Administrative Agent), so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment, (b) to add a Guarantor with respect to the Loans or collateral to secure the Loans or (c) to make administrative changes that do not adversely affect the rights of any Lender (including as contemplated by Section 2.06, Section 2.07, Section 2.08 and Section 10.11).  In addition, the Administrative Agent and the Collateral Agent, without the consent of any Lender, shall be permitted to enter into any amendments, waivers, modifications or supplements to any Applicable Intercreditor Agreement or Receivables Consent Agreement if the Administrative Agent or the Collateral Agent, as applicable, would have been permitted hereunder to enter into a new Applicable Intercreditor Agreement or Receivables Consent Agreement which contained the terms set forth in such amendment, waiver, modification or supplement, at the time when such amendment, waiver, modification or supplement is entered into; provided that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

Section 11.02.      No Implied Waivers; Cumulative Remedies.  No course of dealing and no delay or failure of any Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of each Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 11.01, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

Section 11.03.      Expenses; Indemnity; Damage Waiver.  (a) Costs and Expenses. The Borrower shall pay (i) all reasonable, out-of-pocket expenses incurred by each Agent, the Arrangers and their respective Affiliates (including, reasonable consultants’ and other professionals’ fees and in the case of legal fees, reasonable and documented fees, disbursements and other charges of one primary counsel to each Agent and the Arrangers, taken as a whole, and, one local counsel in any relevant jurisdiction to each of the Agents and Arrangers, taken as a whole), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated)), (ii) all out-of-pocket expenses (including, but not limited to, the fees and expenses of counsel and consultants’ and other professionals’ fee) incurred by each Agent, the Arrangers and their respective Affiliates or any Lender in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such expenses incurred during any workout, restructuring or negotiations in respect of such Loans, and (iii) all reasonable, out-of-pocket expenses of each Agent and such Agent’s agents engaged periodically to perform audits of the Loan Parties’ books, records and business properties during the continuation of an Event of Default.

(b)           Indemnification by the Borrower.  The Borrower shall defend, indemnify, release, and protect the Administrative Agent and the Collateral Agent (and any agent and attorney-in-fact thereof), each Arranger, each Lender, each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities (including strict liabilities), obligations, fines, penalties and related assessments, costs and expenses (including reasonable and documented fees and expenses of a single firm of counsel (plus, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for all similarly situated Indemnitees, plus, to the extent reasonably necessary, one local counsel to all similarly affected Indemnitees in each applicable jurisdiction and any special counsel)) in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or nonperformance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby (including the financing contemplated hereby or any transactions in connection therewith) or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) breach of representations, warranties or covenants of the Borrower under the Loan Documents, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, including any such items or losses relating to or arising under Environmental Health and Safety Laws or pertaining to environmental matters, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties, (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for a material breach in bad faith of such Indemnitee’s or its Related Parties’ obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) relate to any proceeding solely between or among Indemnitees other than (A) claims, litigation or proceedings against the Administrative Agent, the Collateral Agent, the Arrangers or their respective Affiliates, in each case, in their capacity or in fulfilling their role as the agent or arranger or any other similar role under the any Facility (excluding their role as a Lender) to the extent such Persons are otherwise entitled to receive indemnification under this paragraph or (B) claims, litigation or proceedings arising out of any act or omission on the part of the Borrower or any of its Affiliates.  This Section 11.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.  Without limiting the foregoing, matters subject to this Section 11.03(b) include (A) Contamination at, on, in, under or affecting any Real Property; (B) the presence, use, handling, management, Release, threat of Release, storage, treatment, production, generation, processing, refining, extraction, distribution, sale, collection, reclamation, recycling, disposal or manufacture of any Regulated Substances on, in, under or affecting any real property, whether owned or leased, of any Loan Party or any Subsidiary of a Loan Party or which may or have migrated to any surrounding areas from such real property or Borrower or any of its Subsidiaries arranging for disposal of or transportation to or from such real property of Regulated Substances; (C) the imposition, attachment, filing or recording of any Lien (other than a Permitted Lien) or other encumbrance authorized by Environmental Health and Safety Laws against the real property, whether owned or leased, of any Loan Party or any Subsidiary of a Loan Party and the removal of any such lien or encumbrances; (D) an Environmental Health and Safety Claim or Environmental Health and Safety Order relating or pertaining to the Real Property, the Borrower or any of its Subsidiaries; and (E) the failure to comply with or the violation of any Environmental Health and Safety Law, Environmental Health and Safety Permit or Environmental Health and Safety Order with respect to the real property, whether owned or leased, of any Loan Party or any Subsidiary of a Loan Party or the operations of the Borrower or any of its Subsidiaries.

(c)           Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Sections 11.03(a) or 11.03(b) to be paid by it to any Agent (or any of their respective agents or attorneys-in-fact thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any of their respective agents or attorneys-in-fact thereof) or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such agent or attorney-in-fact) in its capacity as such, or against any Related Party acting for such Agent (or any such agent or attorney-in-fact) in connection with such capacity.  If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Ratable Share thereof.

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in Section 11.03(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such damages are found to be a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of such Indemnitee.

(e)           Payments. All amounts due under this Section shall be payable not later than thirty (30) days after demand therefor.

Section 11.04.      Holidays.  Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 4.02) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Stated Maturity Date if the Stated Maturity Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

Section 11.05.      Notices; Effectiveness; Electronic Communication.  (a)  Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.05(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier (i) if to a Lender, to it at its address set forth in its administrative questionnaire, or (ii) if to any other Person, to it at its address set forth on Schedule 1.1(A).

Notices sent by hand shall be deemed to have been given when received (if such day is a Business Day, otherwise on the first Business Day after receipt), notices sent by overnight courier service shall be deemed to have been given one Business Day after deposit with a reputable overnight courier service, notices mailed by certified or registered mail shall be deemed to have been given five Business Days after being deposited in the mail, postage prepaid; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in Section 11.05(b) shall be effective as provided in such Section.

(b)           Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement);

provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Change of Address, Etc. Any party hereto may change its address, e-mail address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

Section 11.06.      Severability.  The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid, illegal or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without in any manner affecting the validity, legality or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

Section 11.07.      Duration; Survival.  All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement, the completion of the transactions hereunder and Payment In Full. All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Article 5 and Section 11.03, shall survive Payment In Full. All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the date hereof and until Payment In Full.

Section 11.08.      Successors and Assigns.

(a)           Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations under the Facility without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.08(b) or (ii) by way of participation in accordance with the provisions of Section 11.08(d) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.08(d) of this Section and, to the extent expressly contemplated hereby, the Related Parties and Indemnitees of each Agent and each of the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in Section 11.08(b)(i)(B) below in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)          in any case not described in Section 11.08(b)(i)(A) above, the principal outstanding balance of the Term Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)           Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loans assigned;

(iii)          Required Consents. No consent shall be required for any assignment except to the extent required by Section 11.08(b)(i)(B) and, in addition:

(A)          the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (i) an Event of Default has occurred and is continuing at the time of such assignment or (ii) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and

(B)          the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(iv)          Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

(v)           No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C)

to a Disqualified Institution or (D) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person); provided that notwithstanding anything to the contrary in this Agreement, (x) any Lender may, at any time, assign all or a portion of its rights and obligations with respect to Term Loans, Incremental Term Loans, Refinancing Term Loans and Extended Term Loans under this Agreement to the Borrower through Dutch auctions in accordance with Section 2.09 and Open Market Purchases in accordance with Section 2.10 and (y) the Borrower and the other Loan Parties and the Lenders acknowledge and agree that in no event shall the Administrative Agent (in its capacity as such) be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to any preclusions as to assignments to Disqualified Institutions.  Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to, in connection with its maintenance of the Register (or otherwise), ascertain, monitor or inquire as to whether any Lender is a Disqualified Institution or (y) have any liability with respect to any assignment or participation of Loans or Commitments, or any disclosure of confidential information, to any Disqualified Institution.  Notwithstanding the foregoing, no written identification of any Disqualified Institution by the Borrower shall apply retroactively to disqualify any Person from becoming a Lender to the extent that such Person has already become a Lender.

(vi)          Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire its full pro rata share of all Loans in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.08(c), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.08, 5.09, 5.10, and 11.03 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting

Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.08(d) of this Section.

Notwithstanding anything herein to the contrary, the Master Consent to Assignment, dated as of the date hereof, executed by the Borrower with respect to the initial primary syndication of the Initial Term Loans shall be deemed to satisfy the provisions of this Section 11.08(b).

(c)           Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at its Principal Office a copy of each Assignment and Acceptance delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders and principal amounts (and stated interest) of the Term Loan owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender, a Disqualified Institution or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 5.09(d) and the reimbursement under 11.03(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement (other than any amendment, modification or waiver that would (i) extend the Stated Maturity Date of or the time for payment of principal or interest of any Class of any Term Loan in which such participant is participating, or any premium or fee payable in respect of such Term Loan or reduce the principal amount of, or the rate of interest borne by, such Term Loan, or reduce any fee or premium payable in respect of such Term Loan, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Term Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), or (ii) except for sales of assets permitted by Sections 8.02(c), 8.02(d) or other transactions expressly permitted hereunder, release of all or substantially all of the Collateral or all or substantially all of the Guarantors from their Obligations under the Guaranty Agreement supporting the Term Loans hereunder in which such participant is participating).  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.08, 5.09 and 5.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.08(b) (it being understood that the documentation required under Section 5.09 shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 5.03 and 5.07 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 5.08 or 5.09, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.07 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.02(c) as though it were a Lender; provided that such Participant agrees to be subject to Section 5.03 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the Income Tax Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e)           Certain Pledges. Any Lender may at any time, without the consent of the Borrower or the Administrative Agent, pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 11.09.      Confidentiality.  (a) General. Each of the Administrative Agent, Collateral Agent, Arrangers and Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, legal counsels, accountants, advisors and other representatives and to other Persons authorized by the Administrative Agent, Collateral Agent, Arrangers and Lenders to organize, present or disseminate such Information in connection with disclosures otherwise made in accordance with this Section 11.09 (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory or quasi-regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or the order of any court or administrative agency, or in any pending legal or administrative proceeding; provided that, unless specifically prohibited by applicable law or court order, the disclosing party agrees to make reasonable efforts to provide the Borrower with prior notice of any such request to the extent practical (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency), (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or, Participant or in, or any prospective assignee of, or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower, (viii) to any rating agency or other data collectors when required by it (subject to customary rating agency confidentiality conditions) or (ix) to the extent such Information (Y) becomes publicly available other than as a result of a breach of this Section or (Z) becomes available to any Agent, Arranger, Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or the other Loan Parties. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to rating agencies, credit insurers, CUSIP Service Bureau, Inc. (or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans), market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)           Sharing Information With Affiliates of the Lenders. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement to any such Subsidiary or Affiliate subject to the provisions of Section 11.09(a).

Section 11.10.      Counterparts; Integration.  (a) Counterparts; Integration. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Agents or any Arranger or their respective Affiliates and any engagement letter with respect to financing hereunder constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail or other customary means of electronic transmission (including by PDF file) shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)           Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.11.      CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.  (a) Governing Law. This Agreement shall be deemed to be a contract under the Laws of the State of New York and shall be governed by, and construed in accordance with, the Laws of the State of New York, without regard to its conflict of laws principles that would require the application of any other Law.

(b)           SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF (OTHER THAN WITH RESPECT TO ACTIONS BY THE COLLATERAL AGENT IN RESPECT OF RIGHTS UNDER ANY COLLATERAL DOCUMENT GOVERNED BY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO), IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER

PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) IN ANY COURT REFERRED TO IN THIS SECTION 11.11. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.

(d)           SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.05. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e)           WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.12.      USA Patriot Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the USA Patriot Act.

Section 11.13.      No Fiduciary Duty.  Each Agent, each Arranger, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates. The Loan Parties acknowledge and agree that (a) the arranging and other services regarding this Agreement and the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Agents and the Lenders, on the one hand, and the Loan Parties, on the other, and (b) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents, (y) the Agents and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Agents or Lenders have any obligation to disclose any of such interests to the Borrower and its Affiliate, and (z) each Lender is acting solely as principal and not as an advisor, the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate, that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto and is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against any Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.14.      The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES (COLLECTIVELY, THE “AGENT PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF

ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET.

Section 11.15.      Authorization to Release Collateral and Guarantors.  Upon the written request of the Borrower (accompanied by such certificates and other documentation as the Collateral Agent may reasonably request), the Collateral Agent on behalf of the Secured Parties shall (and the Lenders hereby authorize the Collateral Agent to):

(a)           (i) release any Collateral that becomes Excluded Property (or any assets no longer required to be Collateral pursuant to the terms hereof or of any other Loan Document) or any Collateral consisting of assets or equity interests sold or otherwise disposed of in a sale or other disposition or transfer permitted under this Agreement (including under Section 8.02(c) or 8.02(d)), and (ii) release any Guarantor from its obligations under the Guaranty Agreement and the Collateral Documents if such Guarantor becomes a Non-Guarantor Subsidiary or ceases to be a Subsidiary pursuant to any sale, transfer, lease, disposition, merger or other transaction permitted by this Agreement, including, without limitation, in the event the ownership interests in such Guarantor are sold or otherwise disposed of or transferred to persons other than Loan Parties in a transaction permitted under this Agreement (including under Section 8.02(c) or 8.02(d));

(b)           (i) release, subordinate, enter into non-disturbance agreements or consent to the release by the Collateral Agent of any Collateral or Guarantor in connection with (x) any event contemplated in Section 11.15(a), (y) any easements, permits, licenses, rights of way, surface leases or other surface rights or interests permitted to be granted hereunder or any other Permitted Lien that is permitted to be prior to the Collateral Agent’s Lien on the Collateral in accordance with this Agreement or (z) any Payment in Full hereunder or termination hereof, and (ii) notwithstanding Section 11.01 or any other provision in any Loan Document to the contrary, amend, modify, supplement, restate, terminate or release in whole or in part any of the Loan Documents from time to time to (x) add Guarantors of the Obligations, (y) add property or other assets as Collateral, (z) approve of any correction or update to any Schedule hereto or to any other Loan Document to the extent such Schedule is being corrected in any manner that is not material or is being updated to reflect the consummation of any transaction or exercise of any rights of the Loan Parties permitted hereunder for which no consent is required or for which the required consent has been received, or (d) release from perfection any Lien created by any Loan Document that is no longer required by the terms hereof or such Loan Document to be perfected.

Section 11.16.      Right to Realize on Collateral and Enforce Guaranty.  Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, Collateral Agent and each Secured Party hereby agrees that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by Administrative Agent or Collateral Agent, as applicable, for the benefit of the Secured Parties, in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent for the benefit of the Secured Parties, in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition(including without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code) may be the purchaser or licensee of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other disposition.

Section 11.17.      Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)           the effects of any Bail-in Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 11.18.      Intercreditor. Notwithstanding anything to the contrary contained herein, the Collateral Agent and each Lender hereby acknowledges that the Liens and security interests securing the obligations evidenced by the Collateral Documents, the exercise of any right or remedy by such Collateral Agent thereunder or with respect thereto, and certain rights of the parties thereto are subject to the provisions of any Applicable Intercreditor Agreement that has been entered into by the Agent pursuant to the terms hereof.  In the event of any conflict between the terms of any such Applicable Intercreditor Agreement and the Collateral Documents, the terms of such Applicable Intercreditor Agreement shall govern and control.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first written above.

ARCH COAL, INC., as the Borrower

By:	/s/ John T. Drexler
Name: John T. Drexler
Title: Senior Vice President & Chief Financial Officer

[Signature Page to Term Loan Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent, Collateral Agent and a Lender

By:	/s/ Robert Hetu
Name: Robert Hetu
Title: Authorized Signatory

By:	/s/ Nicholas Goss
Name: Nicholas Goss
Title: Authorized Signatory

[Signature Page to Term Loan Credit Agreement]